Exhibit 10.23

EXECUTION VERSION

CONFIDENTIAL

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

STOCK PURCHASE AGREEMENT

AND

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ADAPTHEALTH CORP.,

ADAPTHEALTH LLC,

ELEANOR MERGER SUB, LLC,

SOLARA HOLDINGS, LLC,

AND

LCP SOLARA BLOCKER SELLER, LLC, IN ITS CAPACITY AS BLOCKER SELLER AND THE REPRESENTATIVE

May 25, 2020

i

Article V REPRESENTATIONS AND WARRANTIES OF BLOCKER SELLER		16

5.01	Status	16
5.02	Power and Authority	16
5.03	Enforceability	16
5.04	No Violations; Consents and Approvals	17
5.05	Capitalization; Ownership	17
5.06	Investments	17
5.07	Tax Matters	17
5.08	Holding Company	20
5.09	Litigation	20
5.10	Investment Representations	20
5.11	No Additional Representations or Warranties	21

Article VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21

6.01	Status	21
6.02	Power and Authority	21
6.03	Enforceability	21
6.04	Capitalization; Ownership	21
6.05	Subsidiaries	22
6.06	No Violation; Consents and Approvals	22
6.07	Financial Statements; No Undisclosed Liabilities	22
6.08	Absence of Certain Developments	24
6.09	Litigation Recalls; Other Product Issues	25
6.10	Environmental Matters	25
6.11	Title to Properties	26
6.12	Compliance with Laws	27
6.13	Labor and Employment Matters	27
6.14	Employee Benefit Plans	28
6.15	Tax Matters	30
6.16	Insurance	32
6.17	Licenses and Permits	33
6.18	Affiliated Transactions	33
6.19	Material Contracts	33
6.20	Intellectual Property	35
6.21	Data Privacy and Security	35
6.22	Key Customers and Suppliers	35
6.23	No Brokers	36
6.24	Condition and Sufficiency of Assets	36
6.25	Health Care Compliance	36
6.26	HIPAA	39
6.27	No Additional Representations or Warranties	40

Article VII PRE-CLOSING COVENANTS		40

7.01	Reasonable Best Efforts	40
7.02	Regulatory Filings	40
7.03	Conduct of the Business	41
7.04	Access to Information; Contact with Business Relations	42
7.05	Exclusivity	43
7.06	Confidentiality Agreement	43
7.07	Pre-Closing Reorganization	43
7.08	Notice of Certain Events	43
7.09	Financing	44
7.10	Company 2019 Audited Financials	46

Article VIII POST-CLOSING COVENANTS		46

8.01	Further Assurances	46
8.02	Director and Officer Liability and Indemnification	46
8.03	R&W Policy	47
8.04	Access to Books and Records	47
8.05	Transfer Taxes	48
8.06	Employment and Benefit Arrangements	48
8.07	Name Change	48
8.08	Overpaid Founder Earnout Amount	48
8.09	Restrictive Covenants.	49
8.10	Share Consideration Restrictions	49
8.11	NASDAQ Listing	50
8.12	Parent Common Stock Legend Removal	50

Article IX TAX COVENANTS		50

9.01	Tax Return Filing	50
9.02	Pre-Closing Tax Matters	51
9.03	Tax Proceedings	51
9.04	Cooperation	52
9.05	No Code Section 338 or Section 336 Election	52
9.06	Tax Refunds	52
9.07	Straddle Period	53
9.08	Closing of Tax Period	53
9.09	Allocation of the Closing Cash Payment	54
9.10	Tax Treatment of Payments	54
9.11	Intermediary Transaction Tax Shelter	54

Article X CONDITIONS TO THE OBLIGATIONS OF BUYER, PARENT AND MERGER SUB		54

10.01	Accuracy of Representations and Warranties	54
10.02	Compliance with Covenants	54
10.03	No Adverse Proceeding	55
10.04	No Material Adverse Effect	55
10.05	Termination of HSR Waiting Period	55

Article XI CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND BLOCKER SELLER		55

11.01	Accuracy of Representations and Warranties	55
11.02	Compliance with Covenants	55
11.03	No Adverse Proceeding	55
11.04	Termination of HSR Waiting Period	55

Article XII DEFINITIONS		55

12.01	Defined Terms	55
12.02	Other Definitional Provisions	68

Article XIII TERMINATION		69

13.01	Termination	69
13.02	Termination Fee	70
13.03	Effect of Termination	71

Article XIV SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY		71

14.01	Survival	71
14.02	Indemnification	71
14.03	Release of Indemnity Escrow Account	74
14.04	Release of Specific Escrow Account	75
14.05	Exclusive Remedy	75

Article XV GENERAL PROVISIONS		75

15.01	Notices	75
15.02	Entire Agreement	76
15.03	Expenses	76
15.04	Amendment; Waiver	77
15.05	Binding Effect; Assignment	77
15.06	Counterparts	77
15.07	Interpretation; Schedules	77
15.08	Governing Law; Interpretation	78
15.09	Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial	78
15.10	Specific Performance	79
15.11	Arm’s Length Negotiations; Drafting	79
15.12	Time	79
15.13	Made Available	79
15.14	Confidentiality; Publicity	79
15.15	Designation of the Representative	80
15.16	Acknowledgements	81
15.17	Company Representation	82
15.18	Non-Recourse Parties	83
15.19	Guaranty of Obligations of Buyer	83
15.20	Prevailing Party	83
15.21	Debt Financing Arrangements	84

EXHIBITS

Exhibit A	Unitholder Consent
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Paying Agent Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Allocation Schedule
Exhibit F	Form of Escrow Agreement
Exhibit G	Working Capital
Exhibit H	Pre-Closing Reorganization
Exhibit I	Accounting Principles
Exhibit J	Investment Agreement
Exhibit K	Debt Commitment Letter
Exhibit L	Indemnity Matters
Exhibit M	Specific Matters

v

STOCK PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER

This STOCK PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of May 25, 2020, by and among AdaptHealth LLC, a Delaware limited liability company (“Buyer”), AdaptHealth Corp, a Delaware corporation (“Parent” and, together with Buyer, the “Buyer Parties”), Eleanor Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer (“Merger Sub”), Solara Holdings, LLC, a Delaware limited liability company (the “Company”), LCP Solara Blocker Seller, LLC, a Delaware limited liability company (“Blocker Seller”), and Blocker Seller in its capacity as the Representative (as hereinafter defined). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 12.01. Buyer, Parent, Merger Sub, the Company, Blocker Seller and Representative are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Blocker Seller is the record and beneficial owner of 100% of the issued and outstanding shares of capital stock (the “Blocker Shares”) of LCP Solara Blocker Corp., a Delaware corporation (“Blocker”);

WHEREAS, as of the date hereof, Blocker is the record and beneficial owner of certain limited partnership interests (the “Blocker Splitter Interests”) of LCP Solara Splitter, LP, a Delaware limited partnership (“Splitter”);

WHEREAS, after giving effect to the Pre-Closing Reorganization and immediately prior to the Closing, Blocker will be the record and beneficial owner of certain Class A Preferred Units and Class A Common Units of the Company (collectively, the “Blocker Company Units”);

WHEREAS, Blocker Seller desires to sell to Parent, and Parent desires to purchase from Blocker Seller, 100% of the Blocker Shares, on the terms and subject to the conditions set forth in this Agreement (the “Blocker Purchase”);

WHEREAS, immediately following the closing of the Blocker Purchase, Buyer, Merger Sub and the Company desire to merge Merger Sub with and into the Company, with the Company surviving the merger and continuing as the surviving company (the “Merger”);

WHEREAS, the board of directors (or the equivalent governing body) of each Buyer, Merger Sub and the Company have each unanimously approved the Merger and deemed it advisable and in the best interests of their respective equityholders and have directed that this Agreement be submitted to their respective equityholders for adoption;

WHEREAS, the sole and managing member of Blocker Seller has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Parent has unanimously approved this Agreement and the Transactions;

WHEREAS, Buyer, acting as the sole equityholder of Merger Sub, has approved the Merger, this Agreement and the Transactions; and

WHEREAS, the Unitholders holding, in the aggregate, not less than the minimum number of votes required to approve the Merger in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the LLC Agreement have approved the Merger, this Agreement and the Transactions pursuant to a written consent, a copy of which is attached hereto as Exhibit A (the “Unitholder Consent”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
THE BLOCKER PURCHASE

1.01         Sale of the Blocker Shares. Subject to and upon the terms and conditions of this Agreement, immediately prior to the Effective Time, Blocker Seller shall sell to Parent, and Parent shall purchase from Blocker Seller, all right, title and interest in and to the Blocker Shares, free and clear of all Liens, other than Liens relating to the transfer of securities arising under the Securities Act.

1.02         Consideration. In consideration for the Blocker Shares, Parent shall pay Blocker Seller (collectively, the “Blocker Purchase Price”):

(a)            an aggregate amount of cash equal to the portion of the Estimated Closing Cash Payment as set forth on the Estimated Closing Statement under the heading “Blocker Closing Payment” (the “Blocker Closing Payment”); plus

(b)            an aggregate amount of cash equal to the applicable portion (as determined by the Representative based on the Distribution Principles) of any Future Distribution Amount; plus

(c)            the portion of the Share Consideration payable to the Blocker Seller as set forth on the Estimated Closing Statement, in restricted book-entry form in the books and records maintained by the transfer agent for Parent Common Stock; provided, that Blocker Seller may, in its sole discretion, direct that any Share Consideration that is payable to Blocker Seller hereunder instead be delivered at the Closing to, and registered in the name of, LCP IV-A.

1.03         Closing. The closing of the Blocker Purchase shall take place on the Closing Date immediately prior to the Effective Time (the “Blocker Closing”).

Article II
THE MERGER

2.01         Merger. Subject to and upon the terms and conditions of this Agreement and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving limited liability company. The Company, as the surviving limited liability company in the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

2.02         Effective Time; Closing. At the Closing, the Company, Buyer, and Merger Sub shall cause a certificate of merger in the form of Exhibit B attached hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required by the DLLCA to complete the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Buyer and the Company shall agree and shall specify in the Certificate of Merger (the “Effective Time”).

2.03         Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of DLLCA. Without limiting the generality of the foregoing, from and after the Effective Time, all of the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.04        Certificate of Formation. The certificate of formation of the Company in effect at the Effective Time shall be the certificate of formation of the Surviving Company until amended in accordance with applicable Law.

2.05        Limited Liability Company Agreement. The limited liability company agreement of Merger Sub in effect at the Effective Time shall be the limited liability company agreement of the Surviving Company until amended in accordance with applicable Law; provided that, such limited liability company agreement shall maintain the same economics and ownership of the Blocker Company Units owned by Blocker as was maintained by the limited liability company agreement of the Company immediately before the Effective Time.

2.06         Managers and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, the managers and officers of Merger Sub at the Effective Time shall be the managers and officers, as applicable, of the Surviving Company.

2.07         Conversion of Company Units. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of the Unitholders, the following shall occur:

(a)            Preferred Units. Each Preferred Unit issued and outstanding immediately prior to the Effective Time (other than any Preferred Units to be cancelled pursuant to Section 2.07(e), if any, and Blocker Company Units) shall be cancelled and extinguished and shall be converted into the right to receive an amount in cash, without interest, equal to a portion of the Estimated Closing Cash Payment and Share Consideration, in each case, as set forth on the Estimated Closing Statement.

(b)           Vested Common Units. Each Vested Common Unit outstanding immediately prior to the Effective Time (other than the Class Z Common Units outstanding immediately prior to the Effective Time, Vested Common Units to be cancelled pursuant to Section 2.07(e), if any, and Blocker Company Units) shall be cancelled and extinguished and shall be converted into the right to receive a portion of the Share Consideration as set forth on the Estimated Closing Statement and an amount in cash, without interest, equal to:

(i)            a portion of the Estimated Closing Cash Payment as set forth on the Estimated Closing Statement, plus

(ii)            the applicable portion (as determined by the Representative based on the Distribution Principles) of any Future Distribution Amount.

(c)           Class Z Common Units. Each Class Z Common Unit outstanding immediately prior to the Effective Time (other than Class Z Common Units to be cancelled pursuant to 2.07(e), if any) shall be cancelled and extinguished and shall be converted into the right to receive a portion of the Share Consideration as set forth on the Estimated Closing Statement and an amount in cash, without interest, equal to:

(i)            a portion of the Estimated Closing Cash Payment as set forth on the Estimated Closing Statement, plus

(ii)            the applicable portion (as determined by the Representative based on the Distribution Principles) of any Future Distribution Amount.

(d)           Unvested Common Units. Each Unvested Common Unit outstanding immediately prior to the Effective Time shall be cancelled and extinguished and no cash or other consideration shall be paid with respect thereto.

(e)           Cancellation of Treasury Units. Each Preferred Unit and Common Unit (including any Unvested Common Unit) held immediately prior to the Effective Time by the Company in treasury, if any, or held by any of the Buyer Parties or any of their respective Subsidiaries (excluding the Blocker Company Units) shall be cancelled and no cash or other consideration shall be paid with respect thereto.

(f)           Blocker Company Units. The Blocker Company Units shall be converted into and exchanged for an equal number of validly issued Preferred Units and Class A Common Units of the Surviving Company (which newly issued Preferred Units and Class A Common Units of the Surviving Company shall reflect the same economics and ownership of the Blocker Company Units owned by Blocker immediately before the Effective Time) and there shall be no payments made to Buyer or Blocker in respect of the Blocker Company Units pursuant to this Section 2.07.

2.08         Conversion of Merger Sub Units. The units or limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for validly issued Class A Preferred Units, Class B Preferred Units, Class A Common Units, Class B Common Units and Class Z Common Units of the Surviving Company with the same economics as the Class A Preferred Units, Class B Preferred Units, Class A Common Units, Class B Common Units and Class Z Common Units outstanding immediately prior to the Effective Time (other than the Blocker Company Units owned by Blocker).

2.09         Unitholders Payments; Letters of Transmittal.

(a)           Prior to the Closing, Buyer and the Representative shall enter into a payments administration agreement, in substantially the form attached hereto as Exhibit C, with Acquiom Financial LLC (the “Paying Agent” and such agreement, the “Paying Agent Agreement”). The Paying Agent shall act as paying agent in effecting payments to Designated Unitholders and the exchange of cash for Class A Preferred Units, Class B Preferred Units, Class A Common Units, Class B Common Units and Class Z Common Units (other than the Blocker Company Units and any Class A Preferred Unit, Class B Preferred Unit, Class A Common Unit, Class B Common Unit and Class Z Common Unit cancelled pursuant to Section 2.07(d) or 2.07(e)).

(b)           Within fifteen Business Days following the date hereof, to the extent not delivered prior to the date hereof, the Company shall, or shall instruct the Paying Agent to, deliver to each Designated Unitholder a letter of transmittal, substantially in the form of Exhibit D attached hereto (the “Letter of Transmittal”).

(c)           If a Designated Unitholder delivers its duly completed and validly executed Letter of Transmittal to the Paying Agent on or prior to the Closing Date, then at the Closing the Company shall instruct the Paying Agent to deliver to such Designated Unitholder the portion of the Estimated Closing Cash Payment payable to such Designated Unitholder pursuant to Section 2.07. If a Designated Unitholder delivers its duly completed and validly executed Letter of Transmittal to the Paying Agent after the Closing Date, then promptly thereafter, the Company shall instruct the Paying Agent to deliver to such Designated Unitholder the portion of the Estimated Closing Cash Payment payable to such Designated Unitholder pursuant to Section 2.07, and any Future Distribution Amount that such Designated Unitholder is entitled to receive pursuant to Section 2.07 at that time. From and after the Closing, each Preferred Unit, Class A Common Unit and Class B Common Unit (other than the Blocker Company Units and any Preferred Unit, Class A Common Unit and Class B Common Unit cancelled pursuant to Section 2.07(d) or 2.07(e)) shall represent solely the right to receive the portion of the Transaction Consideration into which the Class A Preferred Units, Class B Preferred Units, Class A Common Units, Class B Common Units and Class Z Common Units shall have been converted pursuant to Section 2.07, without interest. None of the Surviving Company or any other Party shall be liable to a Designated Unitholder for any cash or interest thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law.

2.10        Required Withholding. Each of Buyer, the Escrow Agent, the Paying Agent, the Surviving Company (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement or any other agreements referenced herein) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement or any other agreements referenced herein such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or non-U.S. Tax Law; provided that, except with respect to payments in the nature of compensation to be made to employees or former employees of the Company and its Subsidiaries, if Buyer, the Escrow Agent, the Paying Agent or the Surviving Company determines that an amount is required to be deducted and withheld, Buyer shall provide the payee, at least three Business Days prior to the date the applicable payment is scheduled to be made, (a) with written notice of the intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld and any provision of applicable U.S. federal, state, local or non-U.S. Law pursuant to which such deduction or withholding is required and (b) a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding (or reduce such withholding). To the extent such amounts are so deducted or withheld and remitted to the proper Taxing Authority, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

Article III
CLOSING, TRANSACTION CONSIDERATION ADJUSTMENT

3.01        The Closing. The closing of the Transactions (the “Closing”) shall take place via the electronic exchange and release of signature pages to this Agreement and the other Transaction Documents, (a) at 10:00 a.m. local time on the second Business Day following satisfaction or waiver of all of the closing conditions set forth in Article X and Article XI hereof (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or (b) on such other date and at such time as are mutually agreed in writing by Buyer and the Company. The date on which Closing actually occurs is referred to herein as the “Closing Date.”

3.02        Closing Transactions. At the Closing:

(a)            the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

(b)           Buyer shall deliver or cause to be delivered:

(i)            to Blocker Seller (or LPC IV-A as provided in Section 1.02(c)), the Blocker Closing Payment and the portion of the Share Consideration as set forth in the Estimated Closing Statement, in restricted book-entry form in the books and records maintained by the transfer agent for Parent Common Stock reflecting the ownership of such shares of Parent Common Stock, along with evidence from the transfer agent of such ownership;

(ii)            to the Paying Agent, the Estimated Closing Cash Payment, less the Blocker Closing Payment;

(iii)            to each Designated Unitholder that has delivered a Letter of Transmittal to the Paying Agent prior to the Closing, the Share Consideration as set forth in the Estimated Closing Statement, in restricted book-entry form in the books and records maintained by the transfer agent for Parent Common Stock reflecting the ownership of such shares of Parent Common Stock by such Designated Unitholder, along with evidence from the transfer agent of such ownership; provided, that any Designated Unitholder may, in its sole discretion, direct that any Share Consideration that is payable to such Designated Unitholder hereunder instead be delivered to, and registered in the name of, any person or entity that such Designated Unitholder would otherwise be permitted to transfer the Share Consideration to pursuant to Section 8.10;

(iv)            to the Escrow Agent, the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Specific Escrow Amount; and

(v)            to the Representative, the Representative Holdback;

(c)           Buyer shall pay, on behalf of the Company and its Subsidiaries, all amounts necessary to fully discharge the then-outstanding balance of any Funded Debt listed on Schedule 3.02(c), pursuant to customary payoff letters from the holders of all such Funded Debt by wire transfer of immediately available funds to the account(s) designated by the holders of such Funded Debt (the “Payoff Letters”);

(d)           Buyer shall pay, on behalf of the Company and its Subsidiaries, all Transaction Expenses that remain unpaid as of the Effective Time, in the amounts and to the Persons identified by the Company prior to Closing;

(e)           Blocker Seller shall deliver to Parent:

(i)            the stock certificate(s) representing the Blocker Shares, together with duly executed stock powers;

(ii)            a certificate, dated as of the Closing Date and signed by an officer of Blocker Seller, stating that the conditions specified in Sections 10.01 and 10.02 with respect to Blocker and Blocker Seller have been satisfied;

(iii)            a certificate of the Secretary (or equivalent officer) of Blocker certifying that attached thereto are true and complete copies of (A) the articles of incorporation of Blocker, and all amendments thereto, as certified by the Delaware Secretary of State; and (B) the bylaws of Blocker, and all amendments thereto;

(iv)            a certificate of good standing dated not more than ten days prior to the Closing Date for Blocker from the Delaware Secretary of State, attesting to the good standing in such jurisdiction;

(v)            duly executed written resignations or removals, effective as of the Closing, of each such officers and members of the board of directors of Blocker designated by Parent in writing at least five Business Days prior to Closing; and

(vi)            an executed IRS Form W-9; provided that in no event shall Blocker Seller’s failure to provide such executed IRS Form W-9 be deemed to be a failure of any condition set forth in Section 10.02 to have been met and the sole remedy of any such failure shall be to withhold Taxes from the consideration otherwise payable to Blocker Seller hereunder in accordance with Section 2.10;

(f)           the Company shall deliver to Buyer:

(i)            a certificate, dated as of the Closing Date and signed by an officer of the Company, stating that the conditions specified in Sections 10.01 and 10.02 with respect to the Company have been satisfied;

(ii)            an executed IRS Form W-9 from each Designated Unitholder; provided that in no event shall any Designated Unitholder’s failure to provide such executed IRS Form W-9 be deemed to be a failure of any condition set forth in Section 10.02 to have been met and the sole remedy of any such failure shall be to withhold Taxes from the consideration otherwise payable to such Designated Unitholder hereunder in accordance with Section 2.10;

(iii)            duly executed written resignations or removals, effective as of the Closing, of each such officers and members of the board of managers of the Company designated by Buyer in writing at least five Business Days prior to Closing;

(iv)            evidence that the Management Services Agreement has been terminated effective as of no later than the Closing;

(v)            a certificate of the Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of (A) the certificate of formation of the Company, and all amendments thereto, as certified by the Delaware Secretary of State; and (B) the LLC Agreement, and all amendments thereto;

(vi)            a certificate of the Secretary (or equivalent officer) or member of each Subsidiary certifying that attached thereto are true and complete copies of (A) the certificate of formation of such Subsidiary, and all amendments thereto, as certified by the Secretary of State of the jurisdiction of formation of each such Subsidiary; and (B) the operating agreement of such Subsidiary, and all amendments thereto;

(vii)            certificates of good standing dated not more than ten days prior to the Closing Date for the Company and each of its Subsidiaries from the Secretary of State of the jurisdiction of formation of each such entity, attesting to the good standing in such jurisdiction of such entity; and

(viii)            the Payoff Letters;

(g)          the Representative shall deliver to Buyer (i) the Escrow Agreement, duly executed by the Representative and the Escrow Agent and (ii) the Paying Agent Agreement, duly executed by the Representative and the Paying Agent; and

(h)          The Buyer Parties shall deliver to the Representative:

(i)            a certificate, dated as of the Closing Date and signed by an officer of Buyer, stating that the conditions specified in Sections 11.01 and 11.02 with respect to Buyer and Merger Sub have been satisfied;

(ii)            a certificate, dated as of the Closing Date and signed by an officer of Parent, stating that the conditions specified in Sections 11.01 and 11.02 with respect to Parent have been satisfied; and

(iii)            the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(iv)            the Paying Agent Agreement, duly executed by Buyer and the Paying Agent.

3.03        Estimated Closing Cash Payment Adjustment.

(a)            Estimated Closing Cash Payment. Not less than two Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Estimated Closing Statement”) that sets forth (i) the Company’s good faith estimate of the Cash Amount, the outstanding amount of all Funded Debt as of immediately prior to the Closing, the Transaction Expenses Amount, the Working Capital and the Working Capital Surplus or Working Capital Deficit, if any, implied thereby and the Closing Cash Payment resulting therefrom (the “Estimated Closing Cash Payment”), (ii) the Representative’s determination, based on the Distribution Principles, of the portion of the Estimated Closing Cash Payment and Share Consideration payable to Blocker Seller, and (iii) the Representative’s determination, based on the Distribution Principles, of the portion of the Estimated Closing Cash Payment and Share Consideration payable to each Designated Unitholder, together with reasonable supporting detail of each of the foregoing items described in clauses (i) – (iii).

(b)           Final Calculations.

(i)            Within sixty days after the Closing Date, Buyer shall prepare and deliver to the Representative a statement setting forth Buyer’s good faith calculation of (A) Working Capital (and the Working Capital Surplus or Working Capital Deficit, if any, implied thereby), (B) the Cash Amount, (C) the outstanding amount of all Funded Debt as of immediately prior to the Closing, (D) the Transaction Expenses Amount, and (E) the Closing Cash Payment resulting therefrom (the “Closing Statement”). If Buyer does not deliver the Closing Statement to the Representative within sixty days after the Closing Date, the Representative (acting in its sole discretion) may elect by written notice to Buyer to deem the Estimated Closing Statement as the final Closing Statement that is final, binding and non-appealable by the Parties. After delivery of the Closing Statement, the Representative and its accountants and other representatives shall be permitted to make inquiries of, and request documents, information and supporting details from, Buyer and the Company and their accountants and other representatives regarding the Closing Statement. If the Representative has any objections to the Closing Statement, the Representative shall deliver to Buyer a statement (an “Objection Statement”) setting forth its objections (the “Objection Disputes”) to the Closing Statement and specific rationale for each objection along with a reconciliation to the Closing Statement. If an Objection Statement is not delivered to Buyer within sixty days after receipt of the Closing Statement by the Representative, then the Closing Statement as originally received by the Representative shall be the final Closing Statement that is final, binding and non-appealable by the Parties. If an item in the Closing Statement is not specifically included in any Objection Statement timely delivered to Buyer by the Representative, then as to such item the Closing Statement as originally received by the Representative shall be the final Closing Statement that is final, binding and non-appealable by the Parties. If an Objection Statement is timely delivered, then Buyer and the Representative shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty days after the delivery of the Objection Statement, the Representative and Buyer shall submit each unresolved Objection Dispute to Duff & Phelps (the “Firm”) to resolve such Objection Disputes and only such Objection Disputes. If Duff & Phelps refuses or is otherwise unable to act as the Firm, then Buyer and the Representative shall cooperate in good faith to appoint a nationally recognized independent accounting or valuation firm mutually agreeable to Buyer and the Representative, in which event “Firm” shall mean such firm. The Firm shall be requested to render a written determination of the unresolved Objection Disputes (acting as an expert and not as an arbitrator) within forty-five days following its retention, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (I) the definitions and other applicable provisions of this Agreement, (II) a single written presentation (which presentations shall be limited to the unresolved Objection Disputes) submitted by each of Buyer and the Representative to the Firm within fifteen days after its retention (which the Firm shall forward to the other Party) and (III) one written response submitted to the Firm within fifteen days after receipt of each presentation (which the Firm shall forward to the other Party) and not on independent review. Buyer and the Representative will instruct the Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand. The Firm’s determination of such Objection Disputes shall be final and binding upon the Parties and not subject to review by a court or other tribunal. The terms of appointment and engagement of the Firm shall be as reasonably agreed upon between Buyer and the Representative, and any associated engagement fees shall initially be allocated 50% to Buyer and 50% to the Representative; provided that such fees, costs and expenses of the Firm will ultimately be allocated between Buyer, on the one hand, and Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Firm that is unsuccessfully disputed by such Party (as finally determined by the Firm) bears to the total amount of disputed items submitted. For example, if the Representative submits an adjustment of $1,000 for a specific item in the Objection Statement, and if Buyer contests only $500 of the amount claimed by the Representative, and if the Firm ultimately resolves the dispute by awarding the Representative $300 of the $500 contested, then the fees, costs and expenses of the Firm will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to the Representative. Except as provided in this Section 3.03(b)(i), all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Firm shall be borne by the Party incurring such costs and expense. The process set forth in this Section 3.03(b) shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement or included in the calculation of Working Capital, the Cash Amount, the outstanding amount of all Funded Debt as of immediately prior to the Closing or the Transaction Expenses Amount.

(ii)            If the Closing Cash Payment based on the final Closing Statement as finally determined pursuant to Section 3.03(b)(i) is greater than the Estimated Closing Cash Payment, (x) Buyer shall promptly (but in any event within five Business Days after the final Closing Statement determined pursuant to Section 3.03(b)(i)) pay (A) to Blocker Seller, an amount equal to the applicable portion (as determined by the Representative based on the Distribution Principles) of such difference (collectively, the “Blocker Adjustment Payment”) and (B) to the Paying Agent, (I) the amount of such difference, less (II) the Blocker Adjustment Payment (which amount the Company shall instruct the Paying Agent to distribute to the Designated Unitholders based upon each such Designated Unitholder’s applicable portion thereof (as determined by the Representative based on the Distribution Principles), except as otherwise determined by the Representative in accordance with Section 15.15), in each case, by wire transfer of immediately available funds to the account designated by Blocker Seller or the Paying Agent, as applicable, and (y) Buyer and the Representative shall promptly (but in any event within five Business Days after the final Closing Statement is finally determined pursuant to Section 3.03(b)(i)) deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release the Adjustment Escrow Funds (A) to Blocker Seller, in an amount equal to the applicable portion (as determined by the Representative based on the Distribution Principles) of the Adjustment Escrow Funds and (B) to the Paying Agent, the remaining portion of the Adjustment Escrow Funds (which amount the Company shall instruct the Paying Agent to distribute to the Designated Unitholders based upon each such Designated Unitholder’s applicable portion (as determined by the Representative based on the Distribution Principles) thereof, except as otherwise determined by the Representative in accordance with Section 15.15), in each case, by wire transfer of immediately available funds to such the accounts designated by Blocker Seller, or the Representative, as applicable.

(iii)            If the Closing Cash Payment based on the final Closing Statement determined pursuant to Section 3.03(b)(i) is less than the Estimated Closing Cash Payment, Buyer and the Representative shall promptly (but in any event within five Business Days after the final Closing Statement is finally determined pursuant to Section 3.03(b)(i)) deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release the Adjustment Escrow Fund (x) to Buyer, in an amount equal to the lesser of (A) the amount by which the Estimated Closing Cash Payment is greater than the Closing Cash Payment based on the final Closing Statement determined pursuant to Section 3.03(b)(i), and (B) the Adjustment Escrow Funds, (y) to Blocker Seller, in an amount equal to the applicable portion (as determined by the Representative based on the Distribution Principles) of the remaining Adjustment Escrow Funds (after payment pursuant to clause (x)), and (z) to the Paying Agent, the remaining portion of the Adjustment Escrow Fund (after payment pursuant to clauses (x) and (y)) (which amount the Company shall instruct the Paying Agent to distribute to the Designated Unitholders based upon each such Designated Unitholder’s applicable portion (as determined by the Representative based on the Distribution Principles) thereof, except as otherwise determined by the Representative in accordance with Section 15.15), in each case, by wire transfer of immediately available funds to such the accounts designated by Buyer, Blocker Seller or the Representative, as applicable. If the amount of by which the Estimated Closing Cash Payment is greater than the Closing Cash Payment based on the final Closing Statement determined pursuant to Section 3.03(b)(i) is greater than the Adjustment Escrow Funds, Buyer will be entitled only to the full amount of the Adjustment Escrow Funds, which will be the sole and exclusive remedy and source of recovery for the Buyer Parties and their Affiliates with respect to any such shortfall and no Buyer Party or any Affiliate thereof will have any claim for any additional amounts from any Person in connection therewith.

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

3.04        Purpose of Closing Statement; Cooperation.

(a)            Purpose of Closing Statement. The Parties agree that the purpose of preparing the Closing Statement and calculating the Closing Cash Payment and the components thereof is solely to assess the accuracy of the amounts set forth in the Estimated Closing Statement, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, reserves classifications or estimation methodologies for the purpose of calculating the Closing Cash Payment than were used in the calculation of the Estimated Closing Cash Payment. The Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash Amount, Funded Debt, Working Capital, Transaction Expenses Amount and the Accounting Principles. The Closing Statement will entirely disregard (i) any and all effects on the assets or liabilities of the Company, Blocker and their Subsidiaries as a result of the Transactions or of any financing or refinancing arrangements entered into at any time by any of the Buyer Parties or any other transaction entered into by the Buyer Parties in connection with the consummation of the Transactions, and (ii) any of the plans, transactions, or changes which Buyer or Parent intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company, Blocker or their Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Buyer or Parent or any of their assets or liabilities. The Closing Statement will be based solely on facts and circumstances as they exist as of the Closing and will exclude the effect of any fact, event, change, circumstance, act, development or decision occurring after the Closing.

(b)            Cooperation. Following the Closing, Buyer shall, and shall cause the Surviving Company, its Subsidiaries and their respective officers, employees, consultants, accountants and agents to (i) reasonably cooperate with the Representative and its accountants and other representatives in connection with their review of the Closing Statement (including by providing the Representative with reasonable access to the employees of the Surviving Company and its Subsidiaries who are knowledgeable about the information contained in, and the preparation of, the Closing Statement) and (ii) provide any books, records and other information reasonably requested by the Representative and its accountants or other representatives in connection therewith.

(c)            Post-Closing Share Consideration. Buyer shall deliver or cause to be delivered to each Designated Unitholder that did not receive its Share Consideration at the Closing pursuant to Section 3.02(b)(iii) the Share Consideration as set forth in the Estimated Closing Statement, in restricted book-entry form in the books and records maintained by the transfer agent for Parent Common Stock reflecting the ownership of such shares of Parent Common Stock by such Designated Unitholder, along with evidence from the transfer agent of such ownership, within three Business Days of receiving confirmation from the Paying Agent that it has received a Letter of Transmittal from such Designated Unitholder; provided, that any Designated Unitholder may, in its sole discretion, direct that any Share Consideration that is payable to such Designated Unitholder hereunder instead be delivered to, and registered in the name of, any person or entity that such Designated Unitholder would otherwise be permitted to transfer the Share Consideration to pursuant to Section 8.10.

3.05        Acquisition Targets. [***]

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER, PARENT AND MERGER SUB

Buyer, Parent and Merger Sub jointly and severally represent and warrant to the Company and Blocker Seller as follows, as of the date hereof and as of the Closing:

4.01        Status. Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.02       Power and Authority. Each of Buyer, Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. All acts or proceedings required to be taken by Buyer, Parent, or Merger Sub applicable to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of Buyer’s, Parent’s, and Merger Sub’s obligations hereunder and thereunder have been properly taken. The issuance and delivery by Buyer of the Share Consideration to Blocker Seller and the Unitholders does not require any vote or other approval or authorization of any holder of any capital stock of Parent or any of its Subsidiaries.

4.03        Enforceability. This Agreement and the other Transaction Documents have been or will be duly authorized, executed and delivered by each of Buyer, Parent and Merger Sub, as applicable, and assuming the due and valid authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties hereto and thereto, this Agreement and the other Transaction Documents constitute or will constitute the legal, valid and binding obligation of each of Buyer, Parent and Merger Sub, as applicable, enforceable against each in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

4.04        No Violations; Consents and Approvals. The execution and delivery of this Agreement and the other Transaction Documents by Buyer, Parent and Merger Sub, and the consummation of the Transactions will not (a) violate any provision of the organizational documents of any of Buyer, Parent or Merger Sub, (b) violate any material Law applicable to, binding upon or enforceable against any of Buyer, Parent or Merger Sub, (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate any Contract to which any of Buyer, Parent or Merger Sub is a party or bound, (d) result in the creation or imposition of any Lien upon any of the material property or material assets of any of Buyer, Parent or Merger Sub, or (e) require the consent or approval of any Governmental Authority or any other Person, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Act.

4.05        Brokers. Except for fees payable to Deutsche Bank AG, none of Buyer, Parent nor Merger Sub has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the Transactions for which Blocker Seller or any Unitholder may be liable.

4.06        Financing. The Buyer Parties have delivered to the Company on the date hereof true, correct and complete copies of (i) an executed investment agreement (the “Investment Agreement”), which is attached hereto as Exhibit J, pursuant to which One Equity Partners VII, L.P. shall invest, subject to (and only to) the terms and conditions set forth therein, cash in Parent in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”) and (ii) an executed debt commitment letter from the lender(s) signatory thereto (collectively, including (x) any replacement, amendment or modification thereof and (y) all exhibits, schedules and annexes (other than the Fee Letters, which may be redacted as set forth below) to such letter, the “Debt Commitment Letter” and, together with the Investment Agreement, the “Financing Letters”), which is attached hereto as Exhibit K, pursuant to which the lenders party thereto have committed, subject to (and only to) the terms and conditions set forth therein, to provide debt financing in the amounts set forth therein for, among other things, the purposes of financing the transactions contemplated by this Agreement (being collectively referred to as the “Debt Financing”, and together with the Equity Financing, the “Financing”). As of the date hereof, the Financing Letters have not been amended, modified or replaced, and none of the provisions thereof have been waived, no such amendment, modification, replacement or waiver is pending or contemplated by the Buyer Parties or Merger Sub, or their respective Subsidiaries, or, to any of the Buyer Parties’ or Merger Sub’s, or their respective Subsidiaries’, knowledge, the other parties thereto, and the respective commitments contained in such letters have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, other than the Financing Letters, there are no other agreements, side letters or other arrangements to which the Buyer Parties or Merger Sub, or their respective Subsidiaries, is a party relating to the Financing or any of the Financing Letters. Buyer has delivered true, correct and complete copies to the Company of any fee letters in respect of the Financing on the date hereof (which letters may be redacted in a customary manner so long as such redacted provisions do not reduce the amount of the net cash proceeds of either the Equity Financing or the Debt Financing available to the Buyer Parties on the Closing Date or relate to or affect the conditionality of the Financing) (such fee letters, the “Fee Letters”). The Buyer Parties have fully paid or caused to be fully paid any and all commitment fees or other fees required to be paid as of the date hereof by the Financing Letters (or otherwise in respect of the Financing). There are no conditions precedent (including any subsequent approval process) to the obligations of the counterparties to the Financing Letters to fund the full amount of the Financing, other than (i) in the case of the Investment Agreement, the conditions expressly set forth therein, and (ii) in the case of the Debt Commitment Letter, the conditions expressly set forth therein. Assuming that the Financing is funded in accordance with the Financing Letters, the aggregate proceeds contemplated by the Financing, together with Buyer’s cash on hand, will be sufficient for the Buyer Parties on the Closing Date to (A) make the payments contemplated to be made or caused to be made by the Buyer Parties pursuant to Section 1.02 and (B) pay any and all fees and expenses required to be paid by the Buyer Parties in connection with the Closing and the Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or material breach on the part of the any of the Buyer Parties or Merger Sub, or their respective Subsidiaries, or, to the knowledge of the Buyer Parties or Merger Sub, or their respective Subsidiaries, any other parties thereto, under the Financing Letters, and none of the Buyer Parties or Merger Sub, or their respective Subsidiaries, has any reason to believe that any of the conditions to the Financing will fail to be satisfied on a timely basis or that the full amount of the Financing will be unavailable on the Closing Date. The execution, delivery and performance of the Financing Letters and the Fee Letters have been duly and validly authorized by all requisite action on the part of the Buyer Parties, and no other proceedings on the part of any of the Buyer Parties or that of their respective members or equityholders are necessary to authorize the execution, delivery or performance of the Financing Letters and the Fee Letters. As of the date hereof, the Financing Letters and the Fee Letters have been duly executed and delivered by the Buyer Parties and, to the knowledge of the Buyer Parties and Merger Sub and their respective Subsidiaries, each other party thereto and are valid and binding on the Buyer Parties and, to the knowledge of the Buyer Parties, each other party thereto, and are in full force and effect as of the date hereof, and enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law. Neither the execution and delivery of the Financing Letters and the Fee Letters by the Buyer Parties, nor compliance by the Buyer Parties with any of the provisions of the Financing Letters and the Fee Letters (I) conflicts with or results in a breach of any provisions of the organizational documents of Parent or Buyer, (II) results in any material breach of or constitutes (with or without notice or lapse of time or both) a default or requires any consent, in each case, under any material contract to which Parent or Buyer is a party or is subject or by which it or its assets are bound, or (III) violates any governmental order, law or permit applicable to Parent or Buyer or any of their properties or assets. Each of the Buyer Parties and Merger Sub hereby affirms and acknowledges that neither the obtaining of the Debt Financing or the Equity Financing, nor the completion of any issuance of debt or securities contemplated by the Debt Financing or the Equity Financing, is a condition to the Closing.

4.07        Capitalization.

(a)            The total number of shares of all classes of capital stock which Parent is authorized to issue is 250,000,000 shares, which consists of (a) 245,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), which Common Stock consists of (i) 210,000,000 shares of Class A Common Stock (“Class A Common Stock”) and (ii) 35,000,000 shares of Class B Common Stock (“Class B Common Stock”) and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of the close of business on March 31, 2020 (the “Capitalization Date”), there were 43,354,251 shares of Class A Common Stock outstanding, 30,563,799 shares of Class B Common Stock outstanding and no shares of Preferred Stock outstanding. As of the close of business on the Capitalization Date, (i) 3,037,761 shares of Class A Common Stock remained available for issuance pursuant to the AdaptHealth Corp. 2019 Stock Incentive Plan (the “Stock Plan”), (ii) options to purchase 3,416,666 shares of Class A Common Stock (“Parent Stock Options”) pursuant to the Stock Plan were outstanding, (iii) 1,486,956 unvested shares of Class A Common Stock granted pursuant to the Stock Plan were outstanding (together with the Parent Stock Options, the “Parent Stock Awards”), (iv) 1,000,000 shares of Class A Common Stock remained available for issuance pursuant to the AdaptHealth 2019 Employee Stock Purchase Plan and (v) public and private warrants to acquire 8,728,036 shares of Class A Common Stock were outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. From the Capitalization Date through and as of the date of this Agreement, no other shares of Common Stock or Preferred Stock have been issued other than shares of Common Stock issued in respect of the exercise of Parent Stock Options or grant or payment of Parent Stock Awards in the ordinary course of business. Parent does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect. The issuance of the Share Consideration is not, and will not be, subject to any preemptive rights, anti-dilution rights, rights of first refusal, rights of first offer, notice rights, approval/consent rights, voting rights, review rights or similar rights of any third party.

(b)            As of the date hereof, the issued and outstanding equity interests of Buyer consists of 73,932,507 units, of which 43,368,708 units are held, beneficially and of record by Parent. Parent possesses all power and control over the governance, management and internal affairs of Buyer.

(c)            Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its subsidiaries that is a “Significant Subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act), free and clear of any Liens (other than Liens arising under such Person’s organizational documents or Liens arising under any agreement governing indebtedness of Parent or any of its subsidiaries).

(d)            Except for changes resulting from the exercise or settlement of instruments set forth in Section 4.07(a) in accordance with their respective terms, there are no outstanding (i) equity securities of Parent, (ii) securities of Parent convertible or exercisable into or exchangeable for, at any time, equity securities of Parent, (iii) options or other rights to acquire from Parent, and no obligations of Parent to issue, any equity securities or securities convertible or exercisable into or exchangeable for equity securities of Parent, (iv) securities of Parent reserved for issuance for any purpose, (v) statutory or contractual rights of pre-emption or rights of first refusal with respect to, or obligation to repurchase, redeem or otherwise acquire, securities of Parent, or (vi) outstanding contracts to make any distribution of any kind with respect to any securities of Parent or any securities convertible, exercisable or exchangeable into any such security of Parent.

(e)            Parent has sufficient authorized, unissued and unreserved shares of Parent Common Stock pursuant to its organizational documents to issue the shares constituting the Share Consideration, and such shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid and nonassessable and free of restrictions on transfer (other than those expressly set forth in Section 8.10) and the issuance thereof will be free of any option, call, subscription, preemptive or similar right or Liens except for those created by the Blocker Seller or the Unitholders or arising under applicable securities Laws, and, assuming the accuracy of the representations of Blocker Seller in Article V and each Unitholder in such Unitholder’s Letter of Transmittal, such shares will, when issued, have been issued in compliance with all applicable federal and state securities Laws.

4.08         Investment Representation. The Buyer Parties are acquiring Blocker and the Company for their own account with the present intention of holding the securities of Blocker and the Company for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Each of Parent, Buyer and Merger Sub is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

4.09         Solvency. Immediately after giving effect to the Transactions and assuming the satisfaction of the conditions to Closing set forth in Article X, each of Parent, Buyer and assuming the accuracy of the representations set forth in Articles V and VI, Blocker and the Surviving Company and its Subsidiaries shall (a) be able to pay their respective debts as they become due; (b) own property which has a fair saleable value greater than the amounts required to pay their respective debts as and when they become due (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Buyer, Merger Sub, Blocker or the Company or its Subsidiaries.

4.10         Litigation. There are no Proceedings pending or, to Buyer’s knowledge, threatened in writing against Parent, Buyer, or Merger Sub, at law or in equity, before or by any Governmental Authority which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the Transactions.

4.11        SEC Documents.

(a)            Parent has filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”), on a timely basis or having received the appropriate extension of time within which to file, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent with or to the SEC, including all reports that Parent was required to file pursuant to Section 13 of the U.S. Securities Exchange Act of 1934 (such Act, the “Exchange Act”, and such documents, the “Parent SEC Documents”). As of their respective filing dates or, in the case of a registration statement under the Securities Act, as of the date such registration statement was declared effective by the SEC, or, if amended (or deemed amended), as of the date of the last amendment or deemed amendment, (i) the Parent SEC Documents complied as to form in all material respects with then-applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No subsidiary of Parent is, or has been, required by applicable regulations promulgated by the SEC to file or furnish under the Exchange Act, or otherwise submit to the SEC, any form, report, registration statement or other document.

(b)            Each of the consolidated financial statements of Parent (including, in each case, any related notes thereto where applicable) contained in the Parent SEC Documents (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in each case, as otherwise described therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly presents in all material respects, as applicable, the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of Parent’s and its subsidiaries’ operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to year-end audit adjustments and the absence of footnotes and subject to restatements filed with the SEC prior to the date of this Agreement).

(c)            Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.

(d)            Parent and its subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, has not identified (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e)            Parent is in compliance in all material respects with all current listing and corporate governance requirements of the NASDAQ Capital Market applicable to Parent.

4.12        No Additional Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of the Buyer Parties nor Merger Sub nor any other Person on behalf of the Buyer Parties or Merger Sub makes any other express or implied representation or warranty with respect to the Buyer Parties or Merger Sub.

Article V
REPRESENTATIONS AND WARRANTIES OF BLOCKER SELLER

Blocker Seller hereby represents and warrants to Buyer, Parent and Merger Sub as follows, as of the date hereof and as of the Closing:

5.01        Status. Blocker is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Blocker Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.02        Power and Authority. Blocker Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. All acts or proceedings required to be taken by Blocker Seller applicable to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of Blocker Seller’s obligations hereunder and thereunder have been properly taken.

5.03        Enforceability. This Agreement and the other Transaction Documents to which Blocker Seller is a party have been or will be duly authorized, executed and delivered by Blocker Seller and, assuming the due and valid authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties hereto and thereto, this Agreement and the other Transaction Documents to which Blocker Seller is a party constitute or will constitute the legal, valid and binding obligation of Blocker Seller, enforceable against Blocker Seller in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

5.04        No Violations; Consents and Approvals. The execution and delivery of this Agreement and the other Transaction Documents to which Blocker Seller is a party by Blocker Seller, and the consummation of the Transactions will not (a) violate any provision of the organizational documents of either Blocker Seller or Blocker, (b) violate any material Law applicable to, binding upon or enforceable against either Blocker Seller or Blocker, (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate any Contract to which either Blocker Seller or Blocker is a party or bound, (d) result in the creation or imposition of any Lien upon the Blocker Shares or any of the material property or material assets of Blocker, or (e) require the consent or approval of any Governmental Authority or any other Person, other than compliance with any applicable requirements of the Hart-Scott-Rodino Act.

5.05       Capitalization; Ownership. All of the issued and outstanding equity securities in the Blocker have been duly authorized and validly issued and are fully paid, and were issued in compliance with all applicable state and federal securities Laws. All Blocker Shares are held of record and beneficially by Blocker Seller and are free and clear of all Liens, other than Permitted Liens, and have not been issued in violation of, and are not subject to, any preemptive or subscription rights. Blocker Seller has good and valid title to the Blocker Shares. There are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require Blocker to issue or sell any of its equity interests (or securities convertible into or exchangeable for its equity interests).

5.06       Investments. As of the date hereof, Blocker does not own any equity interests in any Person other than Splitter. Following the consummation of the Pre-Closing Reorganization and immediately prior to the Closing, Blocker will own not own any equity interests in any Person other the Blocker Company Units.

5.07       Tax Matters.

(a)            Blocker has timely filed all Tax Returns that are required to be filed by it (taking into account any extensions of time to file). All Taxes shown as owing by Blocker on all such Tax Returns have been fully and timely paid or properly accrued, and all such Tax Returns are true and correct in all respects and do not contain a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of applicable Law.

(b)            All Taxes that Blocker is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid (or remitted, as applicable) or properly accrued.

(c)            No claim has been made by any Taxing Authority in any jurisdiction where Blocker does not file Tax Returns that it is or may be subject to Tax by that jurisdiction nor is there any factual basis for such a claim.

(d)            Blocker has not filed, nor was it required to have filed, a disclosure schedule pursuant to Temp. Treas. Reg. § 1.6011-4T. Blocker is and has been in compliance with all applicable material Laws pertaining to Taxes, including all applicable material Laws relating to record retention.

(e)            Blocker is not, and has not been, party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement (other than (i) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business, (ii) property Taxes payable with respect to any properties leased, and (iii) other agreements for which Taxes are not the principal subject matter).

(f)            Blocker is not currently the subject of any audit or other examination of any Taxes by the Taxing Authorities with respect to any open Tax years and, to Blocker Seller’s knowledge, no such audit or other examination is contemplated or pending. Blocker has not waived any statute of limitations in respect of any Taxes payable by it, which waiver is currently in effect. Blocker has not agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. Blocker is not a party to or bound by any closing agreement or offer in compromise with any Taxing Authority.

(g)            There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Blocker.

(h)            Blocker does not have any liability for Taxes of any Person other than Blocker under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Laws pertaining to Taxes, as transferee or successor, by contract or otherwise (other than (i) any customary agreements with customer, vendors, lenders, lessors or the like entered into in the ordinary course of business, (ii) property Taxes payable with respect to any properties leased and (iii) other agreements for which Taxes are not the principal subject matter). Blocker has not made a consent dividend election under Section 565 of the Code. Blocker has not been a personal holding company under Section 542 of the Code.

(i)            Blocker will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Blocker Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Laws pertaining to Taxes) executed prior to the Blocker Closing, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Laws pertaining to Taxes), (v) prepaid amount or advance payment received outside of the ordinary course of business on or prior to the Blocker Closing, (vi) the application of Section 362(e) of the Code (or any corresponding or similar provision of state, local, or foreign Laws pertaining to Taxes), or (vii) election under Section 108(i) of the Code.

(j)            Blocker is not a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income Tax purposes other than with respect to the Company.

(k)            None of the assets of Blocker is property that such Blocker is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended. None of the assets of Blocker directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Blocker is “tax-exempt use property” within the meaning of Section 168(h) of the Code. None of the assets of Blocker is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code.

(l)            Blocker has not has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Laws pertaining to Taxes by reason of a change in accounting method or otherwise. Blocker has at all times used the accrual method of accounting for income Tax purposes.

(m)            Blocker is not a party to any Contract or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of Blocker, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or (ii) could obligate it to make any payments that will not be fully deductible under Section 162(m) of the Code.

(n)            Prior to the Closing, there is no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of Blocker under-Sections 269, 382 383, 384 or 1502 of the Code and the Treasury Regulations thereunder.

(o)            Blocker has never been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)            Blocker has not a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, or has otherwise taken steps or conducted business operations that may reasonably be expected to cause it to be subject to the income taxing jurisdiction of a foreign country by virtue of such steps or conduct.

(q)            Blocker has not entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8. Blocker has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(r)            None of the assets of Blocker are currently escheatable to any Governmental Authority under any applicable escheatment Laws. Blocker has (i) filed or caused to be filed with the appropriate Governmental Authority all unclaimed property reports required to be filed and has remitted to the appropriate Governmental Authority all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.

(s)            Blocker Seller is not a “foreign person” as that term is used in Treas. Reg. § 1.1445-2. Blocker is not, nor has ever been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(a) of the Code.

(t)            Blocker has not executed or entered into any ruling or agreement with any Taxing Authority or agreed with a Taxing Authority to make any adjustment to its income or deductions pursuant to a change in its method of accounting.

(u)            Blocker has not participated in an international boycott within the meaning of Section 999 of the Code.

(v)            Blocker has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(w)            Blocker has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2).

(x)            Blocker has not at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Section 1296 or 1297 of the Code.

(y)            Blocker is not a party to any Tax exemption, Tax holiday or other Tax reduction agreement or order

(z)            No power of attorney has been granted by or with respect to Blocker with respect to any matter relating to Taxes that has not been cancelled prior to the Blocker Closing.

(aa)      Blocker has properly collected and remitted sales and similar taxes with respect to sales.

(bb)      For all sales that are exempt from sales and similar taxes and that were made without charging or remitting sales or similar taxes, Blocker has received and retained any appropriate tax exemption certificates and other documentation qualifying such sale as exempt.

(cc)      Blocker is, and has been since its formation, properly treated as an association taxable as a corporation for U.S. federal income Tax purposes.

(dd)      At no point during 2019 did Blocker have any plan or intention of disposing of its interest in the Company, whether via a contribution to another entity taxed as a partnership for federal income Tax purposes or otherwise.

5.08         Holding Company. Blocker has no material operations and no material assets, and does not engage in, and has never engaged in, any business activities, other than (a) its ownership of the Blocker Splitter Interests and, following the Pre-Closing Reorganization, its Blocker Company Units, (b) activities in connection with this Agreement and the Transactions, including the Pre-Closing Reorganization, and (c) engaging in transactions related to its capital stock (including the issuance of the Blocker Shares to Blocker Seller), in each case, including any activities related or incidental thereto. Blocker (i) has no, and has never had any, employees and (ii) does not own or lease, and has never owned or leased, any real property or personal property.

5.09        Litigation. There are no Proceedings pending or, to Blocker Seller’s knowledge, threatened in writing against Blocker Seller or Blocker, at law or in equity, before or by any Governmental Authority which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the Transactions.

5.10        Investment Representations. Blocker Seller is acquiring the Share Consideration solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof within the meaning of the Securities Act. Blocker Seller acknowledges that the Share Consideration is not registered under the Securities Act (or any state securities or blue-sky Laws of any jurisdiction), and that the Share Consideration may not be transferred, pledged, sold or otherwise disposed of except as contemplated by Section 8.10 or pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable. Blocker Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its, his or her investment and have sought such accounting, legal and tax advice as Blocker Seller has considered necessary to make an informed investment decision. Blocker Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Blocker Seller and its advisors, if any, have been furnished with all materials relating to the business, finances, and operations of Parent and materials relating to the offer and sale of the Share Consideration which have been requested by Blocker Seller or its advisors. Blocker Seller and its advisors, if any, have been afforded the opportunity to ask questions of Parent. Blocker Seller acknowledges that the book-entry position created in respect of the Share Consideration will bear customary restrictive legends to reflect that such shares (a) have not been registered under the Securities Act, and (b) are subject to further contractual restrictions on transfer set forth in Section 8.10 hereof. Accordingly, Blocker Seller understands and agrees that it will be required to bear, and are capable of bearing, the risk of an investment in the Share Consideration for an indefinite period.

5.11        No Additional Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Blocker nor Blocker Seller nor any other Person on behalf of Blocker or Blocker Seller makes any other express or implied representation or warranty with respect to Blocker or Blocker Seller or with respect to any other information provided to Parent, Buyer or their Affiliates.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer, Parent and Merger Sub as follows, as of the date hereof and as of the Closing:

6.01        Status. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite limited liability company power and authority to own or lease its properties and assets and to carry on its business as now being conducted. The Company is legally qualified to transact business as a foreign company in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has made available to the Buyer correct and complete copies of the LLC Agreement, the Company’s certificate of formation, the operating agreement of each Subsidiary, and the certificate of formation for each Subsidiary as in effect on the date hereof.

6.02        Power and Authority. The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. All acts or proceedings required to be taken by the Company applicable to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of the Company’s obligations hereunder and thereunder have been properly taken, and no other limited liability company proceedings on the part of the Company are necessary to authorize this Agreement, the Transaction Documents or to consummate the Transactions.

6.03        Enforceability. This Agreement and the other Transaction Documents to which it is a party have been or will be duly authorized, executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties hereto and thereto, this Agreement and the other Transaction Documents to which it is a party constitute or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

6.04        Capitalization; Ownership. Schedule 6.04 sets forth the number of issued and outstanding equity securities in the Company and the holder of record of each such equity securities as of the date hereof. All of the issued and outstanding equity securities in the Company have been duly authorized and validly issued and are fully paid, and were issued in compliance with all applicable state and federal securities Laws are owned free and clear of all Liens, and have not been issued in violation of, and are not subject to, any preemptive or subscription rights except as set forth in the LLC Agreement. There are no outstanding options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require the Company to issue or sell any equity securities (or securities convertible into or exchangeable for equity securities). The Company is not subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its equity securities that would survive the Closing.

6.05       Subsidiaries.

(a)            Schedule 6.05(a) lists (i) each Subsidiary of the Company, and (ii) the record and beneficial owner of all issued and outstanding equity securities in such Subsidiary of the Company, all of which are owned by the Persons set forth on Schedule 6.05(a) free and clear of all Liens (other than Permitted Liens). All outstanding equity securities of each Subsidiary have been duly authorized and validly issued and are fully paid. No such equity securities have been issued in violation of preemptive or similar rights. Except as set forth on Schedule 6.05(a), neither the Company nor its Subsidiaries owns, holds or has the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Except as set forth in the organizational documents of the Company’s Subsidiaries, there are no outstanding options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require the Company’s Subsidiaries to issue or sell any of its equity ownership interests (or securities convertible into or exchangeable for shares of its equity ownership interests). None of the outstanding equity interests of any Subsidiary was issued in violation of any applicable Laws.

(b)            Each Subsidiary of the Company is validly existing and in good standing under the Laws of its jurisdiction of formation. Each Subsidiary of the Company has all requisite power and authority to own or lease its properties and assets and to carry on its business as now being conducted. Each Subsidiary of the Company is legally qualified to transact business as a foreign company in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

6.06        No Violation; Consents and Approvals. Except as set forth on Schedule 6.06, the execution and delivery of this Agreement and the other Transaction Documents by the Company, and the consummation of the Transactions will not (a) violate any provision of the organizational documents of the Company or any of its Subsidiaries, (b) violate any Law applicable to, binding upon or enforceable against the Company or any of its Subsidiaries, (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate any Material Contract, (d) result in the creation or imposition of any Lien upon any of the material property or material assets of the Company or any of its Subsidiaries or (e) require the consent or approval of any Governmental Authority or any other Person, other than compliance with any applicable requirements of the Hart-Scott-Rodino Act.

6.07        Financial Statements; No Undisclosed Liabilities.

(a)            Attached to Schedule 6.07(a) are copies of (i) the audited consolidated balance sheet of Solara Medical Supplies, LLC, a California limited liability company, as of December 31, 2018 and the related audited consolidated statements of income and cash flows for the fiscal year ended December 31, 2018 (the “2018 Year-End Financial Statements”), (ii) the unaudited consolidated balance sheet of Solara Medical Supplies, LLC, a California limited liability company, as of December 31, 2019 and the related unaudited consolidated statements of income and cash flows for the fiscal year ended December 31, 2019 (the “2019 Year-End Financial Statements” and, together with the 2018 Year-End Financial Statements, the “Year-End Financial Statements”) and (iii) the unaudited consolidated balance sheet of Solara Medical Supplies, LLC as of April 30, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the four-month period then ended (collectively, with the Latest Balance Sheet, the “Interim Financial Statements” and collectively with the Year-End Financial Statements, the “Financial Statements”). Except as set forth on Schedule 6.07(a), the Financial Statements fairly present, in all material respects the financial position and results of operations of the Company and its Subsidiaries, as of the dates and for the periods referred to therein and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (subject, in the case of the Interim Financial Statements, to the historical past practices of the Company and its Subsidiaries (including audit adjustments to non-cash items at year-end, which adjustments include goodwill and deferred Taxes, and the lack of footnote disclosures and other presentation items)). The Financial Statements are based on the books and records of the Company, and fairly present, in all material respects, the financial condition of the Company for the periods indicated. The Financial Statements do not misstate, in any material respect, the financial position and results of operations and cash flow of the Company and its Subsidiaries, as applicable, as of the date thereof, or for the period related thereto, as applicable.

(b)            Except as set forth on Schedule 6.07(b), the Company and its Subsidiaries do not have any liabilities or obligations, except (i) liabilities accrued on or reserved against in the Latest Balance Sheet or disclosed in the notes to the other Financial Statements, (ii) liabilities that have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business, (iii) liabilities to be included in the computation of Funded Debt outstanding as of immediately prior to the Closing, the Transaction Expenses Amount or Working Capital, (iv) liabilities disclosed on another section of the Schedules and (v) other liabilities or obligations which would not result in a Material Adverse Effect.

(c)            Except as set forth on Schedule 6.07(c), the Company and its Subsidiaries have established a system of internal controls over financial reporting sufficient in all material respects to provide reasonable assurance (in light of the fact that the neither the Company nor any of its Subsidiaries is subject to the requirements imposed upon a publicly-traded company) (i) regarding the reliability of its financial reporting and the preparation of its annual financial statements in accordance with GAAP, (ii) that material receipts and expenditures are being made and material assets are being accounted for only in accordance with the authorization of its management and directors and GAAP, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets. The Company, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, has not identified (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)            All inventory of the Company and its Subsidiaries is valued on the books and records of the Company in accordance with GAAP in all material respects and at the lower of cost or net realizable value, based upon the first-in, first out method of accounting, and consists of a quality and quantity useable and saleable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items, all of which have been written off or written down to net realizable value or for which reserves have been established in accordance with GAAP. All such inventory is owned by the Company or its Subsidiaries free and clear of all Liens (other than Permitted Liens), and no such inventory is held on a consignment basis.

(e)            (i) All of the accounts and notes receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are properly reflected on the Company’s and its Subsidiaries’ books and records and the Financial Statements in accordance with GAAP applied in a manner consistent with the Financial Statements, (ii) all reserves and allowances have been made on the books of the Company and its Subsidiaries, as applicable, in accordance with the GAAP applied in a manner consistent with the Financial Statements, (iii) the accounts receivable of the Company and its Subsidiaries that are reflected on the Latest Balance Sheet represent, as of the date of the Latest Balance Sheet, receivables arising in the Ordinary Course of Business with third parties from sales actually made or services actually performed, and (iv) no Person has any lien on such receivables or any part thereof, and no agreement for deduction, free services or goods, discount or other deferred price or quantity adjustment will have been made with respect to any such receivables as of the Closing.

6.08        Absence of Certain Developments. Since the date of the Latest Balance Sheet through the date hereof:

(a)           the business of the Company and its Subsidiaries has been conducted in all material respects in the Ordinary Course of Business;

(b)           there has not occurred a Material Adverse Effect; and

(c)           except as set forth on Schedule 6.08, neither the Company nor any of its Subsidiaries has:

(i)             issued, delivered, reissued or sold, disposed or pledged any of its equity securities;

(ii)            made any declaration or payment of any distributions (other than tax distributions) on or in respect of any equity securities in the Company or any redemption, purchase or acquisition of any of the Company’s outstanding equity securities;

(iii)           created, incurred, assumed or guaranteed any Funded Debt, other than (x) in the Ordinary Course of Business pursuant to the Company’s existing credit facilities, or (y) pursuant to arrangements solely among or between the Company and one or more of its Subsidiaries;

(iv)           sold, transferred, leased, mortgaged, pledged or otherwise subjected to any Lien (other than Permitted Liens) any material portion of their assets or property (tangible or intangible), taken as a whole;

(v)            entered into any Contract to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business;

(vi)           entered into any Contract that would constitute a Material Contract except in the Ordinary Course of Business;

(vii)          accelerated, terminated, made any material modification to or cancellation of any Material Contract;

(viii)         transferred, assigned, sold or made any other disposition of any of the properties or assets shown or reflected in the Latest Balance Sheet or cancellation of any indebtedness owed by third parties except for transactions entered into in the Ordinary Course of Business;

(ix)            transferred, assigned or made any grant of any license or sublicense of any material rights under or with respect to any Intellectual Property except in the Ordinary Course of Business;

(x)            made any loan to (or forgiveness of any loan to), or entry into any other transaction or Contract with, any of its members, managers, officers or employees (including any of the Unitholders) or any of their respective Affiliates (other than salaries, wages or benefits paid in the Ordinary Course of Business);

(xi)            made any change in the organizational documents of the Company or any of its Subsidiaries;

(xii)           made an election to change the tax classification of the Company or any of its Subsidiaries (as a corporation, partnership or disregarded entity) for federal, state or local Tax purposes;

(xiii)          suffered any damage, destruction or loss, regardless of whether covered by insurance, with respect to the property and assets of the Company or any of its Subsidiaries having a replacement cost of more than $150,000;

(xiv)         except in the Ordinary Course of Business as required by applicable Law or pursuant to the Plans or Contracts set forth on Schedule 6.19(a), (A) increased the salary payable or to become payable by it to any of the Company’s or its Subsidiaries’ employees whose base salary is in excess of $100,000, or (B) increased the coverage or benefits available under any severance pay, termination pay, deferred compensation, bonus or other incentive compensation plan or arrangement;

(xv)          adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization (other than this Agreement);

(xvi)         made a change in its accounting or Tax reporting methods, principles or policies or in cash management policies, including its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, including acceleration of collections, failure to make or delay collections (whether or not past due), acceleration of payments or failure to pay or delay in payments of payables; and

(xvii)        committed to do any of the foregoing.

6.09        Litigation Recalls; Other Product Issues. Except as set forth on Schedule 6.09, there are no, and for the six years prior to the date hereof there have not been any, material Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority. Neither the Company nor any of its Subsidiaries is, or during the six years prior to the date hereof has been, subject to any outstanding judgment, order or decree of any Governmental Authority that relates specifically to the Company or any of its Subsidiaries. During the six years prior to the date hereof, the Company has not received any written notice of any recall with respect to any product manufactured, marketed or sold by the Company or its Subsidiaries nor have any such recalls, to the Company’s Knowledge, been threatened. There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries with respect to any product liability with respect to any product manufactured, sold, leased or delivered by the Company.

6.10        Environmental Matters. Except as set forth on Schedule 6.10,

(a)            The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. During the six years prior to the date hereof, neither the Company nor any of its Subsidiaries has been cited, fined or otherwise notified in writing of any material failure to comply with any material Environmental Laws that has not been paid or cured.

(b)           The Company and its Subsidiaries have obtained all material Permits that are required under Environmental Laws for the operation of their business as currently conducted, which Permits are in full force and effect, and the Company and its Subsidiaries are and for the six years prior to the date hereof have been in compliance in all material respects with all such Permits.

(c)           Neither the Company nor any of its Subsidiaries has, during the six years prior to the date hereof, received any written notice of any material liability arising under Environmental Laws, relating to the Company, its Subsidiaries or their facilities, the subject of which is unresolved.

(d)           There is no Proceeding pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries alleging or asserting any material violation of or material liability pursuant to Environmental Laws.

(e)           To the Company’s Knowledge, the Company and its Subsidiaries have not released any hazardous materials, substances or wastes at any of the Leased Real Property that currently requires material remediation or other material corrective action by the Company or its Subsidiaries under Environmental Laws.

6.11         Title to Properties.

(a)           The Company or one of its Subsidiaries has valid title to, or a valid leasehold interest in (or other right to use), all of the tangible personal property shown to be owned by the Company or one of its Subsidiaries on the Latest Balance Sheet, free and clear of all Liens (other than Permitted Liens), except for assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

(b)           The Leased Real Property by the Company and its Subsidiaries pursuant to the leases described on Schedule 6.11(b) constitutes all of the real property leased by, and used by, the Company and its Subsidiaries. Except as set forth on Schedule 6.11(b), (i) the Company and its Subsidiaries hold a good and valid leasehold interest in all of the Leased Real Property, free of any Liens (other than Permitted Liens); (ii) the assignment of the Leased Real Property to Buyer pursuant to this Agreement does not require the consent of any other party to such lease, will not result in a breach or default under such lease, or otherwise cause such lease to cease to be legal, valid, binding and in full force and effect; and (iii) the Company or Subsidiaries have not collaterally assigned or granted any other security interest in any Leased Real Property. Each of the leases described on Schedule 6.11(b) is legal, valid, binding and in full force and effect, subject to proper authorization and execution of such lease by the other party and the application of any Bankruptcy and Equity Exceptions. The Company has made available to Buyer true and correct copies of each lease described on Schedule 6.11(b), including all amendments thereto. The Company’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property has not been disturbed, and neither the Company nor any of its Subsidiaries is in default under any lease described on Schedule 6.11(b), and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default. The use and occupancy of the Leased Real Property by the Company and its Subsidiaries and the conduct of the business thereat as presently conducted does not violate in any material respect any applicable Laws (including zoning). To the Company’s Knowledge, all buildings, structures, facilities and improvements located on the Leased Real Property (i) comply in all material respects with the certificates of occupancy or similar permits to the extent required by Laws for the use thereof; (ii) conform in all material respects with all applicable Laws (including but not limited to building codes, setback requirements, zoning laws, and land use law); and (iii) have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof (as applicable) and have been operated and maintained in accordance with applicable Laws. The buildings, structures, facilities and improvements located on the Leased Real Property are in all material respects (i) in good operating condition and repair (ordinary wear and tear excepted) and (ii) suitable and adequate for continued use in the manner in which they are presently being used. Except with respect to the sublease referenced in Schedule 6.11(b), there are no parties (other than the Company and its Subsidiaries) in possession of the Leased Real Property. All facilities located on the Leased Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, sanitary sewer, and storm sewer, all of which services are adequate in all material respects to operate such facilities.

(c)            The Company does not own any real property.

6.12         Compliance with Laws. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws and Healthcare-Related Laws. During the three years prior to the date hereof, neither the Company nor any of its Subsidiaries have been cited, fined or otherwise notified of any failure to comply with any Laws or Healthcare-Related Laws that has not been paid or cured. To the Company’s Knowledge, no investigation by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or expressly threatened.

6.13         Labor and Employment Matters.

(a)           Except as set forth on Schedule 6.13(a), the Company and its Subsidiaries, as applicable, are, and for the three years prior to the date hereof have been, in compliance in all respects with all applicable Laws relating to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion, termination of employment, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. Except as would not result in material liability, (i) all individuals characterized by the Company and/or its Subsidiaries as independent contractors or consultants are properly treated as independent contractors under applicable Laws and (ii) all employees of the Company and/or its Subsidiaries who are classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified under applicable Laws. The Company and its Subsidiaries are in compliance with and for the last three years have complied in all material respects with all applicable immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(b)           Except as set forth on Schedule 6.13(b), there are no lawsuits, actions, charges, governmental audits, investigations, administrative proceedings, or complaints concerning the Company’s or its Subsidiaries’ employment practices pending, or to the Company’s Knowledge, threatened to be brought or filed against the Company, by or with any Governmental Authority or arbitrator in connection with any current or former applicant, employee, consultant or individual independent contractor of any of the Company or its Subsidiaries.

(c)           Schedule 6.13(c) hereto contains a true and accurate list of the Company’s and its Subsidiaries’ employees as of the date hereof, together with each such person’s name, date of hire, title or job position, exempt/non-exempt classification or status as an independent contractor or consultant, current hourly wage or salary, and full-time or part-time status. The Company and its Subsidiaries have paid or made provision for the payment of wages and any other forms of compensation for all employees, independent contractors, and consultants required to be paid through the date hereof.

(d)          Except as set forth on Schedule 6.13(d), to the Company’s Knowledge, no employee, independent contractor, or consultant of the Company or its Subsidiaries is party to any non-compete, nondisclosure, confidentiality, employment, consulting, or similar restrictive covenant with a third party in material conflict with the Company’s present business activities, and the Company and its Subsidiaries have not received any written notice alleging that any violation of such restrictive covenants has occurred in the last three years.

(e)           The Company and its Subsidiaries are not, and have never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and to the Company’s Knowledge, there is not, nor has there been in the last three years, any Union representing or purporting to represent any employee of the Company or its Subsidiaries, and no Union or group of employees is seeking or in the last three years has sought to organize employees for the purpose of collective bargaining. There is not, nor has there been in the last three years any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or material dispute against the Company or its Subsidiaries or any of their employees. To the Company’s Knowledge, the Company and its Subsidiaries have no duty to bargain with any Union.

(f)            Except as indicated on Schedule 6.13(f), no current employee, to the Company’s Knowledge, has indicated to the Company or its Subsidiaries that he or she intends to terminate his or her employment or seek a material change in his or her duties or status in the six month period following the Closing. Except as provided in Schedule 6.13(f) and Schedule 6.14(a), all employees of the Company and its Subsidiaries are terminable at will without any penalty or severance obligation on the part of the Company.

6.14         Employee Benefit Plans.

(a)           Schedule 6.14(a) sets forth a list as of the date hereof of all material Plans. For the purposes of this Agreement, “Plans” means any employee benefit plan as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each other bonus, pension, profit sharing, executive compensation, deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, employment agreement, pension, retirement, vacation, holiday, paid time off, cafeteria, fringe benefit, health or other medical, dental, life, disability or other welfare benefit insurance plan, program, agreement or arrangement, whether written or unwritten, sponsored, maintained or contributed to or required to be contributed to by the Company and its Subsidiaries for the benefit of their employees or former employees and their dependents or beneficiaries, or for which Blocker, the Company and its Subsidiaries has or may have any liability other than any plan, program, policy, practice, contract, agreement or arrangement established pursuant to statute or sponsored or maintained by a Governmental Authority.

(b)           Each of the Plans that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is subject to a favorable opinion letter from the Internal Revenue Service and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Plan. The Plans comply in form and in operation, and have been established, maintained, funded and administered in all material respects, with the requirements of the Code, ERISA and all applicable Laws.

(c)           With respect to the Plans, all required contributions have been timely made or properly accrued on the most recent consolidated balance sheet filed or incorporated by reference in the Company’s or its Subsidiaries’ financial statements prior to the date of this Agreement. With respect to each Plan, all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Authority and all notices and disclosures have been timely provided to participants.

(d)           Except as set forth on Schedule 6.14(d), the Company has made available to Buyer true and correct copies of (as applicable with respect to the Plans set forth on Schedule 6.14(a)): (i) Plan documents (and if not written, a summary of its material terms), including all amendments and related trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) the three most recent annual Form 5500 report filed with the Department of Labor and all schedules and attachments thereto, (iii) the latest financial statements for the Plans, (iv) the most recent summary plan description (as well as any modifications or amendments thereto), (v) the most recent actuarial reports or other financial statement relating to such Plan, (vi) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter, (vii) the most recent nondiscrimination tests performed under the Code, (viii) all non-routine filings made with any Governmental Authority in the past six (6) years, including but not limited to any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program, and (ix) all Forms 1094-C and 1095-C for all calendar years beginning in 2018, or evidence that the full tax penalty liability for calendar years 2016 and 2017 has been assessed, paid and satisfied by the Company, as required under the Patient Protection and Affordable Care Act of 2010 (“PPACA”).

(e)           No Plan is and the Company and its Subsidiaries do not maintain or have maintained, and are not required to contribute to participate in or have any liability or obligation (including on account of any ERISA Affiliate), whether actual or contingent, under or with respect to: (i) any defined benefit pension plan or any plan, program or arrangement that is or was subject to Title IV or Section 302 of ERISA, (ii) any Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA), (iii) any “plan maintained by more than one employer” (within the meaning of Section 413(c) of the Code), or (iv) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(f)           No Plan is a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. The Company, its Subsidiaries, and each ERISA Affiliate are in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations (including proposed regulations) thereunder, Section 4980B of the Code and any similar state Law (“COBRA”), (ii) the applicable requirements of HIPAA and the regulations (including the proposed regulations) thereunder and (iii) the applicable requirements of the PPACA. No Plan provides, and none of the Company, any of its Subsidiaries, or any ERISA Affiliate has any liability to provide post-employment or post-service health, life or other welfare benefits for anyone other than as required by COBRA or similar state law for which the covered individual pays the full cost of coverage.

(g)           No Proceeding, including any audit or inquiry by the Internal Revenue Service, United States Department of Labor or any other Governmental Authority, is pending with respect to any Plan or the administration or the investment of the assets of any such Plan (other than routine undisputed claims for benefits), or, to Company’s Knowledge, threatened. Neither the Company nor any of its Subsidiaries or any current or former employee, officer or director has engaged in, and, to the Knowledge of the Company, there has otherwise been no, prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) or breach of fiduciary duty (as determined under ERISA) with respect to any Plan that would result in liability to the Company or any of its Subsidiaries.

(h)           Each Plan that constitutes a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in compliance with Section 409A of the Code. Neither the Company nor any of its Subsidiaries have any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

(i)            No payment or benefit which could be made with respect to any current or former employee, officer, stockholder, director or service provider of the Company or its Subsidiaries who is a “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) could be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

(j)            Neither the execution of this Agreement nor the consummation of the Transactions, will (i) result in any payment becoming due to any current or former employee, director, or consultant of the Company or any of its Subsidiaries, (ii) increase any compensation or benefits otherwise payable under any Plan, or (iii) accelerate the time of payment, funding, or vesting, or increase the amount of benefits due to any current or former employee, director or consultant of the Company or any of its Subsidiaries under any Plan.

6.15         Tax Matters.

(a)           The Company and its Subsidiaries have timely filed all Tax Returns that are required to be filed by them (taking into account any extensions of time to file). All Taxes shown as owing by the Company and its Subsidiaries on all such Tax Returns have been fully and timely paid or properly accrued, and all such Tax Returns are true and correct in all respects and do not contain a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of applicable Law.

(b)           All Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid (or remitted, as applicable) or properly accrued.

(c)           No claim has been made in the six years prior to the date hereof by any Taxing Authority in any jurisdiction where either Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by that jurisdiction nor is there any factual basis for such a claim.

(d)           Neither Company nor its Subsidiaries has filed, nor is Company or any of its Subsidiaries required to have filed, a disclosure schedule pursuant to Temp. Treas. Reg. § 1.6011-4T. Blocker is and has been in compliance with all applicable material Laws pertaining to Taxes, including all applicable material Laws relating to record retention.

(e)           Neither the Company nor any of its Subsidiaries is currently or has been a party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement (other than (i) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the Ordinary Course of Business, (ii) property Taxes payable with respect to any properties leased, and (iii) other agreements for which Taxes are not the principal subject matter).

(f)           Neither the Company nor its Subsidiaries is currently the subject of any audit or other examination of any Taxes by the Taxing Authorities with respect to any open Tax years and, to the Company’s Knowledge, no such audit or other examination is contemplated or pending. Neither the Company nor its Subsidiaries has waived any statute of limitations in respect of any Taxes payable by any of them, which waiver is currently in effect. Neither the Company nor its Subsidiaries have agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. Neither Company nor its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any Taxing Authority.

(g)           There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(h)            Neither the Company nor its Subsidiaries has any liability for Taxes of any Person other than such Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Laws pertaining to Taxes, as transferee or successor, by contract or otherwise (other than (i) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the Ordinary Course of Business, (ii) property Taxes payable with respect to any properties leased, and (iii) other agreements for which Taxes are not the principal subject matter). Neither the Company nor its Subsidiaries has made a consent dividend election under Section 565 of the Code. Neither the Company nor its Subsidiaries has been a personal holding company under Section 542 of the Code.

(i)            Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Laws pertaining to Taxes) executed prior to the Closing, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Laws pertaining to Taxes), (v) prepaid amount or advance payment received outside of the Ordinary Course of Business on or prior to the Closing, or (vi) election under Section 108(i) of the Code.

(j)            Neither the Company nor its Subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income tax purposes.

(k)            None of the assets of either the Company or any of its Subsidiaries is property that such Company or such Subsidiary is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended. None of the assets of either Company or any of its Subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of either Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code. None of the assets of either Company or any of its Subsidiaries is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code.

(l)            Neither the Company nor its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Laws pertaining to Taxes by reason of a change in accounting method or otherwise. Each of the Company and its Subsidiaries has at all times used the accrual method of accounting for income Tax purposes.

(m)           Neither the Company nor its Subsidiaries is a party to any Contract or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of such Company or its Subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(n)           Neither the Company nor its Subsidiaries has a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, or has otherwise taken steps or conducted business operations that may reasonably be expected to cause it to be subject to the income taxing jurisdiction of a foreign country by virtue of such steps or conduct.

(o)           Neither the Company nor its Subsidiaries has entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8. Neither the Company nor its Subsidiaries has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(p)           None of the assets of either the Company or any of its Subsidiaries are currently escheatable to any Governmental Authority under any applicable escheatment Laws. Each of the Company and its Subsidiaries have (i) filed or caused to be filed with the appropriate Governmental Authority all unclaimed property reports required to be filed and has remitted to the appropriate Governmental Authority all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.

(q)           Neither the Company nor its Subsidiaries have executed or entered into any ruling or agreement with any Taxing Authority, in each case, that will have continuing effect after the Closing Date, or agreed with any Taxing Authority to make any adjustment to its income or deductions pursuant to a change in its method of accounting.

(r)           Neither the Company nor its Subsidiaries have participated in an international boycott within the meaning of Section 999 of the Code.

(s)           Neither the Company nor its Subsidiaries has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(t)            Neither the Company nor its Subsidiaries have been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2).

(u)           Neither the Company nor its Subsidiaries have at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Section 1296 or 1297 of the Code.

(v)           Neither the Company nor any of its Subsidiaries is a party to any Tax exemption, Tax holiday or other Tax reduction agreement.

(w)          No power of attorney has been granted by or with respect to either the Company or its Subsidiaries with respect to any matter relating to Taxes that has not been cancelled prior to the Closing.

(x)            Each of the Company and its Subsidiaries have properly collected and remitted sales and similar taxes with respect to sales.

(y)           For all sales that are exempt from sales and similar taxes and that were made without charging or remitting sales or similar taxes, each Company and its Subsidiaries have received and retained any appropriate tax exemption certificates and other documentation qualifying such sale as exempt.

(z)           Each of the Company and its Subsidiaries is, and has been since its formation, properly treated as either a “partnership” or “disregarded entity” for U.S. federal income Tax purposes and no election has been made pursuant to Treasury Regulation Section 301.7701-3(c) to treat the Company or any of its Subsidiaries as an association taxable as a corporation for U.S. federal income Tax purposes.

6.16         Insurance. Schedule 6.16 lists each insurance policy in effect as of the date hereof that is maintained by the Company and its Subsidiaries, including the name of the insurer and policy number (the “Insurance Policies”). The Insurance Policies are in full force and effect, to the Company’s Knowledge no application therefor included a material misstatement or omission, all premiums due thereon have been paid, and, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in breach or default thereunder. Except as set forth on Schedule 6.16, neither the Company nor its Subsidiaries has any self-insurance or co-insurance programs. No written notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $100,000.00. The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the Transactions will not cause a cancellation or reduction in the coverage of such policies.

6.17         Licenses and Permits. The Company and its Subsidiaries possess all licenses, permits, registrations and approvals issued by a Governmental Authority, including health care permits required under any Healthcare-Related Law that are necessary to the operation of their business as currently conducted (collectively, the “Permits”), and all such Permits are in full force and effect. There are no other such Permits which are material to the Company, which the Company has not obtained or which in good industry practice the Company should hold for the conduct of the business. Except as set forth on Schedule 6.17, each Permit is valid and in full force and effect, and, during the three years prior to the date hereof, no provision, condition, or limitation of any Permit has been breached or violated. There are no changes in the circumstances under which any Permit was obtained that would result in its termination, suspension, modification or limitation. The Company is not in default, nor has it received any written notice of, nor is there, to the Company’s Knowledge, any claim or threatened claim of default, with respect to any such Permit. Neither the Company nor any of its Subsidiaries is in default or violation under any of the Permits. There are no Proceedings pending or, to the Company’s Knowledge, expressly threatened in writing relating to the suspension, revocation or material and adverse modification of any of the Permits. No loss or expiration of any Permit is pending or scheduled within the next twelve months except with respect to Permits the Company intends to renew in the Ordinary Course of Business nor is any loss or expiration of any Permit threatened or reasonably foreseeable. The Permits are in full force and the consummation of the Transactions will not itself cause the termination of such Permits, except to the extent such Permits will be terminated and new Permits of substantially the same type will be issued by the applicable Governmental Authorities.

6.18         Affiliated Transactions. Except as set forth on Schedule 6.18, no Unitholder or Affiliate of a Unitholder, or any officer, director or senior management-level employee of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Affiliate or immediate family member of any such officer, director or senior management-level employee (a) is a party to any agreement or transaction with the Company or its Subsidiaries, other than (i) loans and other extensions of credit to officers, directors and employees of the Company and its Subsidiaries for travel, business or relocation expenses or other employment-related purposes in the ordinary course, (ii) customary employment arrangements in the Ordinary Course of Business and (iii) the Plans or (b) has any material interest or right in any material asset, property or right, tangible or intangible, used by the Company or any of its Subsidiaries.

6.19         Material Contracts.

(a)           Schedule 6.19(a) sets forth a list of all Contracts in effect as of the date hereof to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, meeting any of the descriptions set forth below (collectively referred to herein as the “Material Contracts”):

(i)            all Contracts relating to any completed material business acquisition by the Company or any of its Subsidiaries;

(ii)           all collective bargaining agreements with any labor union;

(iii)            all Contracts for the employment of any current officer, employee of the Company or any of its Subsidiaries person with annual base salary in excess of $350,000;

(iv)          all Contracts for Funded Debt and all guarantees of any obligation for Funded Debt;

(v)          all Contracts under which the Company or any of its Subsidiaries is lessee of, or holds or operates, any personal property owned by any other party, for which the annual rental exceeds $250,000 and that are not terminable by the Company or such Subsidiary upon notice of sixty days or fewer;

(vi)         all Contracts under which the Company or any of its Subsidiaries is lessor of, or permits any third party to hold or operate, any personal property;

(vii)        contracts regarding the licensing, ownership, development or use of any material Intellectual Property (except for “shrink-wrap” or “click-through” license agreements pertaining to software that is available in consumer retail stores or otherwise commercially available where the aggregate value of all licenses of the same or substantially identical software is less than $250,000);

(viii)       all Contracts that prohibit the Company or any of its Subsidiaries from freely engaging in business or competing with any Person anywhere in the world (other than non-disclosure agreements and customer contracts entered into in the Ordinary Course of Business that contain non-solicitation obligations);

(ix)          all Contracts relating to joint ventures, partnerships, profit sharing or similar arrangements;

(x)           all Contracts with Key Suppliers and Key Customers;

(xi)           any Contract granting any Person a Lien on all or any material portion of the assets of the Company or its Subsidiaries other than Permitted Liens;

(xii)         all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other liabilities or obligations of any Person;

(xiii)        all Contracts between or among the Company or a Subsidiary on the one hand and a Unitholder or any Affiliate of a Unitholder (other than the Company) on the other hand (other than employment-related agreements entered into in the Ordinary Course of Business);

(xiv)       Contracts with a Third Party Payor involving the payment of amounts in excess of $50,000 in any year; and

(xv)         all agreements involving any resolution or settlement of any actual or threatened Proceeding and providing for payments by the Company or its Subsidiaries after the date hereof in excess of $250,000 or any material ongoing requirements or restrictions on the Company or its Subsidiaries.

(b)          Except as set forth on Schedule 6.19(b), the Company has made available to Buyer a true and correct copy of all written Material Contracts, together with all amendments thereto. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Material Contract is in breach of, or in default under, any Material Contract. Each Material Contract is a valid, binding and enforceable obligation of the Company and its Subsidiaries and, to the Company’s Knowledge, each of the other parties thereto, except as enforceability may be limited by the Bankruptcy and Equity Exceptions, and is in full force and effect. As of the date of this Agreement, no party to any Material Contract has given written notice to the Company or any of its Subsidiaries of its intention to cancel or otherwise terminate any such agreement. No Material Contract requires the consent of any party thereto in connection with the consummation of the Transactions. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

6.20         Intellectual Property. Schedule 6.20 sets forth a complete list of all registered Intellectual Property and applications therefor owned by the Company and its Subsidiaries as of the date hereof. Except as set forth in Schedule 6.20, (a) the Company or its Subsidiaries exclusively own all right, title, and interest in and to the Intellectual Property set forth on Schedule 6.20, free and clear of all Liens other than Permitted Liens; (b) the Company and its Subsidiaries own, or possess the right to use, all Intellectual Property used in the operation of the businesses of the Company and its Subsidiaries as currently conducted; (c) to the Company’s Knowledge, the Company and its Subsidiaries (i) are not infringing, misappropriating, or otherwise violating of the Intellectual Property of any third party, (ii) in the three years prior to the date hereof have not infringed, misappropriated, or otherwise violated, the Intellectual Property of any third party, and (iii) have not, in the three years prior to the date hereof received any written notices from any third party alleging material infringement or misappropriation of such third party’s Intellectual Property by the Company or any of its Subsidiaries, and (d) to the Company’s Knowledge, as of the date hereof, no third party is infringing or misappropriating any material Intellectual Property owned by the Company or any of its Subsidiaries.

6.21        Data Privacy and Security. The Company and its Subsidiaries are in compliance in all material respects with all applicable data privacy and data security Laws. Except as set forth on Schedule 6.21, to the Company’s Knowledge, during the three years prior to the date hereof neither the Company nor its Subsidiaries has been subject to any breach of security whereby personally identifiable information in the possession of the Company or its Subsidiaries was disclosed or exfiltrated in a manner that requires notice to affected individuals under applicable data privacy and data security Laws.

6.22         Key Customers and Suppliers.

(a)            Schedule 6.22(a) lists the top fifteen customers by dollar amount of attributable revenue of the Company and its Subsidiaries (on a consolidated basis) for the twelve-month period ended December 31, 2019 (each, a “Key Customer”). None of the Key Customers has (i) terminated or given notice to the Company or its Subsidiaries evidencing its intention to terminate its relationship with the Company or its Subsidiaries, or (ii) given notice to the Company or its Subsidiaries evidencing that it plans to materially reduce the quantity of products or services that it purchases from the Company or its Subsidiaries.

(b)           Schedule 6.22(b) lists the top fifteen suppliers by dollar sales volume of the Company and its Subsidiaries (on a consolidated basis) for the twelve-month period ended December 31, 2019 (each, a “Key Supplier”). None of the Key Suppliers has (i) terminated or given notice to the Company or its Subsidiaries evidencing its intention to terminate its relationship with the Company or its Subsidiaries, or (ii) given notice to the Company or its Subsidiaries evidencing that it plans to materially reduce the quantity of products or services that it provides to the Company or its Subsidiaries.

6.23         No Brokers. Except for the fees payable to Robert W. Baird & Co. Incorporated, neither the Company nor any of its Subsidiaries has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the Transactions.

6.24        Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and its Subsidiaries are structurally sound, are in good operating condition and repair (subject to ordinary course wear and tear), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and its Subsidiaries, together with all other properties and assets of the Company and its Subsidiaries, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

6.25         Health Care Compliance.

(a)           Schedule 6.25(a) sets forth all of the Company’s and its Subsidiaries’ Federal Health Care Program and Third Party Payor provider or supplier numbers, National Provider Identifier Numbers, Provider Transaction Access Numbers, and Federal Tax Identification Numbers linked to such number(s ) (“Provider Identification Number(s)”), all of which are current and valid and the Company or its Subsidiaries have not allowed, permitted, authorized or caused any other person or entity to use any such Provider Identification Number. All such Provider Identification Numbers are in full force and effect and, to the Company’s Knowledge, there is no basis for any breach thereof by the Company. The Company and its Subsidiaries are in compliance with the Medicare Durable Medical Equipment, Prosthetics, Orthotics and Supplies (“DMEPOS”) Supplier Standards listed in 42 C.F.R. 424.57(c) and the DMEPOS Quality Standards established by CMS under the Medicare Modernization Act of 2003 and any conditions of credentialing, enrollment or participation requirements established by any Third Party Payor. The Company and its Subsidiaries have received all approvals or qualifications necessary for reimbursement for services and products provided by the Company and its Subsidiaries to Medicare and Medicaid or any other Federal Health Care Program beneficiaries. Except as set forth on Schedule 6.25(a), the Company and its Subsidiaries have not been notified in writing by any Governmental Authority or other Person during the immediately preceding twelve-month period that such license, Permit, certificate, authorization, accreditation, approval or that penalties or other disciplinary action has been, is threatened to, or will be assessed or taken against the Company or its Subsidiaries by any Governmental Authority. To the Company’s Knowledge, no basis exists for the denial of applications for Medicare and Medicaid contracting or participation including any participation with any Medicare Advantage Plan (as defined under 42 C.F.R § 422.2) or any Medicaid Managed Care Plan (as defined under 42 C.F.R § 438.2).

(b)           Except as disclosed on Schedule 6.25(b), no audit or investigation whether conducted internally, by third parties or at the discretion of any Governmental Authority or Third Party Payor, other than audits conducted in the ordinary course, has resulted in any determination that the Company or any of its Subsidiaries was overpaid in any of the most recent three fiscal years in excess of $50,000 covered by such audit or investigation. The Company and its Subsidiaries has no liability to any payor, including Medicare, Medicaid, any Medicare Advantage Plan or any Medicare Managed Care Plan or Third Party Payor in excess of $50,000, and no deductions, disallowances, recoupments, offsets, or repayment obligations directly or indirectly under or in connection with the Medicaid or Medicare programs or any other Federal Health Care Programs or Third Party Payor, nor are there any facts which could cause any such deductions, disallowances, recoupments, offsets, or repayment obligations to arise in the future with respect to operations prior to the Closing Date.

(c)           Schedule 6.25(c) sets forth all of the Company’s and its Subsidiaries’ Medicare DMEPOS supplier numbers and accreditations. The Company is and has been continuously enrolled as a Medicare DMEPOS supplier at all times since the date of enrollment with Medicare as a DMEPOS supplier. The Company is and has been accredited by the accrediting bodies identified in Schedule 6.25(c) at all times since the date of accreditation.

(d)           Except as disclosed in Schedule 6.25(d), the Company, its Subsidiaries, each Unitholder, and all Company and Subsidiary officers, managers, directors and employees and other Persons who provide professional services to patients of the Company or the Subsidiaries, has been and are in compliance with Medicare, Medicaid and any other Federal Health Care Program statutes, as amended, and the regulations, guidance and conditions of participation promulgated thereunder or related state and local statutes, regulations and rules of professional conduct. Except as disclosed in Schedule 6.25(d), the Company, its Subsidiaries, each Unitholder, and all Company and Subsidiary officers, managers, directors and employees and other Persons who provide professional services to patients of the Company or the Subsidiaries, have not at any time:

(i)            knowingly and willfully made or caused to be a false statement or representation of a material fact in any application for any benefit or payment to any Federal Health Care Program or Third Party Payor;

(ii)           knowingly and willfully made or caused to be a false statement or representation of a material fact for use in determining rights to any benefit or payment from any Federal Health Care Program or Third Party Payor;

(iii)          directly or indirectly presented or caused to be presented a claim for reimbursement for services under Medicare or Medicaid, or other state or Federal Health Care Programs or any Third Party Payor that is for an item or service that is known or should be known to be (A) not provided as claimed, or (B) false or fraudulent;

(iv)          failed to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent fraudulently to secure such benefit or payment from any Federal Health Care Program or Third Party Payor;

(v)           knowingly and willfully offered, paid, solicited or received any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or other state or Federal Health Care Programs, or (B) in return for purchasing, leasing, ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other state or Federal Health Care Programs;

(vi)          offered or transferred any remuneration to any individual eligible for benefits under Medicare, Medicaid or other state or Federal Health Care Program that such person knew or should have known would be likely to influence such individual to order or receive any item or service from the Company for which payment may be made, in whole or in part by Medicare, Medicaid or other state or Federal Health Care Programs;

(vii)         knowingly made a payment, directly or indirectly, to a physician as an inducement to refer individuals who are under the direct or indirect care of the physician and who are entitled to benefits under Medicare, Medicaid, Third Party Payors or other state or Federal Health Care Programs;

(viii)        knowingly and willfully (A) charged and been paid a rate in excess of the rates established by a Federal Health Care Program including any rates established as part of the Medicare Competitive Bidding Program, as applicable, or (B) for services covered in whole or in part by Medicare or Medicaid, charged, solicited, accepted or received, in addition to amounts paid by Medicare or Medicaid, any gift, money, donation or other consideration as a precondition of treating the patient, or as a requirement for the patient’s continued treatment;

(ix)           completed Certificates of Medical Necessity or any physician written orders or prescriptions on behalf of physicians in violation of Medicare, Medicaid and Third Party Payors’ directives;

(x)            violated the FDA’s guidelines or OSHA regulations and 29 C.F.R. 1910, 1030 Occupational Exposure to Bloodborne Pathogens;

(xi)           had or has any “financial relationship” with any “referring physician” or an immediate family member or such physician, within the meaning of those terms under 42 U.S.C. § 1395nn, or any party in a position to refer or recommend business or patients that may be reimbursed in whole or in part by Medicare, Medicaid or any other Federal Health Care Program or Third Party Payor, that is prohibited by 42 U.S.C. § 1395nn (commonly referred to as the “Stark Law”) or any similar state law;

(xii)          had or has engaged in any activities with any Persons which are prohibited by the Federal Health Care Program anti-kickback law, 42 U.S.C. §§ 1320a-7b et seq. and the regulations promulgated thereunder (commonly referred to as the “Anti-Kickback Law”) or any similar state law that prohibits the payment or receipt of remuneration in return for referring an individual to the Company or the furnishing or arranging for the furnishing of any item or service for which payment is made in whole or in part by a Third Party Payor, or in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any goods, facility, service, or item for which payment may be made in whole or in part by a Third Party Payor.

(xiii)         (A) has been or is a party to a corporate integrity agreement, a Certificate of Compliance Agreement with the Office of Inspector General of the Department of Health and Human Services, or similar government-mandated compliance program, (B) has any continuing material reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Governmental Authority; or (C) has been served with or received any pending search warrants, subpoenas, or civil investigative demands from any Governmental Authority related to its business operations;

(xiv)         contracted with or employed any person or entity excluded from participation in the Medicare or Medicaid programs;

(xv)          violated or entered into any arrangement that violated any state statute or regulation respecting health care fraud and abuse; or

(xvi)        engaged in activities such that the actions or inactions in the foregoing clauses (i) through (xv), individually or in the aggregate, that could materially and adversely affect Company or Buyer.

(e)           None of the Unitholders, or any of the Company’s or its Subsidiaries’ current or former agents, contractors or employees (at the time of, in connection with, arising from, or otherwise related to such agents’ or contractors’ employment or retention by, or representation of the Company or its Subsidiaries): (i) has been convicted of or charged with any violation of any law related to Medicare, Medicaid or any other healthcare program; (ii) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Authority to avoid conviction of, any violation of any laws; (iii) is excluded, suspended, or debarred from participation, or has received a written notice of their exclusion, suspension, or debarment from participation, or is otherwise ineligible to participate, in Medicare, Medicaid or any other government healthcare program; (iv) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Authority to avoid conviction of, any criminal offense relating to the delivery of any item or service under a Federal Health Care Program, as that term is defined in Section 1128B(f) of the Social Security Act, 42 U.S.C. § 1320a-7b(f), or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder; or (v) has been designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(f)           The Company and its Subsidiaries currently have no revalidations pending with the Centers for Medicare and Medicaid Services in the U.S. Department of Health and Human Services (“CMS”) or any other Federal Health Care Program nor are there any revalidations with CMS or any other Federal Health Care Program that are required to be made by Company or its Subsidiaries within twelve months of the Closing Date. The most recent revalidation of each Company and Subsidiary location was completed on the date set forth opposite such location on Schedule 6.25(f) to this Agreement, and true, correct and complete copies of all Medicare Provider Enrollment, Chain, and Ownership System (PECOS) profiles pertaining to such Company and Subsidiary locations has been made available to Buyer. For purposes of this provision, a revalidation shall include any information provided as part of or in connection with a CMS-855S application submitted by the Company or any Persons acting on behalf of the Company.

(g)           Except as set forth on Schedule 6.25(g), the Company and its Subsidiaries do not have any rate appeal pending before any Governmental Authority of any administrator of any Third Party Payor that is one of the five largest Key Customers. Except as set forth on Schedule 6.25(g), the Company has not been notified by any Third Party Payor that is one of the five largest Key Customers or any government or governmental entity of any reduction in reimbursement rates. Except as set forth on Schedule 6.25(g), there are no impending proposed reductions in reimbursement from any Third Party Payor that is one of the five largest Key Customers or any government or governmental entity.

6.26         HIPAA. The Company is a Covered Entity pursuant to HIPAA and complies with HIPAA’s accompanying transaction set, privacy, breach notification, and security regulations. Company is in compliance with the standard transaction requirements established by HIPAA and has developed and has implemented reasonable and appropriate policies and procedures and training programs to ensure compliance with HIPAA’s privacy, breach notification, security and standard transactions regulations. Except as set forth on Schedule 6.26, the Company is not engaged in any internal or external investigations regarding its or any of its agents’, employees’ or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health information in violation of HIPAA or any other applicable law relating to the privacy, breach notification, security and transmission of health information. Except as set forth on Schedule 6.26, there has been no breach (as defined at 45 C.F.R. § 164.402), involving unsecured protected health information (as defined at 45 C.F.R. § 164.402) held by, the Company or any of its agents. To the extent required under HIPAA, the Company is a party to compliant business associate agreements and trading partner agreements with all appropriate parties in accordance with HIPAA.

6.27         No Additional Representations or Warranties.

Except for the representations and warranties contained in this Article VI, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent, Buyer or their Affiliates.

Article VII
PRE-CLOSING COVENANTS

7.01            Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in Section 7.02 and this Section 7.01), the Company will, and will cause its Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transaction, including using reasonable best efforts to cause the conditions to Closing set forth in Article X to be satisfied.

7.02            Regulatory Filings.

(a)            General. Subject to Section 7.02(b), each of the Parties shall, and Buyer shall cause its Affiliates to, use reasonable best efforts to (i) as promptly as practicable, obtain from any Governmental Authority any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order required to be obtained or made by Buyer, Merger Sub, the Company or any of its Subsidiaries, and to avoid any action or Proceeding by any Governmental Authority, in each case in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (ii) as promptly as practicable, and in any event within ten Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law. The Parties shall, and Buyer shall cause its Affiliates to, cooperate with each other in connection with obtaining all such consents, approvals, authorizations, declarations, waivers, licenses, franchises, permits or orders and the making of all such filings, including, if requested, providing copies of all such non-proprietary documents to the non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested by the non-filing Party and its advisors in connection therewith. Buyer, Merger Sub and the Company shall, and Buyer shall cause its Affiliates to, promptly furnish to each other all information required for any application or other filing to be made by any Party in connection with the Transactions. Buyer will not, and will not permit its Affiliates to, consent or agree to any voluntary delay of the consummation of the Transactions without the prior written consent of the Company.

(b)           Antitrust Laws. The Parties agree to make, and to cause their Affiliates to make, any necessary filings under the Hart-Scott-Rodino Act and any other applicable antitrust Laws as soon as practicable and no later than ten Business Days after the date hereof (provided that the Parties will use their respective reasonable best efforts to make such filings no later than five Business Days after the date hereof), which filings shall include a request for early termination of the applicable waiting period under the Hart-Scott-Rodino Act and any other antitrust Laws. The Parties shall, and shall cause its Affiliates to, comply at the earliest practicable date with any request under the Hart-Scott-Rodino Act or, if applicable, such other antitrust Laws to provide information, documents or other materials requested by any Governmental Authority. The Parties shall, and shall cause its Affiliates to use their reasonable best efforts to respond to any questions or any objections asserted by any Governmental Authority with respect to this Agreement or the Transactions and to resolve as soon as practicable. The Parties shall, and shall cause its Affiliates to, coordinate and cooperate with each other in connection with their efforts to respond to any questions or objections, including (A) cooperating in all respects in connection with any investigation or other inquiry, (B) keeping each other promptly informed of any material communication received by Buyer or any of its Affiliates from any Governmental Authority, including the Federal Trade Commission or U.S. Department of Justice or similar foreign Governmental Authority, regarding any of the Transactions, (C) providing each other and their advisors with a reasonable opportunity to (x) review and approve the content of any communication, presentations, white papers or other written materials to be submitted to any Governmental Authority in advance of any such submission, (y) consult with each other prior to any meeting or conference with any Governmental Authority, and (z) to the extent permitted by such Governmental Authority, attend and participate in such meetings or conferences, and (D) providing such other information and assistance as the Parties may reasonably request in connection with the foregoing. Buyer and Company shall be equally responsible for the payment of all filing fees under the Hart-Scott-Rodino Act and any other antitrust Laws.

7.03            Conduct of the Business.

(a)           From the date hereof until the Closing Date or the earlier valid termination of this Agreement, except (a) as set forth on Schedule 7.03, (b) as otherwise contemplated or permitted by this Agreement (including the consummation of the Pre-Closing Reorganization), (c) as required by Law, (d) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (e) for the use of available cash to repay any Funded Debt and pay Transaction Expenses prior to the Closing, the Company and Blocker Seller (i) shall use its reasonable best efforts to carry on the business of the Company, Blocker and their respective Subsidiaries in the Ordinary Course of Business and (ii) shall not, and shall cause its Subsidiaries not to:

(i)            issue, deliver, reissue or sell, dispose or pledge any of its equity securities;

(ii)            make any declaration or payment of any non-cash distributions on or in respect of any equity securities in the Company or Blocker or any redemption, purchase or acquisition of any of the Company’s or Blocker’s outstanding equity securities;

(iii)          create, incur, assume or guarantee any Funded Debt, other than (x) in the Ordinary Course of Business pursuant to the Company’s existing credit facilities, or (y) pursuant to arrangements solely among or between the Company and one or more of its Subsidiaries;

(iv)          enter into any Contract to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business;

(v)           transfer, assign, sell or make any other disposition of any of the properties or assets shown or reflected in the Latest Balance Sheet or cancel any indebtedness owed by third parties except for transactions entered into in the Ordinary Course of Business;

(vi)          transfer, assign or make any grant of any license or sublicense of any material rights under or with respect to any Intellectual Property except in the Ordinary Course of Business;

(vii)         make any loan to (or forgive any loan to), or enter into any other transaction or Contract with, any of its members, managers, officers or employees (including any of the Unitholders) or any of their respective Affiliates (other than salaries, wages or benefits paid in the Ordinary Course of Business);

(viii)        make any change in the organizational documents of the Blocker, Company or any of its Subsidiaries;

(ix)           make an election to change the tax classification of the Company or any of its Subsidiaries (as a corporation, partnership or disregarded entity) for federal, state or local Tax purposes;

(x)            except in the Ordinary Course of Business, as required by applicable Law or pursuant to the Plans or Contracts set forth on Schedule 6.19(a), (A) increase the salary payable or to become payable by it to any of the Company’s or its Subsidiaries’ employees whose base salary is in excess of $100,000, or (B) increase the coverage or benefits available under any severance pay, termination pay, deferred compensation, bonus or other incentive compensation plan or arrangement;

(xi)           terminate or make any material modification to or cancellation of any Material Contract with a Third Party Payor (excluding, for the avoidance of doubt, the expiration of any Material Contract in accordance with its terms); or

(xii)          adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization (other than this Agreement).

(b)           Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent the Company or any of its Subsidiaries from taking or failing to take any COVID-19 Measures or any action that is taken in good faith in response to COVID-19 and no such action (or failure to act) shall serve as a basis for Buyer or Parent to terminate this Agreement or that any of the conditions to the Closing contained herein have not been satisfied.

7.04         Access to Information; Contact with Business Relations.

(a)           From the date hereof until the Closing Date or the earlier valid termination of this Agreement, the Company shall provide Parent, Buyer and their authorized agents and representatives reasonable access, to the extent permissible under applicable law, at reasonable times and upon reasonable advance notice, to the Company’s and Blocker’s senior executive employees and the books and records of the Company, Blocker and their respective Subsidiaries to the extent relating to the transition of the Company’s and Blocker’s business to Buyer and Parent; provided that (i) such access does not unreasonably interfere with the operation of the Company’s, Blocker’s and their respective Subsidiaries’ business, (ii) in no event shall Parent or Buyer be permitted to conduct or cause to be conducted any environmental investigation, testing, sampling or other intrusive assessment of the current or former operations, facilities or real property of the Company, Blocker or any of their respective Subsidiaries without the prior written consent of the Company or Blocker, as applicable, which consent may be withheld by the Company or Blocker, as applicable, in its sole discretion, and (iii) the Company, Blocker and their respective Subsidiaries shall not be required to furnish to Parent, Buyer or any of their respective authorized agents or representatives or provide Parent, Buyer or any of their respective authorized agents or representatives with access to information if such access (x) would cause competitive harm to the Company, Blocker or any of their respective Subsidiaries if the Transactions are not consummated, (y) would result in the waiver or forfeiture of any attorney-client privilege, work product doctrine or similar privilege or (z) would be in violation of applicable Laws or the provisions of any Contract to which the Company, Blocker or any of their respective Subsidiaries is a party.

(b)           From the date hereof until the Closing Date or the earlier valid termination of this Agreement, Parent, Buyer and Merger Sub shall not, and shall cause their Affiliates not to, contact any channel partner, customer, supplier, distributor, lessee, lessor, equityholder, lender, noteholder or other material business relation of the Company or its Subsidiaries with respect to the Company, its Subsidiaries, their businesses or the Transactions, in each case, without receiving the prior written consent of the Company.

7.05         Exclusivity. From the date hereof until the Closing Date or the earlier valid termination of this Agreement, the Company, Blocker and their respective Subsidiaries shall not, and shall direct their respective directors, managers, officers, employees, investment bankers and other representatives not to, (a) solicit, initiate or encourage the initiation of any Acquisition Proposal, (b) participate in any discussions or negotiations with any third party regarding, or furnish to any third party any information in connection with, any Acquisition Proposal, or (c) agree to or approve any Acquisition Proposal.

7.06         Confidentiality Agreement. Each of the Buyer Parties, for themselves and on behalf of their respective Affiliates, employees and advisors, hereby agrees to be bound by and to comply with the letter agreement, dated as of February 13, 2020, by and between Robert W. Baird & Co. (as agent for the Company) and Buyer (the “Confidentiality Agreement”). Any information provided to the Buyer Parties and their respective authorized agents and representatives pursuant to Section 7.04(a) shall be governed by the Confidentiality Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing herein shall prevent the Buyer Parties from making any public announcement (whether in a press release, periodic securities filing or other external announcement) related to the Transaction that Buyer Parties reasonably believe to be required by applicable Law or the requirements of any stock exchange or quotation system. Buyer Parties may make earnings announcements and participate in investor conferences in the ordinary course of business in which this Agreement and the Transactions are discussed.

7.07         Pre-Closing Reorganization. Blocker Seller shall, and shall cause Blocker and Splitter to, consummate the Pre-Closing Reorganization prior to the Closing.

7.08         Notice of Certain Events.

(a)           From the date hereof until the Closing or the earlier valid termination of this Agreement, the Company will use its reasonable best efforts to promptly notify Buyer in writing if the Company, Blocker or their respective Subsidiaries receive any of the following:

(i)            receipt of a written termination notice of any agreement with any Third Party Payor constituting 5% or more of the Company’s revenues in the immediately preceding twelve (12) months period prior to the execution date of this Agreement;

(ii)            receipt of written notice of governmental investigation or audit by the Office of the Inspector General of the Department of Health and Human Services, the U.S. Department of Justice, Medicaid or any other Federal Health Care Program, other than routine claims audits which shall be defined, for purposes this Section 7.08, as any audit that is not based upon a statistical sample or any request for data or information, including medical records, relating to fewer than 50 paid claims for any items or services furnished to patients by the Company;

(iii)          receipt of written termination notice or a written dispute notice received from any vendor that supplies CGM monitors;

(iv)          any written demand or written claim from any Person in excess of $500,000;

(v)           any written demand or written claim from any Taxing Authority in excess of $150,000;

(vi)          any Class Action lawsuit filed by any Persons against the Company, regardless of any specified amount;

(vii)         any written termination or written revocation notice from any Federal Health Care Program;

(viii)        any written investigation, written claim or written demand asserted by any state licensure authority;

(ix)           any written correspondence, written filing or other written communication with any Governmental Authority relating to the Phishing Incident, opposing counsel in the Espinoza Litigation, or opposing counsel in the Data Breach Litigation (in each case, as such terms are defined in the Schedules); or

(x)            written notice of any data breach (as defined under 42 C.F.R. § 164.402) involving unsecured protected health information (as defined under 42 C.F.R. § 164.402) associated with fifty (50) patient medical records or any other data breach that would be reportable to the Office of Civil Rights.

(b)           The Buyer’s receipt of information pursuant to this Section 7.08 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Blocker Seller or the Company in this Agreement and shall not be deemed to amend or supplement the Schedules.

(c)           Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 10.02, as it applies to the Company’s obligations under this Section 7.08, shall be deemed satisfied so long as the Company does not, with knowledge (actual or constructive) or negligently, materially breach its obligations under this Section 7.08.

7.09         Financing. Each of the Buyer Parties and Merger Sub will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange, obtain and consummate the Financing no later than the date the Closing is required to be effected in accordance with this Agreement, including using reasonable best efforts to (a) comply in all material respects with their obligations under the Financing Letters, (b) maintain the Financing Letters in full force and effect in accordance with its terms, (c) satisfy (or, if deemed advisable by Parent or Buyer, to obtain the waiver of) on a timely basis all conditions applicable to Parent’s or Buyer’s obtaining the Financing, (d) negotiate and enter into definitive agreements with respect thereto consistent with the terms and conditions described in the Financing Letters (and any flex provisions in the Fee Letters) or on terms and conditions not less favorable to Parent or Buyer with respect to conditionality than the terms and conditions contained in the Financing Letters so long as such terms shall not in any respect expand on the conditions to funding of the Financing at or prior to the Closing or reduce (or could have the effect of reducing) the aggregate amount of the Financing below the amount required (together with other financial resources of the Buyer Parties and their Subsidiaries, including cash on hand of Parent or Buyer and its Subsidiaries) to pay the aggregate consideration and other amounts payable by the Buyer Parties on the Closing Date, to refinance any indebtedness required to be refinanced in connection with the Transactions and to pay all Transaction Expenses to be borne by the Buyer Parties in connection with this Agreement on the Closing Date, (e) enforce their rights under the Financing Letters, and (f) in the event that all conditions to the Financing have been satisfied or waived (and that the funding of such Financing is necessary to pay the aggregate consideration payable by Parent and Buyer on the Closing Date, to refinance any indebtedness required to be refinanced in connection with the Transactions and to pay all Transaction Expenses to be borne by Buyer in connection with this Agreement on the Closing Date), cause the equity sources, lenders and other Persons providing Financing to fund on the Closing Date the Financing, if and to the extent necessary for the foregoing purposes. Without limiting the generality of the foregoing, prior to the Closing, the Buyer Parties shall give the Company reasonably prompt notice (i) of any material breach or default related to the Financing of which any Buyer Party becomes aware, (ii) of the receipt or delivery of any written notice or other written communication, in each case from any Person party to the Financing Letters (or any Affiliate of such Person) with respect to (1) any actual or threatened breach, default, termination, or repudiation by any party to the Financing Letters with respect to the obligation to fund the Financing, (2) any material dispute or disagreement between or among parties to any of the Financing Letters with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or the Financing Letters) or (3) the assertion of any “material adverse effect” with respect to the Company or the Buyer Parties or Merger Sub (or their respective Subsidiaries), or any term of similar meaning, (iii) of the expiration or termination for any reason of the Financing Letters or any definitive documentation with respect to the Financing entered into in connection therewith (or if any Person party thereto attempts or purports in writing to terminate the Financing Letters or any definitive agreements entered into in connection therewith, whether or not such attempted or purported termination is valid), and (iv) if at any time for any reason any of the Buyer Parties or Merger Sub believes in good faith that all or any portion of the Financing is unavailable on the terms and conditions contemplated by the Financing Letters. In connection with any notice thereof, the Buyer Parties shall promptly provide information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii), (iii), or (iv) of the immediately preceding sentence (other than information to the extent that the provision thereof would violate or waive any attorney-client or other privilege, constitute attorney work product or violate or contravene any law, rule or regulation, or any obligation of confidentiality). If any portion of the Financing for any reason becomes unavailable on the terms and conditions contained in the Financing Letters, the Buyer Parties shall (A) notify the Company of such unavailability and (B) use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing, including from alternative sources, with conditions not less favorable in any material respect to the Buyer Parties than the conditions contained in the Financing Letters (the “Alternative Financing”). Prior to the Closing, without the prior written consent of the Company, the Buyer Parties shall not agree to, or permit, any amendment, modification, supplement, termination, replacement or waiver under, the Financing Letters, Fee Letter or definitive documentation relating to the Financing; provided that the Buyer Parties shall have the right from time to time to amend, supplement, modify, terminate, waive, replace or extend the Financing Letters, Fee Letter or definitive documentation with respect to the Financing so long as such amendment, modification, supplement, termination, waiver, extension or replacement would not reasonably be expected to (A) reduce (or could have the effect of reducing) the amounts available to be funded under the Financing on the Closing Date below the amount required (together with other financial resources of the Buyer Parties, Merger Sub and their respective Subsidiaries, including cash on hand of the Buyer Parties, Merger Sub and their respective Subsidiaries) to pay the aggregate consideration and other amounts payable by the Buyer Parties on the Closing Date, to refinance any indebtedness required to be refinanced in connection with the Transactions and to pay all Transaction Expenses to be borne by the Buyer Parties in connection with this Agreement on the Closing Date, or (B) expand on, or impose new or additional conditions precedent or terms, or amend or modify any conditions precedent or terms in each case which would reasonably be expected to (i) prevent, delay, or impair the availability of the Financing when required to be funded or the satisfaction of the conditions to obtaining the Financing, in each case on the Closing Date, or (ii) adversely affect the ability of the Buyer Parties to enforce its rights against the other parties to the Financing Letters. After any amendment, supplement, modification, replacement or waiver of the Financing Letters or the definitive documentation (prior to the Closing) with respect to the Financing in accordance with this Section 7.09, the Buyer Parties shall promptly deliver to the Company true and complete copy thereof (and in the case of the Fee Letters, redacted in a manner consistent with Section 4.06). For purposes of this Agreement, the terms “Financing Letters” and “Fee Letters” shall include and mean such documents as amended, supplemented, modified, waived, replaced or extended in compliance with this Section 7.09 (including any Alternative Financing) and references to “Financing” shall include and mean the financing contemplated by the Financing Letters or Fee Letters, as applicable, as so amended, supplemented, modified, waived, replaced or extended, as applicable, or any Alternative Financing, if applicable. Notwithstanding anything in this Agreement to the contrary, none of the Company, the Blocker, the Blocker Seller or any of their respective Subsidiaries or Affiliates shall have any agreement, covenant or obligation to assist any of the Buyer Parties or any other Person with respect to the Financing. Notwithstanding anything herein to the contrary, in no event shall “reasonable best efforts” of Buyer Parties or Merger Sub under this Section 7.09 be deemed or construed to require any Buyer Party or Merger Sub to instigate or pursue litigation against any of the Debt Financing Sources.

7.10         Company 2019 Audited Financials. On or before June 30, 2020, the Company shall deliver to Parent copies of the audited consolidated balance sheet of Solara Medical Supplies, LLC, a California limited liability company, as December 31, 2019 and the related audited consolidated statements of income and cash flows for the fiscal year ended December 31, 2019 (collectively, the “2019 Audited Financials”). The 2019 Audited Financials shall fairly present in all material respects the financial position and results of operations of Solara Medical Supplies, LLC and its subsidiaries as of the date and for the period referred to therein and shall be prepared in accordance with GAAP applied on a consistent basis throughout the period involved. From and after the date on which the 2019 Audited Financials are delivered to Parent pursuant to this Section 7.10 until the Closing or the earlier valid termination of this Agreement, the Company will in good faith assist Parent with its efforts to obtain any consents or approvals required from the auditor of the 2019 Audited Financials so that Parent may include the 2019 Audited Financials in any periodic securities filing or other external announcement of Parent to the extent required by applicable Law or the requirements of any stock exchange or quotation system. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 10.02, as it applies to the Company’s obligation to in good faith assist Parent with its efforts to obtain any consents or approvals required from the auditor of the 2019 Audited Financials shall be deemed satisfied so long as the Company does not knowingly and willfully materially breach its obligations under this Section 7.10.

Article VIII
POST-CLOSING COVENANTS

8.01         Further Assurances. From and after the Closing, upon the reasonable request of any Party and at such Party’s expense, any other Party shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.

8.02         Director and Officer Liability and Indemnification.

(a)           For a period of six years after the Closing Date, Buyer shall not, and shall not permit Blocker, the Company or any of its Subsidiaries to amend, repeal or modify any provision in Blocker’s, the Company’s or any of its Subsidiaries articles of incorporation or bylaws (or equivalent organizational documents) relating to the exculpation or indemnification of any current or former officer or director or person exercising similar authority (the “D&O Indemnified Persons”) (unless required by Law), it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation and indemnification to the fullest extent of the law.

(b)           During the period from the Closing until the six-year anniversary thereof, Buyer shall, and shall cause Blocker, the Company and each of its Subsidiaries to (i) indemnify, defend and hold harmless each D&O Indemnified Person against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “D&O Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with Blocker, the Company or its Subsidiaries, as applicable, occurring or alleged to have occurred before or at the Closing (including any D&O Claim relating in whole or in part to this Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of Blocker, the Company and its Subsidiaries, as applicable, to the D&O Indemnified Persons in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the respective organizational documents of each of Blocker, the Company and its Subsidiaries as in effect on the date hereof and (B) any indemnification agreements with a D&O Indemnified Person, which shall in each case survive the Closing and continue in full force and effect to the extent permitted by applicable Law. Without limiting the foregoing, from and after the Closing, Buyer shall ensure that each of Blocker, the Company and its Subsidiaries fulfills its obligations to the applicable D&O Indemnified Person pursuant to the terms of the respective organizational documents of each of Blocker, the Company and its Subsidiaries as in effect on the date hereof; provided, however, notwithstanding anything to the contrary, the sole recourse of any D&O Indemnified Person shall be the proceeds of the Tail Policy and as provided in this Section 8.02.

(c)           At the Closing, Buyer will, or will cause the Company to, obtain and maintain irrevocable “tail” insurance policies (the “Tail Policy”) naming the D&O Indemnified Persons as direct beneficiaries with a claims period of six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Buyer will not, and will cause the Company to not, cancel or change such insurance policies in any respect. All fees and expenses incurred in connection with obtaining the Tail Policy shall be borne by the Unitholders (as a Transaction Expense).

(d)           If Buyer, Blocker, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer, Blocker, the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 8.02. The provisions of this Section 8.02 are intended for the benefit of, and will be enforceable by, each D&O Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

8.03         R&W Policy. The R&W Policy shall provide that, except in the event of Fraud, the insurer or the insurers issuing such policy shall have no right, and shall waive any right, of subrogation, contribution or otherwise against Blocker Seller and the Unitholders or any of their representatives based upon, arising out of, or in any way connected to this Agreement, the transactions contemplated hereby or the R&W Policy. Blocker Seller and the Unitholders shall be express third party beneficiaries under the R&W Policy of the immediately preceding subrogation provision. The Buyer Parties and their Affiliates shall not agree to amend, waive, modify or otherwise revise the foregoing subrogation provision without the prior written consent of the Representative.

8.04         Access to Books and Records. From and after the Closing until the seventh anniversary of the Closing Date, Buyer shall, and shall cause the Surviving Company and its Subsidiaries, (a) not to destroy, alter or otherwise dispose of any books and records of the Surviving Company and its Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Representative and offering to surrender to the Representative (on behalf of the Unitholders and Blocker Seller) such books and records or such portions thereof and (b) to provide the Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Surviving Company and its Subsidiaries with respect to periods prior to the Closing Date.

8.05            Transfer Taxes. Buyer shall pay, or cause to be paid, when due all stamp, stock transfer, documentary, filing, value-added, transfer (including real property transfer or gains) tax, recording charge or other similar Tax, charge, or fee imposed on Blocker, the Company and its Subsidiaries, Blocker Seller or one or more of the Unitholders as a result of the Transactions (collectively, “Transfer Taxes”) and shall file (at its own expense), or cause to be filed, all Tax Returns with respect to such Transfer Taxes. The Representative shall use its reasonable best efforts to cooperate with Buyer in the filing of any Tax Returns with respect to the Transfer Taxes.

8.06            Employment and Benefit Arrangements. Except as required under applicable Law or as may be set forth in any employment agreement, nothing herein shall obligate Buyer to cause the Company or its Subsidiaries to continue to employ any employee for any specific time period, and, except as may be set forth in any employment agreement or required under applicable Law, employees shall be treated as employees at will, subject to the employment policies implemented or continued by Buyer. During the twelve-month period following the Closing, Buyer shall provide each employee of the Company and its Subsidiaries, who are employed by the Company and its Subsidiaries as of the Closing Date (the “Continuing Employees”) with (a) base salary or wage rate and other compensation and bonus opportunities (to the extent pursuant to a written bonus plan) no less favorable to that provided immediately prior to the Closing Date, and (b) employee benefits that are substantially comparable, in the aggregate, to those employee benefits and Plans provided to such employees immediately prior to the Closing Date. Nothing herein shall be construed to grant any employee, independent contractor, or other Person, not party to this agreement, any rights or benefits, including as a third party beneficiary. The Company or its Subsidiaries will provide all required notices and shall comply with all legal requirements regarding the termination of any employees on and following the Closing including, but not limited to, the Worker Adjustment and Retraining Notification Act and all similar Laws. Buyer shall use commercially reasonably efforts provide all Continuing Employees full service credit for periods of employment with the Company and its Subsidiaries for all purposes under any employee benefit plans and arrangements in which they participate following the Closing Date to the same extent such service is recognized by the Company and its Subsidiaries immediately prior to Closing; provided, however, that Buyer shall not be required to recognize such service (i) for purposes of benefit accrual under defined benefit pension plans, (ii) for purposes of plans that are frozen to new participants, or (iii) to the extent that such credit would result in a duplication of benefits. To the extent that Buyer modifies any coverage or benefit plans under which the Continuing Employees participate, Buyer shall use commercially reasonable efforts to waive all applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give all such Continuing Employees full credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the plan year in which such coverage or plan modification occurs. This Section 8.06 shall survive the Closing, and shall be binding on all successors and assigns of Buyer, the Company and its Subsidiaries.

8.07            Name Change. Within seven days after the Closing, Buyer shall cause Blocker to amend its organizational documents and file such documents with the Delaware Secretary of State as are necessary to eliminate any reference to “Linden Capital Partners,” “Linden”, “LCP” or any derivation thereof.

8.08            Overpaid Founder Earnout Amount. In the event that the Founder Earnout Amount included in the Estimated Closing Statement is greater than the amount actually paid by the Company and its Subsidiaries pursuant to Section 2.6(b)(iv) of the 2018 Purchase Agreement as finally determined in accordance with the 2018 Purchase Agreement (excluding any amounts that may become due and payable under Section 2.6(k) of the 2018 Purchase Agreement) (the amount of such difference, the “Overpaid Founder Earnout Amount”), then within two Business Days of such payment pursuant to Section 2.6(b)(iv) of the 2018 Purchase Agreement, Buyer shall pay, or cause to be paid, to the Representative (for further distribution to Blocker Seller and the Unitholders, as applicable) the Overpaid Founder Earnout Amount by wire transfer of immediately available funds.

8.09            Restrictive Covenants.

(a)           During the period beginning on the Closing Date and ending on the second anniversary thereof, Blocker Seller will and will cause the directors, managers, officers and employees of any investment fund that is an Affiliate thereof or a portfolio company that is controlled by such investment fund (each a “Restricted Party”) not to solicit for hire or engagement or hire or engage any person set forth on Schedule 8.09(a); provided, that the foregoing shall not prohibit (i) soliciting or hiring any such person who responds to a general, non-targeted media advertising, (ii) soliciting or hiring any such person whose employment with the Company or any of its Subsidiaries was terminated or otherwise ceases prior to the date of such initial solicitation or hiring or (iii) the chief executive officer of the Company as of the date of this Agreement from serving on any board of directors, board of managers or similar governing body of any portfolio company (as such term is commonly understood among private equity professionals) of any investment fund that is an Affiliate of Blocker Seller.

(b)           Buyer, on the one hand, and each Restricted Party on the other hand, agree that the duration and geographic scope of the restrictions set forth in this Section 8.09 as applicable to such Restricted Party are fair, reasonable and necessary to protect the legitimate business interests of Buyer and the goodwill of the Company. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, each Restricted Party agrees that the provision applicable to such Restricted Party shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

(c)           If a court of competent jurisdiction should declare the covenants contained in this Section 8.09 unenforceable because of any unreasonable restriction of activities, duration, and/or geographical area, then the parties hereby acknowledge and agree that such court shall have the express authority to reform the covenants to provide for reasonable restrictions and/or grant the Surviving Company and Buyer such other relief at law or in equity reasonably necessary to protect the interests of the Surviving Company.

(d)           The Restricted Parties acknowledge that a breach of any provision of this Section 8.09 by any such party would cause the Surviving Company and Buyer to suffer immediate and irreparable harm, for which no adequate remedy at law exists. In the event of a breach or threatened breach by any of the Restricted Parties of the provisions of the covenants contained in this Section 8.09, the Surviving Company and Buyer shall be entitled to injunctive or mandatory relief to prevent or end such breach to enforce the covenant. Nothing herein shall be construed as prohibiting the Surviving Company or Buyer from pursuing any other remedies available to it at law or in equity for such breach or such threatened breach, including the recovery of damages.

8.10         Share Consideration Restrictions. Until the date which is one year following the Closing Date, Blocker Seller and the Unitholders shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Parent Common Stock constituting Share Consideration, enter into any transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Parent Common Stock, whether any such aforementioned transaction is to be settled by delivery or such securities or such other securities, in case or otherwise; provided, that, the restrictions set forth in this Section 8.10 shall not prohibit (a) any Unitholder who is a natural person from transferring any Parent Common Stock either during his or her lifetime, or on death by will or intestacy, to (i) any of his or her Family Members, (ii) a trust, the beneficiaries of which are exclusively such Unitholder or a Family Member thereof or (iii) a family partnership, the partners of which consist exclusively of such Unitholder or a Family Member thereof or (b) any Unitholder who is not a natural person from transferring any Parent Common Stock to any of its Affiliates, stockholders, equityholders, general partners, limited partners, limited liability company members, or any investment fund managed by such person or any of its Affiliates; provided, that each such transfer is made in compliance with applicable U.S. state and federal securities Laws, the transferee agrees to be bound in writing by the terms of this Section 8.10 prior to such transfer and such transfer shall not constitute a disposition for monetary value.

8.11         NASDAQ Listing. Promptly following the issuance of the Share Consideration, Parent shall use reasonable best efforts to cause the Share Consideration to be listed on the NASDAQ Capital Market.

8.12            Parent Common Stock Legend Removal.

(a)           On the date that is one year following the Closing Date, Parent shall remove, or cause its registrar and transfer agent to remove, the restrictive legends referred to in Section 5.10 from the certificates evidencing the Share Consideration provided that the holder of such Parent Common Stock is not, and has not been for three months preceding such date, an “affiliate” of Parent as such term is defined in Section 501 of the Securities Act.

(b)           If any restrictive legends referred to in Section 5.10 remain on the certificates evidencing the Share Consideration following the one year anniversary of the Closing Date because the holders of such Parent Common Stock were an “affiliate” of Parent, then upon request of a holder of Parent Common Stock and Parent’s receipt of an opinion of counsel for such requesting holder that the removal of the restrictive legends referred to in Section 8.10 is in compliance with applicable Law, Parent shall remove, or cause its registrar and transfer agent to remove, the restrictive legends referred to in Section 5.10 from the certificates evidencing the Share Consideration.

Article IX
TAX COVENANTS

9.01         Tax Return Filing.

(a)            After the Closing, Representative shall prepare or cause to be prepared all Income Tax Returns with respect to Pass-Through Income Tax Matters of the Company and its Subsidiaries and of Blocker for periods ending on or before the Closing Date, in each case, the due date of which (taking into account extensions of time to file) is after the Closing Date, but only to the extent not filed prior to the Closing Date (the “Representative Returns”). Representative shall submit each such Representative Return to Buyer at least thirty days prior to the due date (taking into account any extensions) for Buyer’s review, comment and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)           Excluding any Representative Returns, Buyer shall prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries and for Blocker for periods ending on or before the Closing Date and for any Straddle Period, in each case, the due date of which (taking into account extensions of time to file) is after the Closing Date (the “Buyer Returns”). Buyer shall submit (i) each such Buyer Return related to the Company and its Subsidiaries to the Representative at least thirty days prior to the due date (taking into account any extensions) for the Representative’s review, comment, and approval, which approval shall not be unreasonably withheld, conditioned or delayed and (ii) each such Buyer Return related to Blocker to Blocker Seller at least thirty days prior to the due date (taking into account any extensions) for Blocker Seller’s review, comment, and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)           All Tax Returns prepared under Sections 9.01(a) or (b) shall be prepared and filed in a manner consistent with the past procedures and practices and accounting methods of the Company and its Subsidiaries or Blocker, as applicable, and this Article IX; provided that, with respect to the preparation and filing of the Tax Returns under this Section 9.01 with respect to Income Taxes, such Tax Returns shall reflect all applicable Transaction Tax Deductions in the Pre-Closing Tax Period so long as such Transaction Tax Deductions are “more likely than not” deductible (or deductible at a higher confidence level) in the Pre-Closing Tax Period (and, for that purpose, the safe-harbor election of Internal Revenue Service Revenue Procedure 2011-29 (or corresponding state or local election) shall be made on the applicable Tax Return for any success-based fees), and if any such Tax Return shows a net operating loss, the Company or its Subsidiaries shall carryback such net operating loss to previous Pre-Closing Tax Periods to the maximum extent permitted by applicable Law. Buyer shall cause the Company and its Subsidiaries and Blocker to timely file all Tax Returns prepared pursuant to this Section 9.01.

9.02          Pre-Closing Tax Matters. After the Closing, Buyer shall not, and Buyer shall cause its Affiliates (including Blocker and the Company and its Subsidiaries) not to, (a) other than Tax Returns that are filed pursuant to Section 9.01, file or amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period, (b) after the date any Tax Return filed pursuant to Section 9.01 is filed, amend or otherwise modify any such Tax Return, (c) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (d) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, (e) make or initiate any voluntary contact with a Taxing Authority (including any voluntary disclosure agreement or similar process) regarding any Pre-Closing Tax Period, or (f) take any other action with respect to a Pre-Closing Tax Period that could cause the Unitholders and/or Blocker Seller to have additional Tax liability for any such Pre-Closing Tax Period.

9.03         Tax Proceedings . Notwithstanding any other provision of this Agreement, after the Closing, the Company and its Subsidiaries and Buyer (and any of their respective Affiliates) shall promptly notify the Representative in writing upon receiving notice from any Taxing Authority of the commencement of any claim, audit, examination, or administrative or court proceeding relating to any audits or assessments or other disputes regarding any Taxes or any Tax Return filed by the Company or its Subsidiaries with respect to Pre-Closing Tax Periods for any Pass-Through Income Tax Matter (a “PT-Tax Proceeding”). Notwithstanding any other provision of this Agreement, the Representative shall have the sole right in its discretion to elect to represent the interests of the Company and its Subsidiaries and its direct and indirect owners in any PT-Tax Proceeding (including any settlement or disposition thereof) that is not conducted pursuant to the Partnership Audit Tax Rules. Buyer shall take all action reasonably necessary (including providing a power of attorney) to enable the Representative to exercise its control rights as set forth in this Section 9.03; provided that Buyer shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Representative. Notwithstanding the above, Representative shall not consent to the entry of any judgment, or settle, compromise or discharge any PT-Tax Proceeding without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed) if such action would have the effect of increasing the Tax liability of the Company and its Subsidiaries or Blocker in a Post-Closing Tax Period. With respect to any PT-Tax Proceedings that is not conducted pursuant to the Partnership Tax Audit Rules that the Representative does not elect to control pursuant to this Section 9.03, Buyer shall have the sole responsibility for, and shall control, such PT-Tax Proceeding, including the settlement and disposition thereof; provided, however, that (i) the Representative shall have the right to participate in such PT-Tax Proceeding, including to review in advance and reasonably comment upon submissions made in the course of such PT-Tax Proceeding and to attend any in-person or telephonic meetings, (ii) Buyer shall diligently pursue such PT-Tax Proceeding in good faith as if it were the sole party in interest and (iii) the Representative’s consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement that could affect the Tax liability of the Unitholders or Blocker Seller. Buyer shall represent the interest of the Company and its Subsidiaries and its direct and indirect owners in any PT-Tax Proceeding that is conducted pursuant to the Partnership Tax Audit Rules and shall not make, nor shall Buyer allow any person serving as the “partnership representative” (as defined in Section 6223 of the Code) or “designated individual” of the Company to make, any election pursuant to Section 6226 of the Code or any similar state or local law with respect to any such PT-Tax Proceeding.

9.04            Cooperation. Buyer, the Company and its Subsidiaries and Blocker and the Representative shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 9.01 and any audit, litigation or other proceeding with respect to Taxes and the computation and verification of any amounts paid or payable under this Article IX (including any supporting work papers, schedules and documents). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall, and shall cause its Subsidiaries to, retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Tax periods and shall abide by all record retention agreements entered into with any Taxing Authority, and shall give the Representative reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that tax period, and if the Representative so requests, the Company shall, and shall cause its Subsidiaries to, allow the Representative to take possession of such books and records rather than destroying or discarding such books and records.

9.05            No Code Section 338 or Section 336 Election. Buyer shall not, and shall cause its Affiliates (including Blocker and the Company (and the Surviving Company) and its Subsidiaries) not to, make any election under Section 338 or 336 of the Code (or any similar provision under state, local or non-U.S. Law) with respect to the acquisition of Blocker pursuant to this Agreement; provided that (a) Buyer or its Affiliates may, in their sole discretion, make an election under Section 338(g) of the Code and (b) if an election under Section 338(g) of the Code is so made, Buyer and its Affiliates shall pay all Taxes arising from or associated with such election under Section 338(g) of the Code and shall indemnify and otherwise promptly reimburse Blocker Seller, the Unitholders, the Representative and any Affiliate or direct or indirect owner, partner, shareholder or member of each of the foregoing with respect to any Taxes or other costs and expenses arising from or attributable to such election under Section 338(g) of the Code.

9.06            Tax Refunds. After the Closing Date, except to the extent (a) included as an asset in Working Capital as finally determined hereunder or (b) attributable to the carryback of any loss from a Post-Closing Tax Period to a Pre-Closing Tax Period, Blocker Seller and the Unitholders shall be entitled to all Tax refunds (including any Tax refunds resulting from the carryback of net operating losses, capital loss or other tax attribute from one Pre-Closing Tax Period to another Pre-Closing Tax Period, to the maximum extent permitted by applicable Law, including the CARES Act) (and Overpayment Credits) received by Buyer or any of its Affiliates, the Company (including, for the avoidance of doubt, the Surviving Company) or any of its Subsidiaries or Blocker for any Pre-Closing Tax Period; provided that, any such amounts with respect to the Blocker shall be for the sole benefit of Blocker Seller. Buyer (or any of its Affiliates, including Blocker or the Surviving Company) will pay over to the Representative (for further distribution to Blocker Seller and the Unitholders, as applicable) any such Tax refund promptly (but in all cases within five Business Days) after actual receipt of such Tax refund (or, in the case of any Overpayment Credits, promptly (but in all cases within five Business Days) upon filing the applicable Tax Return where such Overpayment Credit is used to reduce Taxes otherwise payable). Buyer shall, and shall cause the Surviving Company, to elect to carry back any item of loss, deduction, or credit from any Transaction Tax Deductions and any pre-closing losses generally to prior taxable years to the fullest extent permitted by Law (using any available short-form or accelerated procedures) and, for the avoidance of doubt, neither Parent nor Buyer shall, and each of them shall not allow the Surviving Company, its Subsidiaries, or the Blocker, to make any election to waive the carryback of any net operating loss under Section 172(b)(3) of the Code (or any similar state, local, or non-U.S. Law) or other Tax attribute or Tax credit incurred or realized in a Pre-Closing Tax Period by the Company (including pursuant to Section 2303 of the CARES Act). To the extent permitted by applicable Law, Buyer (or any of its Affiliates, including Blocker or the Surviving Company) shall request a refund (rather than a credit in lieu of a refund) with respect to all Pre-Closing Tax Periods. If requested by the Representative, Buyer shall cause the Surviving Company, any Subsidiaries thereof, or Blocker to amend any Tax Returns for any Pre-Closing Tax Period to conform to the provisions of the CARES Act that apply to years ending on or prior to January 1, 2020, to the extent such amendment is reasonably expected to result in a refund that is for the benefit of Blocker Seller or the Unitholders under Section 9.06.

9.07            Straddle Period. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, Taxes of the Company and its Subsidiaries and Blocker, as applicable, based on or measured by income, gross or net sales, or payments or receipts shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the close of business on the Closing Date and any other Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis.

9.08            Closing of Tax Period.

(a)           The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company and its Subsidiaries for all Tax purposes; provided that the Parties agree that the Transactions result in a continuation of the Company and applicable Subsidiaries and not a termination within the meaning of Section 708(b) of the Code and no Party shall take a position inconsistent therewith for any Tax purpose. Notwithstanding anything in this Section 9.08 to the contrary, following the Closing, Buyer may cause a termination within the meaning of Section 708(b) of the Code.

(b)           With respect to the preparation of any Income Tax Return for any Straddle Period, the Parties agree (a) the Company and its Subsidiaries shall use the “interim closing method” (and the “calendar day convention”) pursuant to Section 706 of the Code (and any similar provision of state, local or non-U.S. law) to account for any varying interests in the Company such that any income, gain, loss and deduction (and any other items) for the portion of such Straddle Period ending on and including the Closing Date shall be allocated solely to the members of the Company with respect to the Pre-Closing Tax Period, (b) all deductions of the Company and its Subsidiaries attributable to the Transactions (including any deductions attributable to the Transaction Tax Deductions) shall be taken into account in the Pre-Closing Tax Period (and allocated solely to the members of the Company with respect to the Pre-Closing Tax Period) to the extent “more likely than not” deductible (or deductible at a higher level of confidence) in the Pre-Closing Tax Period, determined as if the Tax year ended on and included the Closing Date, and applying the seventy percent safe-harbor election under Internal Revenue Service Revenue Procedure 2011-29 to any “success-based fees,” (c) any financing or refinancing arrangements entered into at any time by or at the direction of the Buyer or its Affiliates or any other transactions entered into by or at the direction of the Buyer or its Affiliates in connection with the Transactions shall not be taken into account in the Pre-Closing Tax Period, and (d) any items of income, gain, loss and deduction attributable to transactions outside the ordinary course of business on the Closing Date after the time of the Closing shall not be taken into account in the Pre-Closing Tax Period.

(c)           Buyer shall cause Blocker to join Buyer’s “consolidated group” (as defined in Treasury Regulation Section 1.1502-76(h)) effective on the day after the Closing Date. The Parties agree that Buyer and its Affiliates and the Company and its Subsidiaries (i) shall not make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or any make any similar election or ratably allocate items under any corresponding provision of state, local or non-U.S. Law) and (ii) shall not apply the “next day” rule of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) with respect to any of the Transaction Tax Deductions.

9.09         Allocation of the Closing Cash Payment. For U.S. federal and applicable state income Tax purposes, the Representative shall allocate the Transaction Consideration (other than the Blocker Purchase Price) plus a ratable share of the applicable liabilities of the Company and its Subsidiaries and any other relevant items required to be taken into account for income Tax purposes in accordance with the allocation principles set forth on the Allocation Schedule attached hereto as Exhibit E for purposes of determining the portion of the gain or loss recognized upon the sale of the Preferred Units and the Common Units pursuant to the Merger that is attributable to the Company’s “unrealized receivables” and “inventory items” (as such terms are defined in Section 751 of the Code). The Parties shall not, and Buyer shall cause its Affiliates not to, take any position in any audits, Tax Returns or otherwise which is inconsistent with such allocation unless required to do so by a final “determination” pursuant to Section 1313(a) of the Code.

9.10          Tax Treatment of Payments. Any adjustment payments pursuant to Section 3.03 and any payments of Tax refunds pursuant to Section 9.06 will be deemed adjustments to the Closing Cash Payment, unless otherwise required by Law.

9.11         Intermediary Transaction Tax Shelter. Buyer shall not take any action with respect to Blocker, the Company or any of its Subsidiaries that would cause the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

Article X
CONDITIONS TO THE OBLIGATIONS OF BUYER, PARENT AND MERGER SUB

The obligations of Buyer, Parent and Merger Sub to consummate the Transactions are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in writing in whole or in part by Buyer:

10.01       Accuracy of Representations and Warranties. The representations and warranties set forth in Article V and Article VI shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” set forth therein) as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

10.02            Compliance with Covenants. The Company and Blocker Seller shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

10.03       No Adverse Proceeding. No Proceeding by or before any Governmental Authority shall be pending against the Company or Blocker Seller wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the Transactions, declare unlawful the Transactions or cause such Transactions to be rescinded.

10.04       No Material Adverse Effect. Since the date hereof, there has not been any Material Adverse Effect.

10.05       Termination of HSR Waiting Period

. The waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

Article XI
CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND BLOCKER SELLER

The obligation of the Company and Blocker Seller to consummate the Transactions is subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in writing in whole or in part by the Company and the Representative:

11.01       Accuracy of Representations and Warranties. The representations and warranties set forth in Article IV shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Buyer Material Adverse Effect”), as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate has not, or would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

11.02       Compliance with Covenants. Each of Buyer, Parent and Merger Sub shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

11.03       No Adverse Proceeding. No Proceeding by or before any Governmental Authority shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the Transactions, declare unlawful the Transactions or cause such transactions to be rescinded.

11.04       Termination of HSR Waiting Period. The waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

Article XII
DEFINITIONS

12.01       Defined Terms. As used herein, the following terms shall have the following meanings:

“2018 Purchase Agreement” means that certain Purchase Agreement, dated as of May 8, 2018, by and among Solara Intermediate, LLC, a Delaware limited liability company, Tod Robinson, Solara Medical Holding Corporation, a California corporation, and Solara Medical Supplies, a California corporation.

“2018 Year-End Financial Statements” has the meaning set forth in Section 6.07(a).

“2019 Year-End Financial Statements” has the meaning set forth in Section 6.07(a).

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

“2019 Audited Financials” has the meaning set forth in Section 7.10.

“Accounting Principles” means (i) the accounting principles, policies, procedures and categorizations set out in Exhibit I and (ii) to the extent not addressed in the preceding clause, GAAP.

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“Acquisition Proposal” means any proposal or offer from any Person (other than the Buyer Parties, Merger Sub and their respective accountants, attorneys, consultants, advisors, investment bankers, or other representatives) relating to any merger, consolidation, or recapitalization involving the Company or its Subsidiaries, sale of a majority of the equity securities, directly or indirectly, in the Company, Blocker or any of their respective Subsidiaries, any sale, lease, or other disposition, directly or indirectly, of all or substantially all of the assets of the Company, Blocker or any of their respective Subsidiaries or other similar transaction involving the Company, Blocker or their respective Subsidiaries (excluding, for the avoidance of doubt, sales of inventory in the ordinary course of business).

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“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Escrow Amount” means $4,000,000.00.

“Adjustment Escrow Funds” means, as of any date, the amount of funds then held by the Escrow Agent pursuant to the Escrow Agreement in the account into which the Adjustment Escrow Amount was deposited at Closing.

“Adjustment Time” means 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 7.09.

“Authorized Action” has the meaning set forth in Section 15.15(d).

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.03.

“Base Amount” means $362,500,000.00.

“Blocker” has the meaning set forth in the Recitals.

“Blocker Adjustment Payment” has the meaning set forth in Section 3.03(b)(i).

“Blocker Closing” has the meaning set forth in Section 1.03.

“Blocker Closing Payment” has the meaning set forth in Section 1.02(a).

“Blocker Company Units” has the meaning set forth in the Recitals.

“Blocker Purchase” has the meaning set forth in the Recitals.

“Blocker Purchase Price” has the meaning set forth in Section 1.02.

“Blocker Seller” has the meaning set forth in the Preamble.

“Blocker Shares” has the meaning set forth in the Recitals.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer, Parent or Merger Sub to consummate the Transactions and perform all of their respective obligations hereunder and under the other Transaction Documents to which they are party in a timely manner.

“Buyer Returns” has the meaning set forth in Section 9.01(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Capitalization Date” has the meaning set forth in the Section 4.07(a).

“Cash Amount” means (a) the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, checks, bank deposits, outstanding drafts, wire payments and short term investments) of the Company and its Subsidiaries, less (b) issued but uncleared checks and bank overdrafts, plus (c) checks, other wire transfers, cash-in-transit and drafts which have been received by the Company and its Subsidiaries but not yet cleared, in each case, as of as of the Adjustment Time. For the avoidance of doubt, “Cash Amount” shall (i) not include restricted cash or security deposits, (ii)  be reduced for any accrued and unpaid tax distribution owed by the Company to the Unitholders unless the obligation to provide such tax distribution shall be terminated on or prior to the Closing and (iii) be determined on a consolidated basis.

“Certificate of Merger” has the meaning set forth in Section 2.02.

“Class A Common Units” has the meaning set forth in the LLC Agreement.

“Class A Common Stock” has the meaning set forth in the Section 4.07(a).

“Class A Preferred Units” has the meaning set forth in the LLC Agreement.

“Class B Common Units” has the meaning set forth in the LLC Agreement.

“Class A Common Stock” has the meaning set forth in the Section 4.07(a).

“Class B Preferred Units” has the meaning set forth in the LLC Agreement.

“Class Z Common Units” has the meaning set forth in the LLC Agreement.

“Closing” has the meaning set forth in Section 3.01.

“Closing Cash Payment” means the amount equal to (a) the Base Amount, plus (b) the Cash Amount, minus (c) the outstanding amount of all Funded Debt as of immediately prior to the Closing, minus (d) the Transaction Expenses Amount, minus (e) the Adjustment Escrow Amount, minus (f) the Indemnity Escrow Amount, minus (g) the Specific Escrow Amount, minus (h) the Representative Holdback, minus (i) the Working Capital Deficit, if any, plus (j) the Working Capital Surplus, if any.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Failure Notice” has the meaning set forth in Section 13.01(c)(ii).

“Closing Statement” has the meaning set forth in Section 3.03(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the LLC Agreement.

“Common Stock” has the meaning set forth in the Section 4.07(a).

“Company” has the meaning set forth in the Preamble.

“Company’s Knowledge” means the actual knowledge of Stephen Foreman, Aaron Heisler, Keith Crawford, and Marty Hoffman, after due inquiry.

“Confidentiality Agreement” has the meaning set forth in Section 7.06.

“Continuing Employee” has the meaning set forth in Section 8.06.

“Contract” means any contract or other legally binding agreement (whether written or oral).

“COVID-19” means SARS-CoV-2 or COVID-19 and any related epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, closure sequester or other Law issued by any Governmental Authority in response to COVID-19.

“D&O Claim” has the meaning set forth in Section 8.02(b).

“D&O Indemnified Persons” has the meaning set forth in Section 8.02(a).

“Debt Commitment Letter” has the meaning set forth in Section 4.06.

“Debt Financing” has the meaning set forth in Section 4.06.

“Debt Financing Source” has the meaning set forth in Section 15.21.

“Designated Courts” has the meaning set forth in Section 15.09(a).

“Designated Unitholder” means each Unitholder other than Blocker.

“Distribution Principles” means the principles of distribution set forth in Section 4.1 of the LLC Agreement (i.e., the principles of distribution if all of the assets and properties of the Company and its Subsidiaries were sold and the resulting proceeds were distributed among the members of the Company pursuant to Section 4.1 of the LLC Agreement) after giving effect to any Participation Threshold (as defined in the LLC Agreement) applicable to any Common Unit; provided that (i) any amounts that would otherwise be distributed to Blocker pursuant to the principles of distributions set forth in Section 4.1 of the LLC Agreement shall be distributed to Blocker Seller; and (ii) the portion of the Estimated Closing Cash Payment and/or any Future Distribution Amount allocated to Blocker Seller will be increased by the Cash Amount held by Blocker (i.e., so that Blocker Seller receives 100% of the increase in the purchase price as a result of such Cash Amount) and will be decreased by the total outstanding amount of Funded Debt of Blocker as of immediately prior to the Closing (i.e., so that Blocker Seller bears 100% of the decrease in the purchase price as a result of such Funded Debt).

“DLLCA” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.02.

“End Date” means the date that is 120 days after the date hereof.

“Environmental Laws” means all applicable Laws enacted and in effect on the Closing Date concerning pollution or protection of the environment.

“Equity Financing” has the meaning set forth in Section 4.06.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company or any Subsidiary, is or at any relevant time was required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Acquiom Financial LLC.

“Escrow Agreement” means an Escrow Agreement substantially in the form of Exhibit F attached hereto, to be dated as of the Closing Date, by and among the Escrow Agent, the Representative and Buyer.

“Estimated Closing Cash Payment” has the meaning set forth in Section 3.03(a).

“Estimated Closing Statement” has the meaning set forth in Section 3.03(a).

“Family Member” of any natural person means such person’s spouse, parents, step-parents, step-children, mother-in-law, father-in-law, son-in-law, daughter-in-law, domestic partners, grandparents and descendants, including adoptive relationships, together with any spouse of any of the foregoing individuals.

“Federal Health Care Program” has the meaning given it in 42 U.S.C. § 1320a-7b(f).

“Fee Letters” has the meaning set forth in Section 4.06.

“Financial Statements” has the meaning set forth in Section 6.07(a).

“Financing” has the meaning set forth in Section 4.06.

“Financing Letters” has the meaning set forth in Section 4.06.

“Firm” has the meaning set forth in Section 3.03(b)(i).

“Founder Earnout Amount” means the amount of the Performance Payment (as that term is defined in the 2018 Purchase Agreement) required to be paid pursuant to Section 2.6(b)(iv) of the 2018 Purchase Agreement as finally determined in accordance with the 2018 Purchase Agreement. If the Founder Earnout Amount has not been finally determined prior to the Closing, then the Founder Earnout Amount will be the maximum amount that could become payable by the Company and its Subsidiaries pursuant to Section 2.6(b)(iv) of the 2018 Purchase Agreement (which amount shall be determined by the Representative in good faith). For the avoidance of doubt, if the Performance Payment has been finally determined and paid by the Company or its Subsidiaries prior to the Closing, then the Founder Earnout Amount shall be $0. In no event will the Founder Earnout Amount include any amounts that may become due and payable under Section 2.6(k) of the 2018 Purchase Agreement.

“Fraud” means intentional and knowing common law fraud under Delaware law in the representations and warranties set forth in this Agreement. A claim for Fraud may only be made against the Party committing such Fraud. “Fraud” does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other equitable claim.

“Funded Debt” means, as of the time of determination, without duplication, (a) the amount of all indebtedness for borrowed money under any credit facilities (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith) of the Company or any of its Subsidiaries, (b) liabilities of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any obligation of the Company or any of its Subsidiaries evidenced by any letters of credit or bankers’ acceptances, in each case, solely to the extent drawn upon, (d) the Founder Earnout Amount, (e) any liability or obligation of the Company or any of its Subsidiaries with respect to deferred and unpaid purchase price obligations for equity, property or other assets (including all seller notes, “earn-out” payments or similar payments, whether contingent or otherwise), solely to the extent not included in Working Capital, (f) any capitalized or lease obligation, as determined under GAAP, (g) any obligation due and owing under any interest rate swap, forward contract or other hedging arrangement, (h) an amount equal to $3,699,178.00 and any additional amounts received by the Company or any of its Subsidiaries prior to the Closing Date pursuant to Section 3719 of the CARES Act; provided, however, that if, prior to the final determination of the Closing Cash Payment pursuant to Section 3.03, it is determined by the Representative in good faith and based upon available guidance issued by the applicable Governmental Authority that the Company’s obligation to repay all or any portion of such amount will be forgiven by the U.S. Department of Health and Human Services without cash payment therefor or otherwise as an offset or recoupment to any ongoing Medicare payments then such portion shall not constitute Funded Debt, (i) any employee bonuses for employees of the Company or any of its Subsidiaries triggered by the Closing or as a result of the consummation of the Transactions, (j) the Pre-Closing Tax Liability Amount, solely to the extent not reflected on the Latest Balance Sheet, and (k) guarantees by the Company or any of its Subsidiaries of the foregoing (but only to the extent called upon or drawn); provided that Funded Debt shall not include (i) any amounts included in the Transaction Expenses Amount or Working Capital, (ii) any undrawn letters of credit or bankers acceptances or similar facilities, (iii) any liabilities or obligations related to inter-company debt between or among the Company and its Subsidiaries or (iv) any fees and expenses to the extent incurred by or at the direction of Buyer or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or any of its Affiliates in connection with the Transactions. For the avoidance of doubt, (w) the term “Funded Debt” shall not include any known or identified overpayment paid to the Company or any of its Subsidiaries from any Third Party Payor, Medicare, Medicaid or any other Federal Health Care Program, (x) the term “Funded Debt” shall include any unpaid principal, accrued and unpaid interest, prepayment penalties, breakage costs, premiums and other expenses incurred in connection with the repayment of any of the foregoing, (y) any amount of “Funded Debt” that is reduced as a result of any payment of the Cash Amount at any time after the Adjustment Time and prior to the Closing shall be deemed to still be outstanding as of immediately prior to the Closing for purposes of calculating the Closing Cash Payment under this Agreement, and (z) if any liabilities meet the definition of both Funded Debt and Working Capital such liability shall be included in Funded Debt for purposes of determining the Closing Cash Payment.

“Future Distribution Amount” means any amounts to be distributed to the Unitholders or Blocker Seller pursuant to the Escrow Agreement, Section 3.03(b), Section 8.08, Section 9.06 or Section 15.15.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any United States or non-United States, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Healthcare-Related Law” means (i) the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (ii) the federal Medicare statute, federal and state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c, 1395(y)(e) and 1395nn), (iii) statutes governing TRICARE (10 U.S.C. § 1071 et seq.), (iv) the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), (v) criminal false claims and false statements statutes (e.g., 18 U.S.C. §§ 287 and 1001), (vi) the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), (vii) the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347), as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder, including as regarding the transaction and code set standards, and the privacy, breach, and security standards set forth at 45 C.F.R. Parts 160 and 164, (viii) all applicable federal and state statutes and regulations applicable to the sale, storage, shipping, distribution or dispensing of durable medical equipment; and (ix) all other applicable quality, safety certification and accreditation standards and requirements applicable to the sale of durable medical equipment.

“Income Tax Return” means all Tax Returns filed or required to be filed with any Taxing Authority with respect to Income Taxes, including with respect to any Pass-Through Income Tax Matter.

“Income Taxes” means Taxes imposed on, measured by, or determined by reference to (in whole or in part), net income.

“Indemnity Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement to hold the Indemnity Escrow Funds.

“Indemnity Escrow Amount” means $5,000,000.00.

“Indemnity Escrow Funds” means, as of any date, the amount of funds then held by the Escrow Agent pursuant to the Escrow Agreement in the Indemnity Escrow Account.

“Indemnity Matters” has the meaning set forth in Section 14.02(b)(i).

“Insurance Policies” has the meaning set forth in Section 6.16.

“Intellectual Property” means all (i) all copyrightable works, all copyrights, and all applications, registrations and renewals thereof, (ii) trade names, fictional business names, trade dress rights, registered and unregistered trademarks, service marks and logos and other proprietary indicia of goods and services, whether registered or unregistered, and including all registrations and applications therefor, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing, together with all translations, adaptations, derivations and combinations and like intellectual property rights, (iii) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, substitutes, extensions, and re-examinations thereof, (iv) all proprietary formulations, know-how, show-how, confidential business information, trade secrets, research and development results, compositions, techniques, processes, technical data, designs, drawings, diagrams, specifications, catalogs, customer and supplier lists and contact information, pricing and cost information, business and marketing plans and proposals, and manufacturing, engineering, quality control, testing, operations, logistical, maintenance and other technical information and technology, (v) all mask works and all applications, registrations and renewals in connection therewith, (vi) all computer software (including data and related documentation), whether purchased, licensed or internally developed; and (vii) all copies and tangible embodiments of the above in whatever form or medium.

“Interim Financial Statements” has the meaning set forth in Section 6.07(a).

“Investment Agreement” has the meaning set forth in Section 4.06.

“Key Customer” has the meaning set forth in Section 6.22(a).

“Key Supplier” has the meaning set forth in Section 6.22(b).

“Latest Balance Sheet” has the meaning set forth in Section 6.07(a).

“Law” means any foreign, federal, state, local, municipal, or foreign order, constitution, law, ordinance, rule, regulation, statute or treaty, but specifically excluding any Healthcare-Related Law.

“LCP IV-A” means Linden Capital Partners IV-A LP, a Delaware limited partnership.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in the business.

“Letter of Transmittal” has the meaning set forth in Section 2.09(b).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, easement or other material encumbrance, but excluding restrictions on transfer generally arising under federal and state securities Laws.

“LLC Agreement” means that Second Amended and Restated Limited Liability Company Agreement of the Company, dated February 4, 2015.

“Losses” has the meaning set forth in Section 14.02(b).

“Management Services Agreement” means that Management Services Agreement, dated as of May 31, 2018, by and between Solara Medical Supplies, LLC and Linden Manager IV LP.

“Material Adverse Effect” means any state of facts, event, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect upon the financial condition, business or operating results of the Company and its Subsidiaries taken as a whole; provided that none of the following (or the results thereof), either alone or taken together with other facts, events, effects or developments, will constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change or condition that is generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (ii) any national or international political, regulatory or social conditions, including any acts of terrorism, sabotage, cyber-attack, military action, declaration of a national emergency or war (regardless of whether declared), or any escalation or worsening thereof, (iii) conditions generally affecting the United States or worldwide economy or credit, currency, oil, financial, banking, securities or capital markets (including any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions or any disruption thereof and any decline in the price of any security, commodity or market index), (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event or act of God, whether or not caused by any Person, or any national or international calamity or crisis, (v) pandemic, epidemic or disease outbreak (including COVID-19), (vi) changes in GAAP, (vii) changes or prospective changes in Laws or the enforcement or interpretation thereof or any action required to be taken under any Law by which the Company or its Subsidiaries (or any of their respective assets or properties) is bound, (viii) (a) the taking of any action permitted or required by this Agreement or taken at the written request of Buyer or its Affiliates, (b) the failure to take any action if such action is prohibited by this Agreement, (c) Buyer’s failure to consent to any of the actions restricted in Section 7.03 or (d) the negotiation or execution of this Agreement or any other Transaction Document or announcement, pendency or consummation of this Agreement or the Transactions or the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with any of its or their business relations or employees, (ix) failure, in and of itself, to meet any budgets, projections, forecasts, estimates, plans, predictions, guidance, milestones, revenue, earnings or performance metrics or operating statistics or the inputs into such items (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect) or (x) any action taken by Buyer or its Affiliates with respect to the Transactions, except, in the case of clauses (i) through (iv), to the extent such fact, event, effect or development has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants engaged in the industries and geographies in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 6.19(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Non-Party Affiliates” has the meaning set forth in Section 15.18.

“Objection Disputes” has the meaning set forth in Section 3.03(b)(i).

“Objection Statement” has the meaning set forth in Section 3.03(b)(i).

“Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice (including, for the avoidance of doubt, any actions taken, or omitted to be taken, in good faith in light of COVID-19 and actions to respond to COVID-19 Measures).

“Overpayment Credits” means any overpayment of Taxes from a Pre-Closing Tax Period or any prepayment of Taxes in a Pre-Closing Tax Period applied to reduce Taxes in a tax period beginning after the Closing Date.

“Parent Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Parent.

“Parent Stock Awards” has the meaning set forth in the Section 4.07(a).

“Parent Stock Options” has the meaning set forth in the Section 4.07(a).

“Partnership Tax Audit Rules” means Code Section 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local Tax laws with respect to audits or assessments pursuant to which any resulting Taxes are assessed at the partnership-level absent a contrary election.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Pass-Through Income Tax Matter” means any matter relating to the determination of Income Taxes with respect to the operations of the business of the Company and its Subsidiaries if any of Unitholders (or their direct and indirect owners) would be liable as a matter of Law for such Income Taxes (e.g., the income tax liability for items of income, gain, loss, deduction and credit passed-through to owners with respect to a partnership for U.S. federal or applicable state and local income Tax purposes).

“Paying Agent” has the meaning set forth in Section 2.09(a).

“Paying Agent Agreement” has the meaning set forth in Section 2.09(a).

“Payoff Letters” has the meaning set forth in Section 3.02(b)(i).

“Permits” has the meaning set forth in Section 6.17.

“Permitted Liens” means (i) any restriction on transfer arising under applicable securities Laws, (ii) Liens for Taxes not yet delinquent or for Taxes being contested in good faith through appropriate proceedings, (iii) customary Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (iv) Liens relating to Funded Debt included in the calculation of the Closing Cash Payment pursuant to this Agreement, (v) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, none of which materially impacts the current use of the affected property, (vi) mechanics Liens and similar Liens for labor, materials, or supplies arising in the ordinary course of business for amounts not yet overdue, (vii) zoning, building codes, and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated in any material respect by the current use and operation of such real property by the Company and its Subsidiaries, (viii) easements, servitudes, covenants, conditions, restrictions, and other similar non-monetary matters affecting title to any assets of the Company or any of its Subsidiaries and other title defects that do not materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries, taken as a whole, (ix) with respect to the Leased Real Property, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee, (x) licenses to Intellectual Property granted in the ordinary course of business, and (xi) Liens set forth on Schedule 12.01(i).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Plan” has the meaning set forth in Section 6.14(a).

“PPACA” has the meaning set forth in Section 6.14(f).

“Pre-Closing Reorganization” means the transactions set forth on Exhibit H.

“Pre-Closing Tax Liability Amount” means an amount equal to the Tax Liability Amount of the Company and its Subsidiaries separately calculated for (a) each jurisdiction in which the Company and its Subsidiaries are currently filing Tax Returns with respect to Taxes and (b) each jurisdiction in which the Company and its Subsidiaries commenced activities and became subject to Tax on or after January 1, 2020, and prior to the Closing Date.

“Preferred Stock” has the meaning set forth in the Section 4.07(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, for any Straddle Period, the portion beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and, for any Straddle Period, the portion through the end of the Closing Date.

“Preferred Units” means the Class A Preferred Units and the Class B Preferred Units.

“Proceeding” means any litigation, suits, arbitration or similar proceeding.

“PT-Tax Proceeding” has the meaning set forth in Section 9.03.

“R&W Policy” means the buyer-side representations and warranties insurance policy purchased by, and issued to, Buyer by Liberty Surplus Insurance Corporation.

“Representative” has the meaning set forth in Section 15.15(a).

“Representative Holdback” means $750,000.00.

“Representative Returns” has the meaning set forth in Section 9.01(a).

“Restricted Party” has the meaning set forth in Section 8.09(a).

“Schedules” means the disclosure schedules to this Agreement.

“Securities Act” means the Securities and Exchange Act of 1933.

“Share Consideration” means 3,906,250 shares of Parent Common Stock.

“Specific Matters” has the meaning set forth in Section 14.02(b)(ii).

“Specific Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement to hold the Specific Escrow Funds.

“Specific Escrow Amount” means $5,100,000.00.

“Specific Escrow Funds” means, as of any date, the amount of funds then held by the Escrow Agent pursuant to the Escrow Agreement in the Specific Escrow Account.

“Splitter” has the meaning set forth in the Recitals.

“Stock Plan” has the meaning set forth in the Section 4.07(a).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Surviving Company” has the meaning set forth in Section 2.01.

“Surviving Matters” has the meaning set forth in Section 14.02(b)(ii).

“Target Working Capital” means $15,314,217.00.

“Tax Liability Amount” means, with respect to any jurisdiction, an amount equal to the liability for Taxes unpaid as of the Closing Date; provided that, for purposes of calculating any such liability for Taxes: (i) such liability for Taxes shall be calculated in accordance with the past practice (including reporting positions, elections, accounting and valuations methods, and accounting methods) of the Company and its Subsidiaries in preparing Tax Returns for Taxes; (ii) all Transaction Tax Deductions shall be taken into account to the extent “more likely than not” deductible (or at a higher level of confidence) in the Pre-Closing Tax Period and applying the seventy percent safe-harbor election under Revenue Procedure 2011-29 to any “success-based fees”; (iii) any financing or refinancing arrangements entered into at any time by or at the direction of Parent, Buyer or any of their respective Affiliates or any other transactions entered into by or at the direction of Parent, Buyer or any of their respective Affiliates in connection with the transactions contemplated hereby shall not be taken into account; (iv) any Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the time the Closing shall be excluded; (v) any liabilities for accruals or reserves established or required to be established under GAAP methodologies with respect to contingent Taxes or with respect to uncertain Tax positions shall be excluded; (vi) any election made after the Closing Date that increases the amount of income realized in (or Tax payable for) a Pre-Closing Tax Period (other than any election actually made on any such Tax Return that is recurring in nature and was consistently made by the Company on Tax Returns filed prior to the Closing Date) shall be excluded; (vii) all deferred Tax liabilities established or required to be established for GAAP purposes shall be excluded; (viii) the amount of accruals for Taxes for the portion of any Straddle Period that is a Pre-Closing Tax Period shall be consistent with Section 9.07; and (ix) any Taxes arising from or attributable to any election made by Buyer or any of its Affiliates under Section 338(g) of the Code shall be excluded.

“Tax Return” means any return, claim for refund, election, report, statement or information return relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

“Taxes” means all federal, provincial, territorial, state, municipal, local, U.S., non-U.S. or other taxes, imposts, and assessments including ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto and any interest in respect of such additions, fines or penalties.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority that has the right to impose Taxes on the Company or any of its Subsidiaries.

“Termination Fee” has the meaning set forth in Section 13.02(a).

“Transaction Consideration” means the sum of the Estimated Closing Cash Payment, plus the Share Consideration, plus the aggregate of all Future Distribution Amounts.

“Third Party Payor” means a private reimbursement program including any private commercial insurance carrier, plan or similar company or organization that provides health insurance coverage, managed care or preferred provider organization or network, self-funded health insurance plan as established under ERISA, or private or workers’ compensation insurance program under which the Company has received payment other than the Plans.

“Transaction Documents” has the meaning set forth in Section 15.02.

“Transaction Expenses” means, to the extent not paid by the Company or its Subsidiaries as of the Adjustment Time, the amount of (i) all fees, costs and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) of the Company and its Subsidiaries incurred by or on behalf of, or to be paid by, the Company or any Subsidiary in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the Transactions (but excluding any such fees costs and expenses incurred by the Company or its Subsidiaries at the direction or request of Buyer or any of its Affiliates), (ii) 100% of all costs and expenses of the Tail Policy, (iii) all bonus, incentive and similar change in control or retention payments payable to employees, officers or directors of the Company and its Subsidiaries that, in each case, become payable solely as a result of the consummation of the Transactions, together with the employer’s share of any payroll Taxes thereof and (iv) 50% of all costs and expenses of the Paying Agent and the Escrow Agent.

“Transaction Expenses Amount” means the aggregate amount of all Transaction Expenses that have not been paid prior to the Closing Date.

[***]

“Transaction Tax Deductions” means any deductions that would result from or be attributable to the Transactions (including the write-off of deferred financing fees, costs and expenses, the payment of any transaction-related fees, costs or expenses and/or bonuses (or similar amounts), and the payment of Funded Debt that is outstanding as of immediately prior to the Closing or the Transaction Expenses) and, for such purpose, the Parties agree to apply the seventy percent safe-harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of deductions attributable to the payment of any success based fees within the scope of such Revenue Procedure.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Blocker Purchase and the Merger.

“Transfer Taxes” has the meaning set forth in Section 8.05.

“Union” has the meaning set forth in Section 6.13(e).

“Unitholder” means each holder of record of Class A Preferred Units, Class B Preferred Units, Class A Common Units, Class B Common Units or Class Z Common Units.

“Unitholder Consent” has the meaning set forth in the Recitals.

“Unitholder Percentage” means, with respect to each Unitholder or Blocker Seller, a percentage equal to the aggregate dollar amount of Transaction Consideration actually received by such Unitholder or Blocker Seller, divided by the aggregate amount of Transaction Consideration.

“Unvested Common Unit” means a Common Unit that is not a Vested Common Units.

“Vested Common Unit” means a Common Unit that, as of the Effective Time, is not subject to vesting or has vested in accordance with the terms of the agreement pursuant to which such Common Unit was granted to the holder thereof.

“Working Capital” means, as of the Adjustment Time, (a) the current assets of the Company and its Subsidiaries set forth on Exhibit G attached hereto, minus (b) the current liabilities of the Company and its Subsidiaries set forth on Exhibit G attached hereto, in each case, calculated on a consolidated basis, after eliminating any intercompany amounts; provided that (i) Working Capital shall exclude the Cash Amount, any Funded Debt, any Transaction Expenses, any current or deferred Tax assets or current or deferred Tax liabilities and shall include the adjustments under the heading “Net Working Capital Adjustments” on Exhibit G, (ii) Working Capital shall be calculated in accordance with the Accounting Principles, and (iii) Working Capital shall (x) not include any purchase accounting or other adjustment arising out of the consummation of the Transactions; and (y) be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing.

“Working Capital Deficit” means the amount (if any) by which Working Capital is less than Target Working Capital.

“Working Capital Surplus” means the amount (if any) by which Working Capital is greater than Target Working Capital.

“Year-End Financial Statements” has the meaning set forth in Section 6.07(a).

12.02       Other Definitional Provisions.

(a)           All terms defined in this Agreement shall have such defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires or as otherwise indicated therein.

(b)           Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)           All references to “$” in this Agreement shall be deemed references to United States dollars.

(d)           Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

Article XIII
TERMINATION

13.01       Termination

. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of Buyer, Parent and the Company;

(b)           by Buyer or Parent, if:

(i)            there has been a material breach by the Company or Blocker Seller of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition set forth in Article X and (A) Buyer has provided written notice to the Company and the Representative of such material breach and its intent to terminate this Agreement pursuant to this Section 13.01(b)(i); and (B) the Company or Blocker Seller, as applicable, has not cured such material breach within twenty Business Days (or by the End Date, if sooner) after receiving written notice thereof from Buyer; provided, however, that Buyer and Parent shall not be entitled to terminate this Agreement pursuant to this Section 13.01(b)(i) if there has been a material breach by Buyer, Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent satisfaction of any condition set forth in Article XI; or

(ii)            the Transactions have not been consummated by the End Date; provided, however, that Buyer and Parent shall not be entitled to terminate this Agreement pursuant to this Section 13.01(b)(ii) if Buyer’s, Parent’s or Merger Sub’s breach of this Agreement has substantially contributed to the failure of the Transactions to occur by the End Date, or has prevented the consummation of Transactions; provided, further, that the Company may extend the End Date up to an additional 30 days to the extent necessary to satisfy the condition set forth in Section 10.05 so long as the other conditions in Article X have been satisfied (other than those conditions that are to be satisfied by actions taken at the Closing, so long as such conditions are capable of being satisfied at the Closing);

(c)            by the Company, if:

(i)            there has been a material breach by Buyer, Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition set forth in Article XI and (A) the Company has provided written notice to Buyer of such material breach and its intent to terminate this Agreement pursuant to this Section 13.01(c)(i); and (B) Buyer, Parent or Merger Sub, as applicable, has not cured such material breach within twenty Business Days (or by the End Date, if sooner) after receiving written notice thereof from the Company; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 13.01(c)(i) if there has been a material breach by the Company or Blocker Seller that has prevented or would prevent satisfaction of any condition set forth in Article X;

(ii)            (A) all the conditions set forth in Article X (other than those conditions (1) the failure of which to be satisfied is caused by a breach by Buyer, Parent or Merger Sub of their respective obligations under this Agreement or (2) that are to be satisfied by actions taken at the Closing, so long as such conditions are capable of being satisfied at the Closing) have been satisfied or waived, (B) the Company has delivered a written notice (a “Closing Failure Notice”) to Buyer confirming that (x) all the conditions set forth in Article XI (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing) have been satisfied or that the Company is willing to waive any such conditions that remain unsatisfied, and (y) the Company and Blocker Seller are each ready, willing and able to perform their respective obligations to effect the Closing on such date of notice if the Buyer Parties and Merger Sub perform their respective obligations hereunder to consummate the Closing, and (C) the Buyer Parties and Merger Sub fail to consummate the Closing within three Business Days following the date of the delivery of the Closing Failure Notice; or

(iii)          the Transactions have not been consummated by the End Date; provided, however, the Company shall not be entitled to terminate this Agreement pursuant to this Section 13.01(c)(iii) if the Company’s or Blocker Seller’s breach of this Agreement has substantially contributed to the failure of the Transactions to occur by the End Date, or has prevented the consummation of Transactions; or

(d)           by either Buyer or the Company, if any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any injunction, judgment, order or ruling permanently enjoining, restraining or prohibiting the Transactions, which injunction, judgment, order or ruling shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 13.01(d) shall not be available to any Party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, such injunction, judgment, order or ruling.

13.02       Termination Fee.

(a)           If (i) the Company terminates this Agreement pursuant to Section 13.01(c)(i) or Section 13.01(c)(ii) or (ii) Buyer or Parent terminates this Agreement at a time when the Company could have terminated this Agreement pursuant to Section 13.01(c)(i) or Section 13.01(c)(ii), then the Buyer Parties shall pay to the Representative (for further distribution to Blocker Seller and/or the Unitholders) a cash payment of $30,000,000.00 (the “Termination Fee”), it being understood that in no event shall the Buyer Parties be required to pay the Termination Fee on more than one occasion. Each of the Parties agree that (x) the Termination Fee constitutes liquidated damages and is not a penalty, (y) the liabilities and damages that may be incurred or suffered by the Company, Blocker Seller or Unitholders in circumstances where the Termination Fee is payable are impossible or very difficult to accurately estimate, and (z) the Termination Fee is a reasonable estimate of the anticipated or actual harm that might be suffered by the Company, Blocker Seller or Unitholders in these circumstances. The Termination Fee shall be payable in immediately available funds by wire transfer no later than two Business Days after such termination.

(b)           Notwithstanding anything to the contrary in this Agreement, (i) the Representative’s right to receive payment of the Termination Fee pursuant to this Section 13.02 and any expenses that may become payable under Section 15.20 shall be the sole and exclusive remedy of the Company, Blocker Seller or Unitholders or any of their respective Affiliates against the Buyer Parties, Merger Sub or any of their Affiliates or any of their respective stockholders, partners, or members or any Debt Financing Source for any and all losses that may be suffered based upon, resulting from or arising out of the termination of this Agreement in accordance with the first sentence of Section 13.02(a), and (ii) upon payment in full of the Termination Fee and any expenses that may become payable under Section 15.20 to the Representative, none of the Buyer Parties, Merger Sub or any of their Affiliates or any of their respective stockholders, partners, or members or any Debt Financing Source shall have any further liability or obligation relating to or arising out of Buyer’s, Parent’s or Merger Sub’s failure to consummate the Transactions; provided that nothing in this Section 13.02(b) shall limit the right of the Company, its Subsidiaries and their respective Affiliates (x) to bring or maintain any Action for injunction, specific performance or other equitable relief as provided in Section 15.10 prior to the termination of this Agreement or (y) to bring or maintain any Action proceeding against the Buyer Parties arising out of or in connection with any breach of the Confidentiality Agreement. In no event shall this Section 13.02 be construed to mean that receipt of the Financing is a condition to the Buyer Parties’ or Merger Sub’s obligations hereunder.

(c)           Each of the Parties acknowledges that the agreements contained in this Section 13.02 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement.

13.03       Effect of Termination. If any Party validly terminates this Agreement pursuant to Section 13.01, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except that the provisions of this Article XIII and Article XV (other than Section 15.10) and the Confidentiality Agreement shall survive the termination of this Agreement; provided that, except as set forth in Section 13.02(b), no termination of this Agreement shall in any way limit any claim by a Party that another Party willfully and intentionally breached the terms of this Agreement prior to or in connection with such termination, nor shall such termination limit the right of such non-breaching Party to seek all other remedies available to it at law or equity; provided, further, that a failure of Parent, Buyer or Merger Sub to consummate the Transactions at a time when all of the conditions to closing set forth in Article X have been satisfied or waived shall be deemed to be an willful and intentional breach of this Agreement.

Article XIV
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY

14.01       Survival. Each of the representations and warranties (other than the representations and warranties set forth in Sections 4.12, 5.11 and 6.27, which shall survive the Closing indefinitely), and each of the covenants and agreements that contemplate or require performance prior to the Closing, in each case, set forth in this Agreement or any other Transaction Document, or in any certificate delivered hereunder or thereunder, shall terminate at and as of the Closing. Without limiting the foregoing, except as set forth in Section 14.02, the sole and exclusive recourse of Parent, Buyer, Merger Sub and their Affiliates for any breach of any such representations and warranties shall be against the R&W Policy. Each covenant and agreement set forth in this Agreement or any other Transaction Document, or in any certificate delivered hereunder or thereunder that contemplates or requires performance at or after the Closing shall expressly survive the Closing in accordance with its terms until fully performed or satisfied or, if no performance is specified, indefinitely (with the parties hereto agreeing to contractually lengthen any applicable statutes of limitation).

14.02       Indemnification.

(a)           Survival. Notwithstanding anything in this Agreement to the contrary, the Indemnity Matters shall survive the Closing and shall remain in full force and effect until the date that is the eighteen month anniversary of the Closing Date and the Specific Matters shall survive the Closing and shall remain in full force and effect until the date that is the twelve month anniversary of the Closing Date (as applicable, the “Expiration Date”), at which time the Indemnity Matters and the Specific Matters, as applicable, shall expire. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from Buyer or Parent to the Representative prior to the applicable Expiration Date shall not thereafter be barred by the expiration of the Surviving Matter and such claims shall survive until finally resolved.

(b)           Indemnification. Subject to the other terms and conditions of this Article XIV, and solely from amounts in the Indemnity Escrow Account or the Specific Escrow Account, the Buyer Parties and Surviving Company shall be indemnified against, and shall be held harmless from and against, any and all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees, the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers (but excluding consequential, exemplary and punitive damages) (collectively, “Losses”) incurred or sustained by, or imposed upon, Buyer, Parent or the Surviving Company based upon, arising out of, with respect to or by reason of (i) any of the matters identified on Exhibit L (collectively, the “Indemnity Matters”); and (ii) any of the matters identified on Exhibit M (collectively, the “Specific Matters” and, together with the Indemnity Matters, collectively, the “Surviving Matters”).

(c)           Certain Limitations. The indemnification provided for in Section 14.02(b) shall be subject to the following limitations and any limitations set forth on Exhibit M:

(i)            Buyer, Parent and Surviving Company acknowledge and agree that Buyer, Parent and Surviving Company shall first recover any Losses with respect to the Surviving Matters from the R&W Policy and the Alternative Arrangements (if the policy provides coverage for such a claim) then, only to the extent that the amount of such Losses has not been satisfied by recovery under the R&W Policy and the Alternative Arrangements, directly from amounts in the Indemnity Escrow Account (in the case of the Indemnity Matters) or the Specific Escrow Account (in the case of the Specific Matters). In no event may Buyer, Parent or Surviving Company actually recover amounts from the Indemnity Escrow Account or the Specific Escrow Account, as applicable, the R&W Policy and any other third party in an aggregate amount in excess of its Losses with respect to such claim, and in the event that Buyer, Parent or Surviving Company has actually recovered amounts in excess of its Losses for a claim, any such excess recovery shall be promptly, and in any event within 30 days after such payment is received, paid over to the Representative (to the extent such amount has been paid out of the Indemnity Escrow Account or the Specific Escrow Account). The Buyer Parties and Surviving Company further acknowledge and agree that the provisions of this Section 14.02(c) shall apply regardless of whether (a) Buyer, Parent or Surviving Company obtains at or following the Closing or maintains following the Closing the R&W Policy or (b) the R&W Policy is revoked, cancelled or modified in any manner after issuance through no fault of, or contribution by the Representative. With respect to any Losses for which the Buyer Parties or Surviving Company is entitled to indemnification under Section 14.02(b), the Buyer Parties and Surviving Company shall (and, if applicable, shall cause its Affiliates to) use reasonable best efforts to seek recovery for Losses under the R&W Policy and any other insurance policy for any Losses covered by such policy (“Alternative Arrangements”) with respect to such Loss; provided, however, that Buyer, Parent and their Affiliates shall have no obligation to initiate any litigation or arbitration in connection with seeking such recovery. The amount of any Losses for which the Buyer Parties or Surviving Company is entitled to indemnification under Section 14.02(b) shall be net of any amounts actually received under the Alternative Arrangements. Buyer, Parent and Surviving Company acknowledge and agree that in the event a claim under the R&W Policy with respect to the Surviving Matters is denied and Buyer’s, Parent’s or Surviving Company’s grossly negligent actions (or inaction) is the primary cause of such denial, Buyer, Parent and Surviving Company shall not be entitled to indemnity pursuant to this Agreement to the extent Blocker Seller and the Designated Unitholders are prejudiced thereby.

(ii)           The aggregate amount of Losses that the Buyer Parties and the Surviving Company shall be entitled to be indemnified with respect to under Section 14.02(b)(i) shall not exceed the amount in the Indemnity Escrow Account. The aggregate amount of Losses that the Buyer Parties and the Surviving Company shall be entitled to be indemnified with respect to under Section 14.02(b)(ii) shall not exceed the amount in the Specific Escrow Account. Notwithstanding anything in this Agreement to the contrary, (x) the sole and exclusive source of recovery for any claim for indemnification pursuant to Section 14.02(b)(i) shall be the amounts remaining in then Indemnity Escrow Account from time to time, (y) the sole and exclusive source of recovery for any claim for indemnification pursuant to Section 14.02(b)(ii) shall be the amounts remaining in the Specific Escrow Account from time to time and (z) with respect any claim for indemnification pursuant to Section 14.02(b), there shall be no recovery against or from any of the Designated Unitholders, Blocker Seller or any other Person directly.

(iii)          Blocker Seller and Unitholders acknowledge and agree that the denial of any claim by the Buyer Parties under the R&W Policy shall not be construed as, or used as evidence that, the Buyer Parties or Surviving Company is not entitled to indemnification under this Article XIV.

(iv)          The amount of any Losses subject to indemnification under this Article XIV shall be calculated net of any Tax Benefit inuring to the Buyer Parties, the Surviving Company or any of their Affiliates on account of such Losses. If a Tax Benefit is realized by the Buyer Parties, the Surviving Company or any of their Affiliates after an indemnification payment is made to it, then the Buyer Parties shall promptly pay to the Representative (on behalf of Blocker Seller and the Designated Unitholders) the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized. For purposes hereof, “Tax Benefit” shall mean any cash refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid in cash.

(d)           Indemnification Procedures.

(i)            Control of Surviving Matters. The Representative shall have the right to participate in, and by giving written notice to Buyer (1) within 90 days of the Closing Date or (2) at any time that the Representative determines in good faith that the Buyer has failed or is failing to defend any Surviving Matter, to assume control of the defense of any Surviving Matter at the Representative’s expense and by the Representative’s own counsel, and the Buyer Parties and the Surviving Company shall cooperate in good faith in such defense; provided, that the Representative shall not have the right to assume control of the defense of any such Surviving Matter that seeks an injunction or other equitable relief against the Representative. In the event that the Representative assumes the defense of any Surviving Matter, subject to Section 14.02(d)(ii), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Surviving Matter in the name and on behalf of the Buyer Parties and the Surviving Company. In the event that the Representative assumes the defense of any Surviving Matter, the Buyer Parties shall have the right to participate in the defense of such Surviving Matter with counsel selected by it that is reasonably acceptable to the Representative, subject to the Representative’s right to control the defense thereof. The fees and disbursements of such counsel shall be borne by the Buyer Parties or Surviving Company, provided, that if in the reasonable opinion of counsel to the Buyer Parties or Surviving Company, (A) there are legal defenses available to the Buyer Parties or Surviving Company that are materially different from or additional to those available to the Representative; or (B) there exists a material conflict of interest between the Representative and the Buyer Parties or Surviving Company that cannot be waived, the Representative shall be liable for the reasonable fees and expenses of one counsel to the Buyer Parties or Surviving Company in each jurisdiction for which the Buyer Parties or Surviving Company reasonably determines counsel is required. The party controlling such defense of any Surviving Matter shall keep the other party reasonably apprised of the status of, and any material developments with respect to, such Surviving Matter. If the Representative elects not to assume control of the defense of any Surviving Matter, fails to notify Buyer, Parent or Surviving Company in writing of its election to defend as provided in this Agreement within 90 days of the Closing Date, or fails to diligently prosecute the defense of any Surviving Matter, Buyer, Parent or Surviving Company may, subject to Section 14.02(d)(ii), assume control of the defense of such Surviving Matter and, subject to the other limitations in this Agreement, seek indemnification for any and all Losses based upon, arising from or relating to such Surviving Matter. If the Representative does not assume the defense of any Surviving Matter, then the Buyer Parties and the Surviving Company shall engage (i) the legal counsel that was engaged by the Company prior to the Closing with respect to such Surviving Matter or (ii) any other counsel that is reasonably acceptable to the Representative. The rights under this Section 14.02(d)(i) to participate in and/or control the defense or settlement of any Surviving Matter shall be exercised on behalf of Blocker Seller and the Unitholders only by the Representative.

(ii)           Cooperation. The Representative, on the one hand, and the Buyer Parties and Surviving Company, on the other hand, shall cooperate with each other in all reasonable respects in connection with the defense of any Surviving Matter, including making available records relating to such Surviving Matter and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Surviving Matter. The Parties will use their reasonable best efforts to resolve the Surviving Matters as promptly as practicable.

(iii)          Settlement of Surviving Matters. Notwithstanding any other provision of this Agreement, the Representative shall not enter into settlement of any Surviving Matter without the prior written consent of Buyer, Parent or Surviving Company, as applicable, except as provided in this Section 14.02(d)(iii). If a firm offer is made to settle a Surviving Matter without leading to liability or the creation of a financial or other obligation on the part of the Buyer Parties or Surviving Company and provides for the unconditional release of each of the Buyer Parties from all liabilities and obligations in connection with such Surviving Matter and the Representative desires to accept and agree to such offer, the Representative shall give written notice to that effect to the Buyer. If the Buyer fails to consent to such firm offer within ten days after its receipt of such notice, the Buyer Parties or Surviving Company may continue to contest or defend such Surviving Matter and in such event, the maximum liability of the Representative as to such Surviving Matter shall not exceed the amount of such settlement offer. If the Buyer Parties or Surviving Company, as applicable, fails to consent to such firm offer and also fails to assume defense of such Surviving Matter, the Representative may settle the Surviving Matter upon the terms set forth in such firm offer to settle such Surviving Matter. If Buyer, Parent or Surviving Company, as applicable, has assumed or otherwise controls the defense of such Surviving Matter, it shall not agree to any settlement without the prior written consent of the Representative (which consent shall not be unreasonably withheld or delayed).

14.03       Release of Indemnity Escrow Account

. On the date that is the eighteen month anniversary of the Closing Date, Buyer and the Representative shall cause the Escrow Agent to release to the Representative (or, at the direction of the Representative, to the Paying Agent) (for the benefit of Blocker Seller and the Designated Unitholders) the then-remaining amounts held by the Escrow Agent in the Indemnity Escrow Account in excess of the aggregate amount of all Losses specified in any then-unresolved claims for indemnification made pursuant to the terms of this Agreement and the Escrow Agreement; provided, that following the resolution of any such claim for indemnification, Buyer and the Representative shall promptly and jointly instruct the Escrow Agent to release to the Representative (or, at the direction of the Representative, to the Paying Agent) (for the benefit of Blocker Seller and the Designated Unitholders) any amounts that would otherwise have been released by the Escrow Agent to the Representative pursuant to this Section 14.03 and which were retained in the Indemnity Escrow Account pending resolution of such claim (other than amounts to be paid to the in satisfaction of the now resolved claim for indemnification).

14.04       Release of Specific Escrow Account. On the date that is the twelve month anniversary of the Closing Date, Buyer and the Representative shall cause the Escrow Agent to release to the Representative (or, at the direction of the Representative, to the Paying Agent) (for the benefit of Blocker Seller and the Designated Unitholders) the then-remaining amounts held by the Escrow Agent in the Specific Escrow Account in excess of the aggregate amount of all Losses specified in any then-unresolved claims for indemnification made pursuant to the terms of this Agreement and the Escrow Agreement; provided, that following the resolution of any such claim for indemnification, Buyer and the Representative shall promptly and jointly instruct the Escrow Agent to release to the Representative (or, at the direction of the Representative, to the Paying Agent) (for the benefit of Blocker Seller and the Designated Unitholders) any amounts that would otherwise have been released by the Escrow Agent to the Representative pursuant to this Section 14.04 and which were retained in the Specific Escrow Account pending resolution of such claim (other than amounts to be paid to the in satisfaction of the now resolved claim for indemnification).

14.05       Exclusive Remedy. Each of the Parties acknowledges and agrees that from and after the Closing, the indemnification provisions in this Article XIV shall be the sole and exclusive remedy of the Buyer Parties, Merger Sub, the Surviving Company and their respective Affiliates with respect to the transactions contemplated by this Agreement and all other documents or agreements contemplated hereby (except for (i) disputes under Section 3.03, which disputes will be resolved in accordance with the dispute resolution mechanism set forth in Section 3.03, (ii) the Letters of Transmittal and (iii) claims against any Party for Fraud committed by such Party), provided that nothing herein shall prevent a party from seeking or obtaining an injunction or other equitable remedy in accordance with Section 15.10. The Parties agree that the limits imposed on each Party’s remedies with respect to this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Blocker Seller and the Unitholders hereunder.

Article XV
GENERAL PROVISIONS

15.01       Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one day after deposit with Federal Express or similar overnight courier service, upon transmission by electronic mail if successfully transmitted during normal business hours and, if not, the next Business Day after successful transmission or three days after being mailed by first class mail, return receipt requested. Notices, demands and communications to Parent, Buyer, the Representative, Blocker Seller and the Company shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a)           if to Buyer, Parent, Merger Sub and/or the Surviving Company (after the Effective Time) to:

AdaptHealth LLC
220 West Germantown Pike, Suite 250
Plymouth Meeting, PA 19462
Attention: Luke McGee and Chris Joyce
Email: lmcgree@adapthealth.com and cjoyce@adapthealth.com

with a copy (which notice shall not constitute notice) to:

Polsinelli PC
555 Fayetteville Street, Suite 720
Raleigh, NC 27601
Attention: Barry Alexander
Email: barry.alexander@polsinelli.com

(b)           if to the Company (prior to the Effective Time) to:

Solara Holdings, LLC
c/o Linden Capital Partners
150 North Riverside Plaza, Suite 5100
Chicago, IL 60606
Attention: Brian Miller and Michael Bernard
Email: bmiller@lindenllc.com and mbernard@lindenllc.com

with a copy (which notice shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Robert A. Wilson, P.C. and Daniel A. Guerin, P.C.
Email: robert.wilson@kirkland.com and daniel.guerin@kirkland.com

(c)           if to Blocker Seller or Representative to:

LCP Solara Blocker Seller, LLC
c/o Linden Capital Partners
150 North Riverside Plaza, Suite 5100
Chicago, IL 60606
Attention: Brian Miller and Michael Bernard
Email: bmiller@lindenllc.com and mbernard@lindenllc.com

with a copy (which notice shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Robert A. Wilson, P.C. and Daniel A. Guerin, P.C.
Email: robert.wilson@kirkland.com and daniel.guerin@kirkland.com

15.02       Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto), the Certificate of Merger, the Escrow Agreement, the Paying Agent Agreement, the Letters of Transmittal, and the certificates of the Parties delivered pursuant to Section 3.02 (collectively, the “Transaction Documents”) contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

15.03       Expenses. Except as otherwise provided herein, each Party shall pay its own fees and expenses, including its own counsel fees, incurred in connection with this Agreement, except that Buyer will pay all costs of obtaining the R&W Policy, including all premiums, underwriting fees and related brokers fees.

15.04            Amendment; Waiver. Except as otherwise provided in Section 15.21, this Agreement may not be modified, amended, supplemented, cancelled or discharged, except by written instrument executed by Buyer and the Representative. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other Transaction Document shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

15.05            Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other Person any legal or equitable rights hereunder, except that (a) the former and current officers, directors, employees and agents of Blocker, the Company and its Subsidiaries are express third party beneficiaries of Section 8.02, (b) Non-Party Affiliates are expressly intended as third-party beneficiaries of Section 15.18 and (c) the Debt Financing Sources are expressly intended as third-party beneficiaries of Sections 13.02(b), 15.04, 15.05, 15.08 and 15.21. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any Party without the prior written consent of the other Parties. Buyer and Merger Sub may, without the consent of any other Party, assign their rights hereunder for collateral security purposes to any lender providing financing to Buyer.

15.06            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement, including by electronic mail transmission of a “.pdf” or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) or other similar data file shall be effective as delivery of a manually executed counterpart to this Agreement.

15.07            Interpretation; Schedules. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to an article, section, paragraph, clause, schedule or exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words of one gender shall be held to include the other gender. The word “or” shall not be exclusive. The words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The headings contained herein and on the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules. Unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation or other law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section. References to any Contract (including this Agreement) or organizational document are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated, and any description of any Contract, plan, instrument, document or other item set forth on a Schedule is a summary only and is qualified in its entirety by the terms of such Contract, plan, instrument, document or other item. References to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise, and permitted assigns. Any information set forth in one section of the Schedules will be deemed to apply to other sections of the Schedules to the extent its relevance to such other section is reasonably apparent from the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto). The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items not included, are or are not required to be disclosed, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a Schedule is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material) or that the amounts, or higher or lower amounts, or the items so included, or other items not included, are within or outside the ordinary course of business. No information set forth in the Schedules will be deemed to broaden in any way the scope of the Parties’ representations and warranties. The information contained in the Schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

15.08            Governing Law; Interpretation. Except as otherwise provided in Section 15.21, this Agreement shall be interpreted and construed in accordance with the internal laws of the State of Delaware. Any and all claims, controversies, causes of action and Proceedings arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.

15.09            Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.

(a)            Any Proceeding against Parent, Buyer, Merger Sub, the Company, any of the Unitholders, Blocker Seller, the Surviving Company or the Representative arising out of, relating to, or with respect to, this Agreement or the Transactions shall be brought exclusively in the state or federal courts located in New Castle County in the State of Delaware (the “Designated Courts”), and the Parties hereto accept the exclusive jurisdiction of the Designated Courts for the purpose of any such Proceeding. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any Designated Court and hereby further irrevocably waives any claim that any such Proceeding brought in the Designated Courts has been brought in an inconvenient forum. Each Party agrees that service of any process, summons, notice or document sent in accordance with Section 15.01 shall be effective service of process in any such Proceeding.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 15.09(b). EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

15.10            Specific Performance.

(a)           Each of the Parties agrees that irreparable harm would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at Law, a non-breaching Party shall be entitled to injunctive relief without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Party further waives any defense that a remedy at Law would be adequate in any action or Proceeding for specific performance or injunctive relief hereunder. In the event that any Party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with any such injunction or other judgment. Notwithstanding the foregoing to the contrary, Buyer’s payment of the Termination Fee in accordance with the terms of Section 13.02 and reimbursement of expenses in accordance with Section 15.20 is Buyer’s sole liability and the exclusive remedy for the Company, Blocker Seller and the Unitholders for termination by the Company in accordance with the first sentence of Section 13.02(a).

(b)           Notwithstanding anything in Section 15.10(a) to the contrary, in the event that (i) all of the conditions set forth in Article X (other than those conditions that are to be satisfied by actions taken at the Closing, so long as such conditions are capable of being satisfied at the Closing) have been satisfied or waived by Buyer, (ii) the Company has delivered to Parent or Buyer a Closing Failure Notice, (iii) the Equity Financing has been funded or will be funded subject to the Closing, and (iv) the Debt Financing has been funded or will be funded subject to the Closing, then the Company shall be entitled to specific performance of Parent’s, Buyer’s and Merger Sub’s obligations to consummate the Closing. The Company and the Representative may pursue both a grant of specific performance in accordance with (and subject to the limitations set forth in) this Section 15.10 and the payment of the Termination Fee pursuant to Section 13.02; provided that, under no circumstances will the Company, the Representative or their respective Affiliates be entitled to receive both (x) a grant of specific performance of Parent’s, Buyer’s and Merger Sub’s obligation to consummate the Closing and (y) payment of the Termination Fee.

15.11      Arm’s Length Negotiations; Drafting. Each Party expressly represents and warrants to the other Parties that before executing this Agreement, such Party has fully informed itself of the terms, contents, conditions and effects of this Agreement, such Party has relied solely and completely upon its own judgment in executing this Agreement and such Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.

15.12       Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

15.13       Made Available. The phrase “made available to Buyer” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the virtual data room maintained by the Company or its representatives or delivered to Buyer or its accountants, attorneys or other agents.

15.14       Confidentiality; Publicity. No press release or public announcement related to this Agreement or the Transactions or, prior to the Closing, any other announcement or communication (other than by the Company or its Subsidiaries or any of their respective officers, employees and agents in the ordinary course of business) to the employees, customers, suppliers or other business relations of the Company or its Subsidiaries shall be issued or made without the joint approval of Buyer and the Representative, unless required by Law (in the reasonable opinion of counsel) in which case Buyer and the Representative shall have the right to review and comment on such press release or announcement prior to publication; provided that Blocker Seller and its respective Affiliates shall be entitled to communicate with their respective investors relating to this Agreement and the Transactions; provided further no Party shall be required to mention or otherwise use the name of another Party or its Affiliates (other than the Company or its Subsidiaries) in such press release or public announcement and such omission shall not be used as a basis for withholding approval of such press release or public announcement.

15.15            Designation of the Representative.

(a)           Designation. Blocker Seller is hereby designated to serve as the representative of the Unitholders and Blocker Seller (in its capacity as such, the “Representative”) with respect to the matters expressly set forth in this Agreement and the other Transaction Documents to be performed by the Representative.

(b)           Authority. By executing a Letter of Transmittal (or, in the case of Blocker Seller, this Agreement), each Unitholder and Blocker Seller hereby irrevocably appoints the Representative as such Person’s agent, proxy and attorney-in-fact for all purposes of this Agreement, the Escrow Agreement, the Paying Agent Agreement and any other agreement entered into in connection herewith (including the full power and authority on such Person’s behalf) (i) to consummate the Transactions, (ii) to pay expenses incurred by such Person or the Representative in connection with the Transactions, including the negotiation and performance of the Transaction Documents (whether incurred on or after the date hereof), (iii) to calculate any amounts payable to such Person pursuant to any Transaction Document, (iv) to execute such further agreements or instruments of assignment as Buyer shall reasonably request or which the Representative shall consider necessary or proper to effectuate the Transactions, all of which shall have the effect of binding such Person as if such Person had personally executed such agreement or instrument, (v) to resolve any adjustments or issues relating to any component of the Closing Cash Payment, (vi) to receive notices and other deliverables hereunder on behalf of such Person, (vii) to execute and deliver on behalf of such Person any amendment or waiver to any Transaction Document, (viii) to take all other actions to be taken by or on behalf of such Person in connection with the Transactions, (ix) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the Transactions and (x) to do each and every act and exercise any and all rights which such Person is permitted or required to do or exercise under the Transaction Documents. Such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of such Person. If, after the execution of this Agreement, any Unitholder or Blocker Seller dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. All decisions and actions by the Representative shall be binding upon all of the Unitholders and Blocker Seller, and none of Blocker Seller or any Unitholder shall have the right to object, dissent, protest or otherwise contest the same.

(c)           Representative Holdback. The Representative Holdback shall be withheld and paid directly to an account maintained by the Representative as a fund for the fees and expenses of the Representative incurred in its capacity as such, with any balance of the Representative Holdback not utilized for such purposes to be returned to Blocker Seller and the Unitholders in accordance with their Unitholder Percentages. In the event that the Representative Holdback is insufficient to satisfy the fees and expenses of the Representative incurred in its capacity as such, the Representative shall be entitled to recover any such expenses from any portion of the Adjustment Escrow Funds, the Indemnity Escrow Funds and the Specific Escrow Funds to be distributed to Blocker Seller and the Unitholders. The Representative shall also be entitled to recover any remaining expenses directly from Blocker Seller and the Unitholders, and the Representative shall not have any obligation to personally advance funds in connection with the performance of any duties under this Agreement.

(d)           Authority; Indemnification. Parent and Buyer shall be entitled to rely on any action taken by the Representative, pursuant to Section 15.15(b) (each, an “Authorized Action”), and each Authorized Action shall be binding on Blocker Seller and each Unitholder as fully as if such Person had taken such Authorized Action. Parent and Buyer each agree that the Representative, as the Representative, shall have no liability to Parent or Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted actual fraud. Blocker Seller and each Unitholder severally in accordance to its Unitholder Percentage, and not jointly or jointly and severally, will indemnify, reimburse and hold harmless the Representative against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Representative in connection with any Proceeding to which the Representative is made a party by reason of the fact that the Representative is or was acting as the Representative pursuant to the terms of this Agreement.

(e)           Duties of the Representative. The Representative shall have only the duties expressly stated in the Transaction Documents, and shall have no other duty, express or implied. The Representative is not, by virtue of serving as Representative, a fiduciary of Blocker Seller, any Unitholder or any other Person. The Representative, in its capacity as such, has no personal responsibility or liability for any representation, warranty or covenant of the Company or any other Person. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(f)           Exculpation. The Representative shall not be liable to Blocker Seller or any Unitholder for any action taken or omitted by it or any agent employed by it under any Transaction Document, except to the extent that such action or omission is found by a final order of a court of competent jurisdiction to have constituted actual fraud. The Representative shall not be liable to Blocker Seller or any Unitholder for any apportionment or distribution of the Transaction Consideration except to the extent that such apportionment or distribution is found by a final order of a court of competent jurisdiction to have constituted actual fraud. Neither the Representative nor any agent employed by it shall incur any liability to Blocker Seller or any Unitholder relating to the performance of its other duties hereunder, except to the extent that the Representative is found by a final order of a court of competent jurisdiction to have committed actual fraud in connection therewith.

15.16       Acknowledgements. The Buyer Parties, on their own behalf and on behalf of their respective Affiliates, acknowledge and agree that: (a) the representations and warranties of the Company expressly set forth in Article VI and the representations and warranties of Blocker Seller expressly set forth in Article V constitute the sole and exclusive representations and warranties made to the Buyer Parties and their respective Affiliates or any other Person with respect to the Company and its Subsidiaries, the Unitholders, Blocker Seller, Blocker and their respective Affiliates in connection with the Transactions; (b) except for the representations and warranties of the Company expressly set forth in Article VI and the representations and warranties of Blocker Seller expressly set forth in Article V, none of the Company or its Subsidiaries, the Unitholders, Blocker Seller, Blocker, any their respective Affiliates, nor any other Person makes, or has made, any other express or implied representation or warranty with respect to the Company and its Subsidiaries, the Unitholders, Blocker Seller, Blocker and their respective Affiliates in connection with the Transactions and that any other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by the Company and its Subsidiaries, the Unitholders, Blocker, Blocker Seller and their respective Affiliates and shall not form the basis of any claim against Company and its Subsidiaries, the Unitholders, Blocker, Blocker Seller, any of their respective Affiliates or any other Person; and (c) in connection with the Transactions, the Buyer Parties and their respective Affiliates are relying solely upon the representations and warranties of the Company expressly set forth in Article VI and the representations and warranties of Blocker Seller expressly set forth in Article V and are not relying, and have not relied, upon any information (including the completeness or accuracy thereof) other than the representations and warranties of the Company expressly set forth in Article VI and the representations and warranties of Blocker Seller expressly set forth in Article V, including any information relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company and its Subsidiaries, including with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, or future results of operations, or any other information, document or material provided to or made available to Parent, Buyer, their respective Affiliates or representatives or Parent’s or Buyer’s lenders or other financing sources or their respective Affiliates or representatives, in each case, whether in certain “data rooms,” information memorandum, management presentations or in any other form, including meetings, calls or correspondence with management of the Company and its Subsidiaries or Blocker or their respective Affiliates or representatives and whether delivered to or made available prior to or after the date hereof. In furtherance of the foregoing, the Buyer Parties, on their own behalf and on behalf of their respective Affiliates, acknowledge that the Buyer Parties and their respective Affiliates have conducted, to their satisfaction, an independent investigation of the financial condition and position, results of operations, assets, liabilities, properties and projected operations of Blocker and the Company and its Subsidiaries prior to making their determination to proceed with the Transactions and have completed such investigations of Blocker and the Company and its Subsidiaries as they deem necessary and appropriate, and have received all of the information that they have requested from the Company and its Subsidiaries and Blocker in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions. In connection with Parent’s, Buyer’s and their respective Affiliates’ investigation of Blocker and the Company and its Subsidiaries, the Buyer Parties and their respective Affiliates have received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries, and certain business plan information. The Buyer Parties, on their own behalf and on behalf of their respective Affiliates, acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer Parties and their respective Affiliates are familiar with such uncertainties and that the Buyer Parties and their respective Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.

15.17            Company Representation. Parent and Buyer, for themselves and on behalf of their respective Subsidiaries (including Merger Sub) and their respective directors, equityholders, members, partners, officers, employees and Affiliates, hereby agree that, in the event that a dispute arises after the Closing between Parent, Buyer, Blocker, the Surviving Company and/or its Subsidiaries, on the one hand, and the Representative, Blocker Seller or any Unitholder, on the other hand, Kirkland & Ellis LLP may represent the Representative, Blocker Seller or such Unitholder in such dispute, even though the interests of the Representative, Blocker Seller or such Unitholder may be directly adverse to Parent, Buyer, Blocker, the Surviving Company and/or its Subsidiaries and even though Kirkland & Ellis LLP may have represented Blocker, the Company and/or its Subsidiaries in a matter substantially related to such dispute. Parent, Buyer and Merger Sub further agree that, as to all communications among Kirkland & Ellis LLP, the Representative, the Company, and of its Subsidiaries and any of their respective Affiliates that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Representative and shall not pass to or be claimed by Parent, Buyer, Blocker, the Surviving Company or any of their Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Parent, Buyer, Blocker, the Surviving Company or any of their Subsidiaries and a third party (other than a party to any Transaction Document or any Affiliate of any such party) after the Closing, Blocker, the Surviving Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP to such third party; provided, however, that neither Blocker nor the Surviving Company or its Subsidiaries may waive such privilege without the prior written consent of the Representative. In addition, all of the client files and records in the possession of Kirkland & Ellis LLP related to the Transactions will be property of (and be controlled by) the Representative and neither Blocker nor the Surviving Company or any of its Subsidiaries shall be entitled to retain copies of, or have access to, any such records.

15.18       Non-Recourse Parties. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as parties hereto and thereto, as applicable. No Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, Debt Financing Source, attorney or representative of any named party to this Agreement or the other Transaction Documents (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this Section 15.18.

15.19       Guaranty of Obligations of Buyer. Parent hereby irrevocably and unconditionally guarantees the full and complete performance of all obligations (including all performance and payment obligations) of Buyer under this Agreement and the other Transaction Documents, and acknowledges that a breach of this Agreement or any Transaction Document by Buyer shall be deemed to be a breach of this Agreement or such Transaction Document by Parent. Parent agrees to (a) take all actions necessary to cause Buyer to perform all of its obligations, covenants and agreements under this Agreement and the other Transaction Documents and (b) not circumvent the provisions of this Agreement by disposing of, or otherwise transferring, all or any portion of its equity interests in Buyer.

15.20       Prevailing Party. Other than with respect to disputes arising pursuant to Section 3.03, in any dispute arising out of or related to this Agreement, any of the Exhibits or Schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the Exhibits or Schedules hereto, any agreement, document, instrument or certificate contemplated hereby or any transactions contemplated hereby or thereby, and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the Exhibits or Schedules hereto, any agreement, document, instrument or certificate contemplated hereby or any transaction contemplated hereby or thereby.

15.21       Debt Financing Arrangements. Notwithstanding anything to the contrary contained in this Agreement: (a) each of Blocker Seller, Representative and the Company agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Person that has committed or subsequently commits to provide or otherwise enters into any agreements in connection with providing debt financing to the Buyer Parties, Merger Sub or any of their respective Affiliates (the “Debt Financing Sources,” which defined term for the purposes of this provision shall include their respective former, current and future Affiliates, equityholders, members, partners, controlling persons, officers, directors, employees, agents, advisors and representatives involved in such debt financing) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter, any related Fee Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (b) each of the Parties hereto agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter, any related Fee Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of law of another jurisdiction; and (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AT LAW OR IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER, ANY RELATED FEE LETTER OR THE PERFORMANCE THEREOF OR THE DEBT FINANCING CONTEMPLATED THEREBY. Notwithstanding anything to the contrary contained in this Agreement, (i) Blocker Seller, Representative and the Company and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter, any related Fee Letter or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (ii) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to Blocker Seller, Representative, the Company or any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter, any related Fee Letter or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of, this Section 15.21 and Sections 13.02(b), 15.04, 15.05, 15.08 and 15.18 to the same extent as if the Debt Financing Sources were parties to this Agreement. This Section 15.21 and Sections 13.02(b), 15.04, 15.05, 15.08 and 15.18 (and any related definitions) may not be amended, modified or supplemented, or any of its provisions waived, in each case, in a manner that is materially adverse to the Debt Financing Sources, without the written consent of the Debt Financing Sources.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BUYER:

ADAPTHEALTH LLC

By:	/s/ Luke McGee
Name: Luke McGee
Title: Chief Executive Officer

PARENT:

ADAPTHEALTH CORP.

By:	/s/ Luke McGee
Name: Luke McGee
Title: Chief Executive Officer

MERGER SUB:

ELEANOR MERGER SUB, LLC

By:	/s/ Luke McGee
Name: Luke McGee
Title: Chief Executive Officer

Signature Page to Stock Purchase Agreement and Agreement and Plan of Merger

COMPANY:

SOLARA HOLDINGS, LLC

By:	/s/ Stephen Foreman
Name: Stephen Foreman
Title: Chief Executive Officer

Signature Page to Stock Purchase Agreement and Agreement and Plan of Merger

BLOCKER SELLER AND REPRESENTATIVE:

LCP SOLARA BLOCKER SELLER, LLC

By:	/s/ Michael Bernard
Name: Michael Bernard
Title: President, Secretary and Treasurer

Signature Page to Stock Purchase Agreement and Agreement and Plan of Merger